Exhibit 10.12

EXECUTION COPY

The security interests and payment of the principal amount of the indebtedness evidenced by this instrument and the interest accruing thereon is subordinated to other indebtedness pursuant to, and to the extent provided in, and is otherwise subject to the terms of, the Amended and Restated Subordination and Intercreditor Agreement dated as of October 7, 2016 by and among STX Financing, LLC, as Borrower, its subsidiaries party thereto, Red Fish Blue Fish, LLC, as Subordinated Agent (as defined therein), JPMorgan Chase Bank, N.A., as administrative agent under the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of October 7, 2016, and Seer Capital Partners Master Fund L.P., as administrative agent under the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement (P&A Facility) dated as of October 7, 2016.

SECOND AMENDED AND RESTATED SUBORDINATED CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT

Dated as of October 7, 2016

among

stx fiNAnCING, LLC

as Borrower,

STX FILMWORKS, INC.

as Parent,

THE GUARANTORS REFERRED TO HEREIN,

THE LENDERS REFERRED TO HEREIN,

and

RED FISH BLUE FISH, LLC,

as Administrative Agent

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES:

1.1	Schedule of Commitments
1.2	Immaterial Subsidiaries
1.3	Co-Financing Venture Terms and Conditions
3.1	List of Jurisdictions
3.7(a)	Ownership of Equity Interests of the Credit Parties
3.7(b)	Ownership of Pledged Securities other than Credit Parties
3.7(c)	Organizational Chart
3.8(a)	Items of Product
3.8(b)	Trademarks
3.8(c)	Applications and Registrations Not in Full Force and Effect
3.8(d)	Pictures in which any Credit Party Holds a Revenue Participation
3.9	Fictitious Names
3.11	Chief Executive Office; Location of Collateral and Records; Tax Identification Numbers
3.12	Litigation
3.16	ERISA Matters
3.17	Material Agreements
3.18	Filing Offices for Financing Statements
3.25	Subsidiaries
6.1(l)	Existing Indebtedness
6.2	Existing Liens
6.11	Transactions with Affiliates
10.1	Initial Pledged Securities

EXHIBITS:

A	Form of Note
B	Form of Opinion of Latham & Watkins LLP, counsel to Parent and the Credit Parties
C	Form of Borrowing Notice
D	[Intentionally Omitted]
E-1	Form of Copyright Security Agreement
E-2	Form of Copyright Security Agreement Supplement
F	Form of Trademark Security Agreement
G-1	Form of Pledgeholder Agreement (Uncompleted Items of Product)
G-2	Form of Pledgeholder Agreement (Completed Items of Product)
H	Form of Laboratory Access Letter
I-1	Form of Picture Declaration
I-2	Form of Program Declaration
I-3	Form of Digital Product Declaration
J	Form of Instrument of Assumption and Joinder
K	Form of Assignment and Assumption
L-1	Form of Notice of Assignment and Irrevocable Instructions
M	Form of Contribution Agreement
N-1	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
N-2	U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
N-3	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
N-4	U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

SECOND AMENDED AND RESTATED SUBORDINATED CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT dated as of October 7, 2016 (as amended, supplemented or otherwise modified, renewed, restated or replaced from time to time, this “Credit Agreement”) among (i) STX FINANCING, LLC, a Delaware limited liability company, as the Borrower, (ii) STX FILMWORKS, INC., a Delaware corporation, as the Parent, (iii) the GUARANTORS referred to herein, (iv) the LENDERS referred to herein and (v) RED FISH BLUE FISH, LLC, as Administrative Agent.

INTRODUCTORY STATEMENT

Terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 or as defined elsewhere herein.

The Borrower requested that the Lenders make available to the Borrower a $35,210,000 second lien subordinated term loan credit facility (the “Facility”). The proceeds of the Facility have been and will be used to, among other things, finance the production and acquisition of Items of Product. In that regard, the Borrower, certain Guarantors, the Lenders party hereto and the Administrative Agent executed an Amended and Restated Subordinated Credit, Security, Guaranty and Pledge Agreement dated as of May 2, 2014 (the “Existing Subordinated Credit Agreement”) documenting the terms of the Facility.

This Second Amended and Restated Subordinated Credit, Security, Guaranty and Pledge Agreement was executed and became effective as of October 7, 2016 (the “Second Amendment and Restatement Effective Date”). All references herein to the “Credit Agreement” or this “Agreement” are to this Second Amended and Restated Subordinated Credit, Security, Guaranty and Pledge Agreement.

To provide assurance for the repayment of the Loans and the other Obligations, the Credit Parties have, among other things, provided or caused to be provided to the Administrative Agent, for the benefit of the Secured Parties, the following (each as more fully described herein):

(i)	a security interest in the Collateral from each of the Credit Parties pursuant to Article 8;
(ii)	a guaranty of the Obligations by each of the Guarantors pursuant to Article 9; and
(iii)	a pledge by each of the Pledgors of the Pledged Collateral owned by it pursuant to Article 10.

Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as administrative agent for the Lenders and each Lender is willing to make Loans to the Borrower in an aggregate principal amount at any one time outstanding not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree as follows:

1.               DEFINITIONS

SECTION 1.1             Terms Generally. For the purposes of this Credit Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) terms used herein include, as appropriate, all genders and the plural as well as the singular, (ii) references to any agreement, instrument or other documents (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, restatements, supplements, modifications, renewals or replacements set forth herein or in any other Fundamental Documents) and shall include all schedules and exhibits thereto, (iii) references to words such as “herein,” “hereof,” “hereunder,” and words of a similar import shall refer to this Credit Agreement in its entirety and not to any particular part, Article or Section within this Credit Agreement, (iv) references to an Article, Section, Exhibit or Schedule shall refer to the applicable Article or Section of, or Exhibit or Schedule to, this Credit Agreement, (v) the terms “include” and all variations thereof shall be deemed to be followed by the phrase “without limitation,” (vi) all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein, (vii) all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP, and (viii) references to laws include their amendments and supplements, the rules and regulations thereunder and any successors thereto. Notwithstanding anything to the contrary hereunder, the Credit Parties shall not be required to deliver financial statements in conformity with GAAP prior to the first delivery of the financial statements pursuant to Section 5.1.

SECTION 1.2             Definitions.For the purposes of this Credit Agreement, unless the context otherwise requires, the following terms shall have the respective meanings indicated:

“Account Control Agreement” shall mean an account control agreement among the applicable Credit Party, the Administrative Agent and the applicable depository bank, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Administrative Agent” shall mean Red Fish Blue Fish, LLC, a Delaware limited liability company, in its capacity as administrative agent for the Lenders hereunder, or such successor administrative agent as may be appointed pursuant to Section 12.11.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Affiliated Group” shall mean a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Person in question from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of any Governmental Authority applicable to the Person in question, and all orders and decrees of all courts, tribunals and arbitrators in proceedings or actions in which the Person in question is a party.

“Approved Co-Financier” shall mean (i) a Major Studio, (ii) Shanghai Media Group (including Great Mission International Limited and Marco Alliance Limited (each, a “Hony Investor”)) and its Affiliates engaged principally in the entertainment industry and which Affiliates are acceptable to the Senior Facility Agent, (iii) Odd Lot Entertainment, LLC and its Affiliates engaged principally in the entertainment industry and which Affiliates are acceptable to the Senior Facility Agent, (iv) Metro-Goldwyn Mayer Inc. and its Affiliates, and (v) any other Person acceptable (with respect to such Person’s identity and creditworthiness, with consideration to be given to any credit enhancement being offered by or on behalf of such Person) to the Senior Facility Agent.

“Approved Co-Financing Venture Counterparty” shall mean any Approved Co-Financier.

“Approved Co-Financing Venture Transaction” shall mean a co-financing venture transaction with respect to an Item of Product between a Credit Party and an Approved Co-Financing Venture Counterparty that (i) satisfies all of the terms and conditions set forth on Schedule 1.3 hereto or (ii) is otherwise approved by the Administrative Agent, provided that each transaction approved under this clause (ii) must satisfy the terms and conditions set forth in paragraphs 1, 2, 3, 4 and 9 set forth on Schedule 1.3 as well as the first sentence of paragraph 10 of such Schedule 1.3.

“Approved Completion Bond” shall mean with respect to a Picture, any completion bond issued in connection with the production of such Picture, to the extent approved by the Senior Facility Agent.

“Approved Completion Guarantor” shall mean with respect to an Item of Product, a financially sound and reputable completion guarantor approved by the Senior Facility Agent.

“Approved Domestic Distributor” shall mean (A) with respect to Pictures, (i) the Borrower, (ii) a Major Studio, and (iii) any other Person acceptable (with respect to such Person’s identity and creditworthiness) to the Senior Facility Agent (on a Picture by Picture basis) so long as the Senior Facility Agent has not received an objection from the Required Lenders under the Senior Facility Credit Agreement upon five (5) days’ written notice of such potential approval, (B) with respect to Programs, a U.S. broadcast network (i.e., ABC, CBS, NBC, CW or Fox), major cable television network (e.g., TBS, Lifetime, A&E, FX, Comedy Central, HBO, Starz, VH1, CMT, TNT, TBS or MTV), Netflix, Hulu, Amazon, or such other network or internet distributor as may be acceptable (on a Program by Program basis) to the Senior Facility Agent with respect to such Program so long as the Senior Facility Agent has not received an objection from the Required Lenders under the Senior Facility Credit Agreement upon five (5) days’ written notice of such potential approval , and (C) with respect to Digital Product, YouTube, Netflix, Hulu, Amazon, or such other internet distributor as may be acceptable to the Senior Facility Agent (on a Digital Product by Digital Product basis and so long as the Senior Facility Agent has not received an objection from the Required Lenders under the Senior Facility Credit Agreement upon five (5) days’ written notice of such potential approval).

“Approved Foreign Sales Agent” shall mean (A) in the case of Pictures (i) Good Universe, Summit Entertainment/Lions Gate Entertainment, FilmNation, Mister Smith, Sierra/Affinity LLC, eOne, any Major Studio, (ii) the Borrower, and (iii) any other foreign sales agent approved by the Required Lenders under the Senior Facility Credit Agreement and (B) in the case of Programs, (i) the Borrower and (ii) any other foreign sales agent approved by the Senior Facility Agent so long as the Senior Facility Agent has not received an objection from the Required Lenders under the Senior Facility Credit Agreement upon five (5) Business Days’ written notice of such potential approval. Any foreign sales agent pre-approved under clauses (A)(i), (A)(ii) or (B)(i) above or approved pursuant to clauses (A)(iii) or (B)(ii) above may be removed by the Senior Facility Agent or the Required Lenders under the Senior Facility Credit Agreement by written notice to the Borrower on a prospective basis with respect to territories for Items of Product for which such foreign sales agent has not yet been engaged.

“Assignment and Assumption” shall mean an agreement, substantially in the form of Exhibit K , executed by the assignor, assignee and such other Person as contemplated thereby.

“Authorized Officer” shall mean, with respect to any Person, its Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer or General Counsel, in each case which have signing authority on behalf of such Person.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as codified at 11 U.S.C. §§ 101 et seq.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bonded Budget” shall mean, with respect to any Picture, the final budget for such Picture as approved in writing by the applicable Approved Completion Guarantor on or prior to the date upon which funding for such Picture under the Facility commences, which final budget includes (i) all Direct Negative Costs in respect of such Picture, (ii) any contingency required by the applicable Approved Completion Guarantor, (iii) a completion bond fee payable to an Approved Completion Guarantor in respect of an Approved Completion Bond and (iv) other amounts required to be included in such budget pursuant to the Senior Loan Documents.

“Borrower” shall mean STX Financing, LLC, a Delaware limited liability company.

“Borrower LLC Agreement” shall mean the Limited Liability Company Agreement of STX Financing, LLC, dated as of February 12, 2014.

“Borrowing” shall mean a borrowing consisting of Loans.

“Borrowing Notice” shall mean a borrowing notice, substantially in the form of Exhibit C, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent in connection with the Borrowing.

“Budgeted Negative Cost” shall mean, for any Item of Product, the aggregate amount of the development and pre-production expenses of such Item of Product plus the cost of all production elements usually and customarily included as part of the negative cost of an Item of Product of like cost and quality plus the usual and customary post-production costs of such Item of Product and all other delivery items, and shall specifically include charges for any completion guaranty fee which is to be paid (or, in the case of passive co-financings, including Revenue Participations, and Items of Product that are acquired rather than produced by a Credit Party, the acquisition price or co-financing or equity contribution to be paid by such Credit Party for such Item of Product pursuant to the applicable negative pick-up documentation or co-financing documentation), all as reflected in the budget referenced in the applicable Item of Product Declaration (or, in the case of an Item of Product with an Approved Completion Bond, approved in writing by the relevant Approved Completion Guarantor). In the case of an Item of Product for which an Approved Completion Bond has been delivered, the Budgeted Negative Cost shall mean the Bonded Budget of such Picture.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York or the State of California.

“Business Plan” shall mean each annual business plan of the Borrower and its Subsidiaries, substantially in the form of the business plan delivered to the Administrative Agent on June 8, 2016.

“Capex Cap” shall have the meaning given to such term in Section 6.10.

“Capex Carry-Over Amount” shall have the meaning given to such term in Section 6.10.

“Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures, whether paid in cash or accrued as a liability, by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in the statement of cash flows (including Capital Leases), and (ii) to the extent not covered by clause (i) hereof, the aggregate of all expenditures properly capitalized in accordance with GAAP by such Person to acquire, by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, in part or in whole, any other Person (other than the portion of such expenditures allocable in accordance with GAAP to net current assets or which is allocable to the production or acquisition of Items of Product). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds actually received shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time, or the amount of such proceeds, as the case may be.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person, and the amount of obligations in respect of a Capital Lease shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof, (ii) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or Prime-1 from Moody’s, (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $2,000,000,000 or that is a Lender, (iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above, and (v) money market funds that (a) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (b) are rated AAA by S&P or Aaa by Moody’s, and (c) have portfolio assets of at least $5,000,000,000.

“Casualty Event” shall have the meaning given to such term in Section 2.9(e).

“CFC” shall mean a Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto; provided that a Subsidiary shall not constitute a CFC under this Facility unless, at the relevant date of determination, there is a reasonable expectation of substantial earnings and profits in the United States of America, tax on which may be deferred.

“Chain of Title Documents” shall have the meaning given to such term in Section 5.22(c).

“Change in Control” shall mean (i) the Permitted Holders shall cease to directly own the Equity Interests issued by the Parent in an amount sufficient to entitle the Permitted Holders to a majority of the distributions payable to holders of any Equity Interests of the Parent upon the liquidation, dissolution or sale of the Parent, (ii) the Permitted Holders shall cease to have voting control of the Parent, (iii) the Parent shall cease to directly own 100% of the Equity Interests issued by the Borrower or shall cease to have voting control of the Borrower, or (iv) except as otherwise permitted pursuant to the terms hereof, the Borrower (or, if applicable, any Guarantor) shall cease to own 100% of the Equity Interests issued by any Guarantor to the Borrower (or, if applicable, to any Guarantor) or shall cease to have voting control of any Guarantor.

“Change in Control Offer” shall have the meaning given to such term in Section 2.9(f).

“Change in Control Payment” shall have the meaning given to such term in Section 2.9(f).

“Change in Control Payment Date” shall have the meaning given to such term in Section 2.9(f).

“Change in Law” shall mean the occurrence after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Credit Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change in Management” shall mean (i) either (a) Robert Simonds or (b) two out of three of Noah Fogelson, Thomas McGrath and Adam Fogelson, shall cease for any reason (including, without limitation, termination of employment, death or disability) to perform the functions and services currently being performed by him or them, as applicable and (ii) the Borrower shall have failed to appoint a replacement or replacements (as applicable) reasonably acceptable to the Administrative Agent and the Required Lenders within 90 days of such discontinuance.

“Closing Date” shall mean the date on which all of the conditions precedent set forth in Section 4.1 have been satisfied or waived.

“Closing Date Agent Fee Shares” shall mean 26,525 shares of common stock of the Parent, par value $0.01 per share, issued to the Administrative Agent on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq.

“Co-Financed Item of Product” shall mean any Item of Product (a) a portion of the negative cost or acquisition cost of which, shall be co-financed by an Approved Co-Financier

(i) by funding such portion of the negative cost as incurred during the production period thereof, (ii) by paying such portion upon Completion of such Item of Product, or (iii) in a manner otherwise acceptable to the Administrative Agent, in each case pursuant to a Co-Financing Agreement, and which co-financing shall, in any case, satisfy the conditions set forth in Section 6.25 or (b) which satisfies the requirements for an Approved Co-Financing Venture Transaction.

“Co-Financing Agreement” shall mean an agreement between a Credit Party and an Approved Co-Financier relating to the co-financing arrangements in respect of a Co-Financed Item of Product permitted hereunder and which is in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof and thereof. A co-financing transaction which contains economic terms no less favorable to the Credit Parties than those described in the Strategic Collaboration Agreement dated as of the Closing Date, by and between STX Financing, LLC and Odd Lot Entertainment, LLC or an Affiliate thereof is hereby pre-approved for purposes of this definition. For the avoidance of doubt, Co-Financing Agreement shall not include a Co-Financing Venture Agreement.

“Co-Financing Intercreditor Agreement” shall mean an intercreditor agreement among (i) the Administrative Agent, the Senior Facility Agent and the Seer P&A Facility Agent, (ii) each applicable Credit Party, (iii) the applicable Approved Co-Financier (and, if applicable, its lender), (iv) if appropriate, the applicable Approved Completion Guarantor, and (v) such other Person(s) as the Administrative Agent may deem appropriate (as amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof) governing, among other things, the terms of the co-financing arrangements with respect to the applicable Co-Financed Item of Product, which such agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and in any case shall comply with the provisions set forth in Section 6.25.

“Co-Financing Venture Agreement” shall mean an agreement between a Credit Party and an Approved Co-Financing Venture Counterparty relating to an Approved Co-Financing Venture Transaction, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof.

“Co-Financing Venture Entity” shall mean a special purpose, joint venture entity, created to produce, acquire, own or control any right, title or interest in and to an Item of Product pursuant to an Approved Co-Financing Venture Transaction, and 100% of the Equity Interests of which are owned by a Credit Party and by an Approved Co-Financing Venture Counterparty pro rata in proportion to their respective beneficial ownership interests in the relevant Item of Product and the Direct Negative Cost thereof.

“Co-Financing Venture Interparty Agreement” shall mean, in respect of any Co-Financing Venture Item of Product, an interparty agreement among the Administrative Agent, the applicable Credit Party, the applicable Approved Co-Financing Venture Counterparty and, if applicable, its lenders (or appropriate representatives on their behalf) and any other applicable parties, in form and substance reasonably satisfactory to the Administrative Agent (as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof) and governing, among other things, the terms of the applicable Approved Co-Financing Venture Transaction as between the Credit Parties and the Administrative Agent on the one hand, and the applicable Approved Co-Financing Venture Counterparty and its lenders (or such representatives) on the other hand, consistent, as to intercreditor matters, with the terms and conditions set forth on Schedule 1.3 hereto.

“Co-Financing Venture Item of Product” shall mean an Item of Product produced or acquired through an Approved Co-Financing Venture Transaction.

“Collateral” shall mean, with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to all personal and real property, tangible and intangible, wherever located or situated and whether now owned, currently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, intercompany obligations, partnership and joint venture interests, contract rights, documents, chattel paper, general intangibles, goodwill, equipment, fixtures, machinery, inventory, investment property, copyrights, patents, trademarks, trade names, insurance policies (including any key man policies), insurance proceeds, cash, deposit accounts, securities accounts, letter of credit rights, the Pledged Securities and other securities, all amounts on deposit in any collection account or cash collateral account established pursuant to the terms of the Senior Loan Documents or in any other deposit account and any proceeds of any thereof, products of any thereof or income from any thereof, further including, but not limited to, all of such Credit Party’s right, title and interest in and to each and every Item of Product, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in the possession of such Credit Party, including with respect to each and every Item of Product and without limiting the foregoing language, each and all of the following particular rights and properties (in each case to the extent they are now owned, currently existing or hereafter acquired or created by such Credit Party):

(i)              all scenarios, screenplays, teleplays and/or scripts at every stage thereof;

(ii)            all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Item of Product and/or which are or will be incorporated into such Item of Product, all component parts of such Item of Product consisting of said literary properties, all motion picture, television program or other rights (including digital rights) in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Item of Product, and all other literary material upon which such Item of Product is based or from which it is adapted;

(iii)          all rights for all media in and to all music and musical compositions used and to be used in such Item of Product, if any, including, each without limitation, all rights to record, re-record, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;

(iv)          all tangible personal property relating to such Item of Product, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Item of Product whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or other optical or electronic media or otherwise and all music sheets and promotional materials relating to such Item of Product (collectively, the “Physical Materials”);

(v)            all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Item of Product including, without limitation, the following rights: all rights to produce remakes, spin-offs, sequels or prequels to such Item of Product based upon such Item of Product, said literary properties or the theme of such Item of Product and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by streaming video or by other means over the internet or any other open or closed physical or wireless network or by any process analogous to any of the foregoing, now known or hereafter devised, such Item of Product or any remake, spin-off, sequel or prequel to such Item of Product; all rights to produce primarily for television or digital exploitation or similar use, a motion picture or series of motion pictures, or other Item of Product by use of film or any other recording device or medium now known or hereafter devised, based upon such Item of Product, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Item of Product; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Item of Product, the title or titles of such Item of Product, the characters of such Item of Product and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Item of Product, any remake, spin-off, sequel or prequel thereof and/or said literary properties;

(vi)          all copyrights, domestic and foreign, obtained or to be obtained on such Item of Product, together with any and all copyrights obtained or to be obtained in connection with such Item of Product or any underlying or component elements of such Item of Product, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable) and the right to sue in the name of such Credit Party for past, present and future infringements of copyright;

(vii)        all insurance policies and completion bonds connected with such Item of Product and all proceeds which may be derived therefrom and the Key-Man Policy;

(viii)      all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Item of Product in all media (whether now known or hereafter developed), the Physical Materials, the motion picture, television program or other rights in and to the story and/or other literary material upon which such Item of Product is based or from which it is adapted, and the music and musical compositions used or to be used in such Item of Product;

(ix)          any and all sums, claims, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Item of Product or any part of such Item of Product in all media (whether now known or hereafter developed), including, without limitation, all sums, claims, proceeds, profits, products and increases, whether in money or otherwise, from a sale and leaseback or other sale, rental or licensing of such Item of Product and/or any of the elements of such Item of Product including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any collection account established pursuant to the terms of the Senior Loan Documents;

(x)            the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Item of Product, and the right to obtain copyrights and renewals of copyrights therein, if applicable;

(xi)          the name or title of such Item of Product and all rights of such Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;

(xii)        any and all contract rights and/or chattel paper which may arise in connection with such Item of Product;

(xiii)      all accounts and/or other rights to payment which such Credit Party currently owns or which may arise in favor of such Credit Party in the future, including, without limitation, any refund or rebate in connection with a completion bond or otherwise, any and all refunds in connection with any value added tax, all accounts and/or rights to payment due from Persons in connection with the distribution of such Item of Product, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Item of Product, including tax refunds and tax rebates received in connection with tax incentives;

(xiv)       any and all “general intangibles” (as that term is defined in Section 9-102(42) of the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Credit Party for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Item of Product, any and all general intangible rights in favor of such Credit Party relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Item of Product including general intangibles related to or which grow out of the exhibition of such Item of Product and the exploitation of any and all other rights in such Item of Product set out in this definition;

(xv)         any and all “goods” (as defined in Section 9-102(44) of the UCC) including, without limitation, “inventory” (as defined in Section 9-102(48) of the UCC) and “equipment” (as defined in Section 9-102(33) of the UCC) which may arise in connection with the creation, production or delivery of such Item of Product, which goods are owned by such Credit Party pursuant to any production agreement or Distribution Agreement or otherwise;

(xvi)       all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Item of Product, including, without limitation, any and all rights in favor of such Credit Party, the ownership or control of which are or may become necessary or desirable, in the reasonable opinion of the Administrative Agent, in order to complete production of such Item of Product in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such Item of Product;

(xvii)     any and all documents issued by any pledgeholder or bailee with respect to such Item of Product or any Physical Materials (whether or not in completed form) with respect thereto;

(xviii)   any and all Production Accounts, collection accounts or other bank accounts established by such Credit Party with respect to such Item of Product;

(xix)       any and all rights of such Credit Party under any Distribution Agreements relating to such Item of Product, including, without limitation, all rights to payment thereunder;

(xx)         any and all rights of such Credit Party under contracts relating to the production or acquisition of such Item of Product or otherwise, including, but not limited to, all such contracts which have been delivered to the Administrative Agent pursuant to this Credit Agreement;

(xxi)       any and all patents, patent rights, software, proprietary processes or other rights with respect to the creation or production of computer animated Items of Product; and

(xxii)     any rebates, credits, grants or other similar benefits relating to such Item of Product.

Notwithstanding the foregoing or any contrary provision herein or in any other Fundamental Document, “Collateral” shall not include (a) any assets of a CFC or FSHCO, (b) any contract or agreement to which a Credit Party is a party if and to the extent such contract or agreement is subject to express contractual provisions prohibiting the creation of a security interest in the right, title or interest of such Credit Party therein and such creation would, in and of itself, cause or result in a default thereunder enabling another Person party to such contract or agreement to terminate the same or enforce material remedies thereunder; except in each case to the extent that (i) such prohibition has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such contract or agreement, or (ii) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity and provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, such Credit Party shall be automatically deemed to have granted a security interest hereunder to the Administrative Agent (for the benefit of the Secured Parties) in, all of its rights, title and interest in and to such contract or agreement as if such provision had never been in effect, (c) any voting Equity Interests issued by a CFC or FSHCO, in each case, to any Credit Party in excess of 65% of the issued and outstanding voting Equity Interests in such CFC or FSHCO, or (d) any “intent to use” trademark application for which a statement of use has not been filed with the U.S. Patent and Trademark Office, but only to the extent that the grant of a Lien thereon would invalidate such trademark application. In addition, the exclusion in clause (b) of the foregoing proviso shall in no way be construed so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing security interest in and to (x) all rights, title and interests of each Credit Party in or to any rights to payment or other rights to receive monies due or to become due under any such contract or agreement and in any such monies and other proceeds of such contract or agreement, or (y) all rights, title and interests of each Credit Party in or to any Item of Product to which such contract or agreement relates, including any copyright therein or proceeds therefrom, except, in the case of clause (y) but not clause (x), to the extent such contract or agreement contains an express and enforceable contractual provision(s) prohibiting the creation of a security interest in the right, title or interest of such Credit Party therein or such creation would, in and of itself, cause or result in a default thereunder enabling another Person party to such contract or agreement to terminate the same or enforce material remedies thereunder.

“Commitment” shall mean with respect to any Lender, the commitment of such Lender to make Loans to the Borrower up to an aggregate amount not in excess at any one time outstanding of the amount set forth (i) opposite such Lender’s name under the column entitled “Commitment” in the Schedule of Commitments, or (ii) in any applicable Assignment and Assumption(s) to which such Lender may be a party, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” shall mean a Person (or an Affiliate of such Person or a member of an Affiliated Group related to such Person) that competes with the Borrower or any of the Borrower’s Subsidiaries in their primary businesses of (i) the production, development, marketing, distribution and/or exploitation of motion pictures or television programs or (ii) the production of digital media content; provided, that each of the following persons shall not constitute a Competitor hereunder: (a) an institutional investor that invests in media and entertainment companies but (x) does not actively participate in the management of such companies and (y) does not actively participate in the management or control of any Competitor, and (b) the Administrative Agent or any Lender that would otherwise become a Competitor by virtue of having foreclosed on or otherwise exercised any right or remedy resulting in, or having as a creditor received any recovery in any insolvency proceeding resulting in, the acquisition or ownership of the equity or assets of a Competitor and related activities, including, without limitation, directly or indirectly managing a Competitor as a result thereof.

“Complete” or “Completed” or “Completion” shall mean that, with respect to any Item of Product, (a) sufficient elements thereof (i) have been delivered by the applicable Credit Party, Co-Financing Venture Entity, Approved Co-Financier or Major Studio (as applicable) to, and accepted, deemed accepted and/or exploited by, the Approved Domestic Distributor and any other Distributor whose obligations are included in the Borrowing Base under and as defined in the Senior Facility Credit Agreement, to permit such Distributor(s) to exhibit the Item of Product in the theatrical or other medium for which the Item of Product is intended for initial exploitation in the Domestic Territory or elsewhere, or (ii) satisfies the completion and delivery requirements under the Approved Completion Bond, and (b) if such Item of Product was acquired by a Credit Party or Co-Financing Venture Entity from a third Person, or if a Credit Party acquired a Revenue Participation in such Item of Product, the entire fixed acquisition price, minimum advance or such Credit Party’s or such Co-Financing Venture Entity’s share of the direct costs of the Item of Product shall have been paid to the extent then due, and there are no unsatisfied or unwaived conditions to such Credit Party’s or such Co-Financing Venture Entity’s rights in such Item of Product and there is no right of reversion or divestiture with respect thereto.

“Compliance Certificate” shall have the meaning given to such term in Section 5.1(g).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” shall mean, with respect to any Person at any time, all Subsidiaries of such Person which are required to be consolidated with such Person for financial reporting purposes in accordance with GAAP then in effect.

“Contribution Agreement” shall mean a Contribution Agreement, substantially in the form of Exhibit M, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms thereof.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.

“Copyright Security Agreement Supplement” shall mean a Copyright Security Agreement Supplement substantially in the form of Exhibit E-2.

“Credit Exposure” shall mean, at any time, the principal amount of all Loans outstanding at such time.

“Credit Party” and “Credit Parties” shall mean, individually and collectively as the context so requires, the Borrower and each of the Guarantors.

“Default” shall mean a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default PIK Interest” shall have the meaning given to such term in Section 2.7.

“Digital Product” shall mean any short-form digital content (other than a Picture or a Program) intended for initial exploitation through the internet (e.g. YouTube) or mobile applications; provided that the term “Digital Product” shall not include long form episodic Programs or motion pictures intended for initial exploitation on a SVOD platform like Netflix or Amazon.

“Digital Product Declaration” shall mean, with respect to any Digital Product produced or acquired by or on behalf of a Credit Party, a declaration, substantially in the form of Exhibit I-3.

“Direct Negative Costs” shall mean, with respect to an Item of Product, the aggregate of all costs, charges and expenses incurred or paid, or to be incurred and paid, by any Person in connection with the acquisition (including, without limitation, payments with respect to guarantees, advances and other payments made to rights holders) and/or development, preparation, production, completion and delivery of such Item of Product, including, but not limited to, payments for acquisition of underlying rights, pre-production expenses, fees and expenses (including development fees) for producers, directors, writers, actors, visual and special effects personnel, camera personnel, set designers, makeup and hair artists, film editors and other creative, artistic, technical and production personnel, charges for studio space, stages, and facilities, security, reproduction and processing equipment, film supplies, laboratory and sound services, visual and special effects, and facilities, location construction expenses, travel and living expenses (including per diems and similar allowances) in connection with pre-production production, and post-production activities, outside legal charges, outside accounting charges, financing costs, interest, insurance and (if applicable) any Approved Completion Guarantor fees.

“Distribution Agreement” shall mean any distribution agreement or license agreement heretofore or hereafter entered into by a Credit Party or Co-Financing Venture Entity (or by an Approved Foreign Sales Agent or Licensing Intermediary on behalf of such Credit Party or Co-Financing Venture Entity), as licensor, with a Distributor, as licensee, with respect to the distribution, license or other exploitation of one or more Items of Product in any medium or territory, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Distributor” shall mean any Person which a Credit Party or Co-Financing Venture Entity (or an Approved Foreign Sales Agent or Licensing Intermediary on behalf of such Credit Party or Co-Financing Venture Entity) engages to distribute, license or otherwise exploit an Item of Product in any medium.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Territory” shall mean the United States of America and its territories and possessions; provided, that solely in the context of P&A Expenses, on a picture by picture basis, to the extent that the Credit Parties are responsible for any such P&A Expenses in Canada and its territories and possessions, “Domestic Territory” shall also include Canada and its territories and possessions.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” shall mean any and all federal, state, local or municipal laws, statutes, ordinances, orders, common law, codes, rules, regulations, environmental permits, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, together, in each case, with the publications promulgated thereunder and all substitutions thereof.

“Equity Interests” shall mean shares of the capital stock, partnership interests, membership interests or other ownership units in a limited liability company, beneficial interests in a trust or other equity or voting interests in any Person, or any warrants, options or other rights to acquire such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning given to such term in Section 7.1.

“Excluded Subsidiary” shall mean:

(i) each Co-Financing Venture Entity;

(ii) any CFC;

(iii) each Immaterial Subsidiary;

(iv) each Unrestricted Subsidiary;

(v) each Special Purpose Producer;

(vi) any FSHCO; and

(vii) each direct or indirect Subsidiary of any of the foregoing.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act, at the time the Guaranty of such Guarantor becomes or would become effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.10(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (d) any Taxes imposed under FATCA.

“Existing Agent Fee Shares” shall mean the issuance to the Administrative Agent on the closing date of the Existing Subordinated Credit Agreement of shares of common stock of the Parent, par value $0.01 per share, constituting 3.0% of shares of common stock of Parent on a fully diluted basis.

“Existing Subordinated Credit Agreement” shall have the meaning given to such term in the Introductory Statement hereto.

“Facility” shall have the meaning given to such term in the Introductory Statement hereto.

“FATCA” shall mean sections 1471 through 1474 of the Code, as in effect on the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and official published guidance with respect thereto and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Securities Laws” shall have the meaning given to such term in Section 10.7.

“Flood Insurance” means, for any real property that is Collateral that is located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings located on owned real property and any personal property Collateral located on the real property as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“FSHCO” shall mean any Subsidiary all or substantially all of the assets of which are equity interests (or equity and debt interests) in one or more CFCs.

“Fundamental Documents” shall mean this Credit Agreement, including the schedules and exhibits hereto, and any agreements entered into in connection herewith by the Borrower or any other Credit Party with or in favor of the Administrative Agent and/or the Lenders, including the Notes, the Pledgeholder Agreements, the Laboratory Access Letters, the Copyright Security Agreement, the Copyright Security Agreement Supplements, the Trademark Security Agreement, the Notices of Assignment, the Instruments of Assumption and Joinder, the Account Control Agreements, the Contribution Agreement, the Senior Intercreditor Agreement, the Subordination Agreement, the Interparty Agreements, the Co-Financing Intercreditor Agreements, each of the UCC financing statements (or foreign equivalent), all security documentation executed by a Licensing Intermediary in favor of the Administrative Agent or a Credit Party and any other security or ancillary documentation which is required to be or is otherwise executed and delivered to the Administrative Agent or any Lender in connection with this Credit Agreement or any of the documents listed above (including any amendments or modifications to any of the documents listed above).

“Funding Office” shall mean the offices of Red Fish Blue Fish, LLC, 71 South Wacker Drive, Suite 4700, Chicago, Illinois 60606, Attention: Glen Miller.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, tribunal or arbitrator, in each case whether of the United States of America or any foreign jurisdiction.

“GPP Business Interests” shall mean (A) Gigi Pritzker Pucker, her lineal descendants and her spouse, (B) all trusts for the benefit of any of the persons described in clause (A), and (C) all companies controlled by the persons described in clauses (A) and (B).

“Guarantors” “Guarantor” or “Guarantors” shall mean, individually and collectively as the context so requires, all direct and indirect Subsidiaries of the Borrower (other than Excluded Subsidiaries) whether now existing or hereafter formed or acquired.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation; provided, however, the term “Guaranty” shall not include endorsements for collection or collections for deposit, in either case, in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guaranty.

“Hazardous Material” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter (i) become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or (ii) are regulated by or for which Liability can be imposed under any Environmental Law.

“Hony Investors” shall have the meaning set forth in the definition of “Approved Co-Financier”.

“Immaterial Subsidiary” shall mean, at any date of determination, each direct or indirect Subsidiary of the Borrower (i) which has assets with an aggregate book value of less than $50,000 and which, taken together with all other Immaterial Subsidiaries, collectively have assets with an aggregate book value of less than $250,000, and (ii) in the case of such Subsidiaries as of the Closing Date, which are listed on Schedule 1.2 hereto.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (excluding (x) amounts constituting trade payables (payable within 120 days or such longer term as may be customary in the industry) and (y) other amounts due for the rental of space in connection with the production of an Item of Product, to the extent such amounts are or will be included in the Production/Acquisition Cost Reserve under the Senior Facility Credit Agreement (and in the Bonded Budget in the case of Pictures), in each case arising in the ordinary course of business), (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (iii) obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect, (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person, and (v) indebtedness of others of the type described in clauses (i) through (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness. For the avoidance of doubt, Indebtedness shall not include non-

refundable advances made by a third party distributor to “cash flow” the production, distribution or sale of any Item of Product or any amounts payable under a Co-Financing Agreement or Co-Financing Venture Agreement (as applicable).

“Indemnified Party” shall have the meaning given to such term in Section 13.5.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Fundamental Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Assignee” shall mean a (i) natural person, (ii) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, except that such holding company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $50,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (iii) Credit Party or an Affiliate of a Credit Party or (iv) at all times prior to the occurrence and continuance of an Event of Default, any Competitor; provided that notwithstanding the foregoing, “Ineligible Assignee” shall not include any GPP Business Interests, BDT Capital Partners and any limited partners of its related investment funds.

“Instrument of Assumption and Joinder” shall mean an Instrument of Assumption and Joinder, substantially in the form of Exhibit J.

“Interest Deficit” shall have the meaning given to such term in Section 2.14(a).

“Interest Deficit PIK Amount” shall have the meaning given to such term in Section 2.14(b).

“Interest Payment Date” shall mean (i) the last Business Day of the six month period beginning on and including the date of the Borrowing and (ii) the last Business Day of each six month period thereafter.

“Interparty Agreement” shall mean, with respect to an Item of Product, an interparty agreement among (i) the Administrative Agent, the Senior Facility Agent and the Seer P&A Facility Agent, (ii) each applicable Credit Party, (iii) the applicable Distributor, (iv) if applicable, the Approved Completion Guarantor, (v) the Approved Foreign Sales Agent and/or (vi) such other applicable Persons, which agreement (a) is necessary in the reasonable judgment of the Administrative Agent to allocate the risks of Completion of such Item of Product and (b) shall be in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time.

“Investment” shall mean any stock, evidence of indebtedness or other securities of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of obligations of others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business) and any purchase of (i) any Equity Interests of another Person, or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment.

“IRS” shall mean the Internal Revenue Service.

“Item of Product Declaration” shall mean a Picture Declaration, a Program Declaration or a Digital Product Declaration, as applicable.

“Items of Product” shall mean, individually or collectively, any Picture, any Program and any Digital Product, as applicable.

“Key-Man Policy” shall mean a key man insurance policy insuring the life of Robert Simonds in an amount equal to $35,000,000.

“Laboratory” shall mean any laboratory approved by the Senior Facility Agent.

“Laboratory Access Letter” shall mean a letter agreement among (i) a Laboratory holding any Physical Materials (including data backups of work in progress) of any Item of Product to which any Credit Party has a right of access, (ii) each applicable Credit Party and (iii) the Administrative Agent, the Senior Facility Agent and any other parties deemed necessary by the Administrative Agent, substantially in the form of Exhibit H or in such other form as shall be reasonably acceptable to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Lender” and “Lenders” shall mean the financial institutions whose names appear on the signature pages hereof, any assignee of a Lender pursuant to Section 13.3 and their respective successors.

“Lending Office” shall mean, with respect to any Lender, the branch or branches (or Affiliate or Affiliates of such Lender) from which such Lender’s Loans are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s Loans are made, as notified to the Administrative Agent from time to time.

“Licensing Intermediary” shall mean a Person approved by the Senior Facility Agent through which any distribution or other exploitation rights are sold, leased, licensed or assigned as a conduit between a Credit Party and the ultimate Distributor in order to mitigate withholding taxes or to satisfy local quota requirements; provided, in each case that the Senior Facility Agent may from time to time by written notice to the Borrower withdraw its approval of any such Person as a Licensing Intermediary on a prospective basis.

“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien or charge or any other claim of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction). “Liens” shall not include contractual agreements which do not provide security, encumbrances, charges or claims of the type described in this definition.

“Loan” or “Loans” shall mean individually and collectively, as the context so requires, the term loan made hereunder in accordance with Section 2.1. For the avoidance of doubt, the definition of “Loan” shall include all “PIK Interest” (under and as defined in the Existing Subordinated Credit Agreement), Default PIK Interest and Interest Deficit PIK Amounts.

“Major Studio” shall mean: (i) each of the following and its primary motion picture distribution Subsidiary with respect to Pictures, primary television distribution Subsidiary with respect to Programs and/or distribution Subsidiaries (or any other Subsidiary of such studios so long as its performance is guaranteed by such studio or primary distribution Subsidiary) and “specialty divisions”: (a) Paramount Pictures Corporation, (b) Twentieth Century Fox Film Corporation (including Fox Searchlight Pictures), (c) Sony Pictures Entertainment Inc. (including Screen Gems), (d) Walt Disney Motion Pictures Group, Inc., (e) Warner Bros. Entertainment Inc. (including New Line Cinema), (f) Universal Pictures, a division of Universal City Studios LLC (including Focus Features), and (g) Lions Gate Entertainment (including Lions Gate Films Inc., Lions Gate Entertainment, Inc. and Summit Entertainment, LLC) (ii) any Person succeeding to all or substantially all of the respective assets of any of the foregoing, or (iii) any other motion picture Distributor acceptable to the Administrative Agent (on a Picture by Picture basis), and notice of such acceptability shall be given to the Lenders.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Adverse Effect” shall mean any change or effect that (i) has a materially adverse effect on the business, assets, liabilities (actual or contingent), properties, operations or condition (financial or otherwise) of the Credit Parties, taken as a whole, (ii) materially impairs the legal right, power or authority of any Credit Party to perform its respective obligations under the Fundamental Documents to which it is a party, (iii) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent (for the benefit of the Secured Parties) or the Lenders under the Fundamental Documents or (iv) has a materially adverse effect on the Collateral or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens.

“Maturity Date” shall mean the earlier of (i) July 7, 2022, (ii) such other date as the Loans shall become due and payable in accordance with Article 7 hereof, and (iii) March 3, 2020; provided that clause (iii) shall only apply if by such date the Borrower has not either (a) extended the deadline for the mandatory repayment of Parent’s Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock (collectively “Parent Preferred”) from December 3, 2019 to a date that is at least nine months and one day after October 7, 2021, (b) redeemed all such Parent Preferred or (c) converted all of the Parent Preferred into common stock of the Parent.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA contributed to by any Credit Party or any ERISA Affiliate or any such plan to which a Credit Party or an Affiliate of a Credit Party has any liability.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Cash Proceeds” shall mean, (a) with respect to any disposition of property, an amount equal to: (i) any cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Credit Party in connection with such disposition minus (ii) any bona fide direct costs incurred in connection with such disposition, including (A) all legal, accounting, investment banking, title and recording tax commissions, fees and expenses, and all Taxes required to be paid or accrued as a liability under GAAP in connection with such disposition (including any Tax distributions permitted pursuant to Section 6.5(b) relating thereto), (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the property subject to such disposition and that is required to be repaid under the terms thereof as a result of such disposition, (C) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such disposition and (D) a reasonable reserve in accordance with GAAP for any liabilities undertaken by any Credit Party in connection with such disposition; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds, and (b) with respect to any Casualty Event, an amount equal to: (i) any cash payments or proceeds received by any Credit Party under any casualty insurance policy in respect of a covered loss thereunder minus (ii) any actual and reasonable costs incurred by any Credit Party in connection with the adjustment or settlement of any claims of any Credit Party in respect thereof.

“Note” or “Notes” shall have the meaning given to such term in Section 2.3(a).

“Notice of Assignment” shall mean a notice of assignment and irrevocable instructions (i) subject to clause (ii) below, substantially in the form of Exhibit L-1 or Exhibit L-2, as applicable, or in such other form (including instructions incorporated into a Distribution Agreement or Interparty Agreement) as shall be reasonably acceptable to the Administrative Agent or (ii) in such other form as may be required by the Approved Completion Guarantor with regard to its guaranty obligations and which shall be reasonably acceptable to the Administrative Agent.

“Obligations” shall mean (i) the obligation of the Borrower to make due and punctual payment of principal and interest on the Loans, costs and attorneys’ fees, and all other monetary obligations of the Borrower to the Administrative Agent or any Lender under this Credit Agreement, the Notes, any other Fundamental Document or any fee letter in respect of the Facility, and (ii) any other monetary obligations of any Credit Party to the Administrative Agent or any Lender (and their respective related Indemnified Parties) under and to the extent required by the Fundamental Documents; provided, however, that the definition of the term “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Fundamental Document, or sold or assigned an interest in any Loan or Fundamental Document).

“Other Investments Basket” shall have the meaning set forth in Section 6.4 hereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Fundamental Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.10(b)).

“Overhead” shall mean cash selling, general and administrative expenses determined in accordance with GAAP consistently applied.

“P&A Credit” shall have the meaning given to such term in the Senior Facility Credit Agreement.

“P&A Expenses” shall mean print and advertising expenses in respect of an Item of Product in the Domestic Territory.

“Parent” shall mean STX Filmworks, Inc., a Delaware corporation.

“Parent Preferred” shall have the meaning given to such term in the definition of “Maturity Date”.

“Participant Register” shall have the meaning given to such term in Section 13.3(h).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” shall mean with respect to any Lender at any time, the percentage of the Total Commitments represented by such Lender’s Commitment at such time, provided that if the Commitments have terminated or expired, the Percentage shall be determined based upon the then outstanding principal amount of Loans, giving effect to any assignments.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.2.

“Permitted Holders” shall mean TPG STAR BDH, L.P., TPG STAR AIV II, L.P., RSC Pictures, LLC, Great Mission International Limited, Marco Alliance Limited, Wump of Gump, LLC, and their respective Affiliates.

“Permitted Subordinated Payments” shall have the meaning given to such term in the Subordination Agreement.

“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Materials” shall have the meaning given to such term in clause (iv) of the definition of the term “Collateral” herein.

“Picture” shall mean any motion picture, film or videotape, whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a Credit Party (i) has (either directly or through a Co-Financing Venture Entity) an ownership interest in the copyright under U.S. law, (ii) acquires any distribution rights or (iii) acquires a Revenue Participation. The term “Picture” shall include, without limitation, the scenario, screenplay or script upon which such Picture is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of a Credit Party, and all rights therein and thereto, of every kind and character. For the avoidance of doubt, the term “Picture” shall not include any Program or any Digital Product.

“Picture Declaration” shall mean, with respect to any Picture produced or acquired by or on behalf of a Credit Party, a declaration, substantially in the form of Exhibit I-1.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by any Credit Party, or, with respect to any such plan covered by Title IV of ERISA, any ERISA Affiliate.

“Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9-102(64) of the UCC) including cash proceeds (as defined in Section 9-102(9) of the UCC) of the Pledged Securities.

“Pledged Securities” shall mean collectively, all of the issued and outstanding Equity Interests issued by any Credit Party (including the Borrower) and all other Equity Interests now owned or hereafter acquired by any Credit Party (including interests in Co-Financing Venture Entities); provided, that (i) if a direct or indirect Subsidiary of the Borrower is a CFC or FSHCO, then the definition of “Pledged Securities” with respect to any such first-tier CFC or first-tier FSHCO shall not include in excess of 65% of the voting Equity Interests in such CFC or FSHCO, (ii) in the case of any Subsidiary not wholly-owned by a Credit Party, “Pledged Securities” shall not include the Equity Interests of such Subsidiary to the extent that a pledge hereunder of such Equity Interests would violate a contractual restriction in the organizational documents of such Subsidiary in effect on the Closing Date, and (iii) to the extent the pledge thereof is prohibited by the production financing agreement for the applicable Item of Product, “Pledged Securities” shall not include the Equity Interest in a Special Purpose Producer with respect to such Item of Product until the Special Purpose Producer’s obligations under such production financing agreement are repaid in full and such production financing agreement is terminated.

“Pledgeholder Agreement” shall mean a laboratory pledgeholder agreement among (i) the applicable Laboratory, (ii) each applicable Credit Party, (iii) the Administrative Agent, the Senior Facility Agent and any other parties deemed necessary by the Administrative Agent and (iv) any other applicable parties, substantially in the form of Exhibit G-1 and Exhibit G-2, as applicable, or in such form as shall be reasonably acceptable to the Administrative Agent, in each case, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Pledgors” shall mean the Parent and each Credit Party that from time to time owns any of the Pledged Securities.

“Production Account” shall mean, individually and collectively, as the context so requires, a demand deposit account established by a Credit Party at a commercial bank located in (i) the United States of America and subject to a deposit account control agreement in form and substance satisfactory to the Administrative Agent, (ii) the United Kingdom or Canada, in each case so long as, if requested by the Administrative Agent, appropriate local law security documents in form and substance satisfactory to the Administrative Agent are delivered to the Administrative Agent or (iii) any other jurisdiction acceptable to the Senior Facility Agent, for the sole purpose of paying the negative cost of a particular Item of Product.

“Production Exposure” for an Uncompleted Program or Picture shall mean the Credit Parties’ share of the total negative cost for such Program or Picture (as applicable) minus (without duplication) the sum of (w) the gross amount of the Credit Parties’ share of amounts committed and reasonably expected to be paid pursuant to a binding agreement by a third person relating to the exploitation or licensing of such Programs or Pictures (as applicable, and in each case without regard to advance rates or present value discount rates) plus (x) the gross amount of the Credit Parties’ share of any tax incentives relating to such Programs or Pictures (as applicable, and in each case without regard to advance rates or present value discount rates) plus (y) the Credit Parties’ share of all proceeds received in respect of such Programs or Pictures (as applicable) prior to the applicable date of determination plus (z) the value (if any) of the Unsold TV Rights Credit attributable to any such Program that is eligible for Borrowing Base credit (under and as defined in the Senior Facility Credit Agreement) as of any date of determination.

“Program” shall mean any made-for-television product (including movies of the week, mini-series and series, and any episode thereof) produced for release on cable or free television and any entertainment project produced for initial release on the internet or on a digital service such as Netflix or Amazon, in any case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a Credit Party (a) is a copyright owner or exclusive licensee, or (b) acquires any distribution rights; provided that (i) all episodes of any television series for a broadcast season shall be collectively regarded as one Program and (ii) all of the episodes or webisodes of any internet series for a “season” or production cycle shall be collectively regarded as being one Program. The term “Program” includes, without limitation, the scenario, screenplay, teleplay or script upon which such Program is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of a Credit Party, and all rights therein and thereto, of every kind and character. For the avoidance of doubt, the term “Program” shall not include any Digital Product.

“Program Declaration” shall mean, with respect to any Program produced or acquired by or on behalf of a Credit Party, a declaration, substantially in the form of Exhibit I-2.

“Pro Rata Share” shall mean (i) in the case of any Obligation owed or allocable to a Lender in respect of the Loans or with respect to any Commitment, such Lender’s pro rata share of such Obligation or Commitment determined in accordance with such Lender’s Percentage, and (ii) in the case of any other Obligation to a Person, such Person’s pro rata share of such Obligation determined in comparison to all pari passu Obligations of like kind.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries, including 144A securities, while in possession of the financial statements provided by the Borrower under the terms of this Credit Agreement.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Picture” shall mean a Picture which satisfies the following criteria: (1) it is being distributed in the Domestic Territory by the Borrower and/or another Approved Domestic Distributor under a Distribution Agreement, and the Borrower has secured a wide theatrical release on premium, first run screens satisfactory to the Administrative Agent, the Senior Facility Agent and the Seer P&A Facility Agent and downstream distribution generally consistent with the Significant Exploitation Agreements, and (2) it is a feature length Picture to be produced or acquired by a Credit Party or Co-Financing Venture Entity or a Major Studio (in the case of a Revenue Participation) which (i) is scheduled to be delivered no later than one year after the Maturity Date, (ii) unless the Administrative Agent otherwise agrees, shall not be a stage play or concert film, (iii) shall be filmed predominately in color, (iv) shall be predominately in the English language, (v) is expected to receive an MPAA rating of not more restrictive than “R” (or the equivalent thereof) (or, if following receipt thereof, such rating is no more restrictive than “R” (or the equivalent thereof)), (vi) unless otherwise approved by the Senior Facility Agent, has satisfied or is capable of satisfying all other specifications set forth in each applicable Distribution Agreement to be included in the Borrowing Base (under and as defined in the Senior Facility Credit Agreement), if any, (vii) shall have a running time of no less than 80 minutes, and (viii) unless otherwise approved by the Senior Facility Agent, has a negative cost of at least $10,000,000.

“Quiet Enjoyment” shall have the meaning given to such term in Section 8.12.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender, or (c) any other recipient of any payment to be made by or on account of any Obligation.

“Refinanced Indebtedness” shall have the meaning given to such term in Section 6.1(l).

“Refinancing Indebtedness” shall have the meaning given to such term in Section 6.1(l).

“Register” shall have the meaning given to such term in Section 13.3(e).

“Regulation D” shall mean Regulation D of the Board.

“Related Fund” shall have the meaning given to such term in Section 13.3(c).

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.

“Required Lenders” shall mean, at any time, Lenders holding greater than 50% of the Total Commitments, or, if the Commitments have terminated or expired, Lenders holding greater than 50% of the Credit Exposure.

“Restricted Payment” shall mean (i) any dividend, distribution or other direct or indirect payment on account of any Equity Interest issued by any Credit Party, (ii) any redemption or other acquisition, re-acquisition or retirement by a Credit Party of any Equity Interests issued by any Credit Party or any Affiliate thereof, now or hereafter outstanding, (iii) any payment made by any Credit Party to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest issued by any Credit Party or any Affiliate thereof, now or hereafter outstanding, (iv) any payment by a Credit Party of principal of, premium, if any, or interest on, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt, (v) any payment under any Synthetic Purchase Agreement and (vi) any other payment by a Credit Party to or for the benefit of any Affiliate of such Credit Party (other than a Credit Party), or any direct or indirect members or shareholders of such Credit Party.

“Revenue Participation” shall mean any investment arising in connection with a commitment (which may be a general unsecured obligation) from a Major Studio to remit to a

Credit Party the proceeds of an Equity Interest or an economic interest (as opposed to copyright ownership or distribution rights) held by a Credit Party in a Qualifying Picture.

“Revenue Participation Documentation” shall mean any and all documents or contracts by which the Credit Parties have obtained rights in any Revenue Participation.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Schedule of Commitments” shall mean the schedule of Commitments of the Lenders set forth on Schedule 1.1.

“Second Amendment and Restatement Effective Date” shall have the meaning given to such term in the Introductory Statement hereto.

“Secured Party” or “Secured Parties” shall mean the Administrative Agent, the Lenders, and any other Person owed obligations that are secured by the Liens granted to the Administrative Agent under the Fundamental Documents from time to time pursuant to the terms thereof.

“Security Document” shall have the meaning given to such term in Section 7.1(k).

“Seer P&A Facility Agent” shall mean Seer Capital Partners Master Fund L.P., a Cayman Islands limited partnership, as administrative agent for the lenders under the Seer P&A Facility Credit Agreement (or such successor administrative agent as may be appointed pursuant to the terms thereof).

“Seer P&A Facility Credit Agreement” shall mean the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of October 7, 2016 (and as amended from time to time in accordance with the terms hereof (including as required by Section 4.1 hereof), thereof and of the Senior Intercreditor Agreement and the Subordination Agreement), among the Borrower, the guarantors party thereto, the lenders party thereto and the Seer P&A Facility Agent.

“Senior Facility Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent for the lenders under the Senior Facility Credit Agreement (or such successor administrative agent as may be appointed pursuant to the terms thereof).

“Senior Facility Credit Agreement” shall mean the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of October 7, 2016 (and as amended from time to time in accordance with the terms hereof (including as required by Section 4.1 hereof), thereof and of the Senior Intercreditor Agreement and the Subordination Agreement), among the Borrower, the guarantors party thereto, the lenders party thereto and the Senior Facility Agent, pursuant to which such lenders have agreed to make up to $400,000,000 of revolving loans (which may be increased by up to $200,000,000) to the Borrower for general working capital purposes, including (i) overhead, development and payment of interest, fees, costs and expenses under such facility, and (ii) to fund the Credit Parties’ development, pre-production, production, acquisition, distribution and prints and advertising expenses of Items of Product, as well as to refinance certain loans and to repay outstanding loans under the Seer P&A Facility Credit Agreement.

“Senior Facilities” shall mean, collectively, the credit facilities evidenced by the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement.

“Senior Intercreditor Agreement” shall mean the Amended and Restated Senior Facility Intercreditor Agreement dated as of the date hereof (and as amended from time to time (including as required by Section 4.1 hereof)), among the Senior Facility Agent, the Seer P&A Facility Agent and the Credit Parties.

“Senior Loan Documents” shall mean the Seer P&A Facility Credit Agreement, the Senior Facility Credit Agreement and the other “Fundamental Documents” as defined in each of the foregoing, in each case as amended from time to time in accordance with the terms hereof and of the Subordination Agreement.

“Significant Exploitation Agreements” shall mean (i) the Borrower’s license/exhibitor agreements in effect on the Closing Date with American Multi-Cinema, Inc., Cinemark USA, Inc., Carmike Cinemas, Inc. and Regal Entertainment Group, (ii) the film license agreement (if any) entered into by the Borrower with Cineplex Inc., and (iii) the Borrower’s multi-picture or output agreements for domestic home entertainment distribution and domestic pay television distribution and (if a multi-picture agreement is executed) free television exploitation (in the cases of clauses (i) through (iii), in form and substance satisfactory to the Senior Facility Agent and the Seer P&A Facility Agent and as amended, modified, supplemented or replaced in accordance with the terms hereof and thereof).

“Soft Dollar Transaction” shall mean any tax benefit or subsidy transaction, or other transaction commonly referred to as a “soft dollar transaction” entered into by a Credit Party in connection with the production and/or exploitation of an Item of Product.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) change of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Special Purpose Producer” shall mean a Subsidiary of a Credit Party or other entity jointly owned by a Credit Party constituting a special purpose entity which satisfies the following criteria:

(i)        such special purpose entity is formed solely for the purpose of producing a particular Item of Product and obtaining production financing for such Item of Product directly from a third party lender or a non-Credit Party affiliate of the Borrower, in each case to the extent permitted by Section 6.27;

(ii)       (a) any such production financing shall be non-recourse to any Credit Party or any of its assets other than the Equity Interests in the relevant Special Purpose Producer, (b) in the case of financing from a non-Credit Party Affiliate, such financing shall be on terms at least as favorable to such special purpose entity as could be obtained in an arm’s length transaction with a non-affiliate, and (c) after any such financing has been repaid, such special purpose entity shall distribute all of its rights in such Item of Product and the proceeds therefrom (or an economic interest therein) to a Credit Party or such special purpose entity shall become a Credit Party; provided, that if such Item of Product was co-financed, the Administrative Agent shall (upon request of the Borrower) enter into a Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement (as applicable) with the applicable co-financier, which agreement is in form and substance reasonably satisfactory to the Administrative Agent;

(iii)       no Credit Party shall make Investments in such special purpose entity (either in the form of cash, credit support, services or other assets, including the payment of taxes attributable to the income of such subsidiary) or otherwise be liable to make such Investments;

(iv)       the Credit Parties shall cause such special purpose entity to comply with the applicable requirements of Section 5.18(b); and

(v)       for the avoidance of doubt, such special purpose entity shall not produce any sequels, prequels, spin-offs, television series or other derivative products with respect to such Item of Product (i.e., only a separate special purpose entity or a Credit Party may do so to the extent otherwise permitted hereunder).

“Specified Permitted Encumbrances” shall mean (i) those Liens permitted under Sections 6.2(c), (f), (k), (n), (s) and (t) and (ii) to the extent the Administrative Agent has agreed in writing pursuant to the terms of an Interparty Agreement or intercreditor agreement, those Liens permitted under Sections 6.2(b), (g), (h), (i), (l), (m) and (q) hereof.

“Submitting Party” shall have the meaning given to such term in Section 13.12.

“Subordinated Debt” shall mean any subordinated Indebtedness of any Credit Party which is unsecured and has interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Required Lenders. For the avoidance of doubt, the Obligations do not constitute Subordinated Debt.

“Subordination Agreement” shall mean the Amended and Restated Subordination and Intercreditor Agreement dated as of October 7, 2016 (and as amended from time to time), among the Administrative Agent, the Senior Facility Agent, the Seer P&A Facility Agent and the Credit Parties.

“Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, association, joint venture, partnership or other Person (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests therein having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that for purposes of this Credit Agreement (other than in the definition of Unrestricted Subsidiary) and the other Fundamental Documents, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of any Credit Party.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, financial exchange transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Purchase Agreement” shall mean any Swap Agreement or similar agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (i) any payment in connection with a purchase by any third Person from a Person other than a Credit Party of any Equity Interest issued by any Credit Party or in respect of this Credit Agreement or any Subordinated Debt, or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest issued by any Credit Party or in respect of this Credit Agreement or any Subordinated Debt) the amount of which is determined by reference to the price or value at any time of any Equity Interest issued by any Credit Party or in respect of this Credit Agreement or any Subordinated Debt.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Television Joint Ventures” shall mean any formal or effective joint venture arrangement entered into between a Credit Party and a third Person in connection with the development, production or exploitation of more than one Program or “slate” of Programs.

“Total Commitments” shall mean, at any time, the aggregate amount of the Commitments then in effect of all of the Lenders, as such aggregate amount shall be adjusted upwards or downwards from time to time in accordance with the terms of this Credit Agreement (including, without limitation, pursuant to Section 2.6).

“Trademark Security Agreement” shall mean a Trademark Security Agreement substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time.

“Treasury Rate” shall mean, as of any date of voluntary or mandatory prepayment of the Loans, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Maturity Date; provided, however, that if the period from such date to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“TV JV/Digital Product Investments Basket” shall have the meaning set forth in Section 6.4 hereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement and as amended from time to time.

“U.K. Debenture” shall mean a debenture governed by the laws of England and Wales executed by STX Entertainment UK, Ltd. and the Administrative Agent in an agreed form between the parties.

“Unasserted Contingent Obligations” shall mean, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation) in respect of which no written assertion of liability and no written claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uncompleted” shall mean, with respect to an Item of Product, such Item of Product is not Completed.

“Unrestricted Subsidiary” shall mean:

(i)              any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the managing member of the Borrower in the manner provided below and has nominal assets and value at the time of such designation; and

(ii)            each Subsidiary of an Unrestricted Subsidiary.

The managing member of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)       neither such Subsidiary nor any of its Subsidiaries owns any Equity Interest or Indebtedness of or has any Investment in, or owns or holds any Lien on any property of, any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)       all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of debt that is not in any way recourse to the Credit Parties;

(3)       such Subsidiary is a Person with respect to which neither the Borrower nor any Subsidiary (other than any Unrestricted Subsidiary) has any direct or indirect obligation:

(a)       to subscribe for additional Equity Interests, or make additional contributions to the capital, of such Person; or

(b)       to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)       after giving effect to such designation, no Default or Event of Default shall be continuing.

Any such designation by the managing member of the Borrower shall be evidenced by delivering to the Administrative Agent a written resolution of the managing member of the Borrower giving effect to such designation and an officers’ certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Credit Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

The managing member of the Borrower may designate any Unrestricted Subsidiary to no longer be an Unrestricted Subsidiary; provided that immediately after giving effect to such redesignation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

“USA Patriot Act” shall mean the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in clause (f) of Section 2.13.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

2.               THE LOANS

SECTION 2.1             Loans.

(a)             Prior to the Closing Date, certain loans were made to the Borrower under the Existing Subordinated Credit Agreement, which loans may remain outstanding as of the date of this Credit Agreement (such outstanding loans, if any, being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Credit Agreement, the Borrower and each of the Lenders agree that on the Closing Date, any Existing Loans under the Existing Subordinated Credit Agreement shall be reevidenced as Loans under this Credit Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Credit Agreement. The Existing Loans were issued in exchange for payment in cash of an amount equal to 99% of the Lenders’ Commitments.

(b)            [Intentionally Omitted].

(c)             Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

SECTION 2.2             Making of Loans.

(a)             [Intentionally Omitted].

(b)            The Borrower shall give the Administrative Agent at least one (1) Business Day’s prior written, facsimile or telephonic (promptly confirmed in writing) notice of the Borrowing. Each such written or facsimile notice or written confirmation under this Section 2.2(b) shall be in the form of a Borrowing Notice. The Borrowing Notice in order to be effective must be received by the Administrative Agent not later than 2:00 p.m., New York City time, on the day required and shall specify the date (which shall be a Business Day) on which the Borrowing is to be made and the aggregate principal amount of the requested Borrowing. The Borrowing Notice shall be irrevocable.

(c)             The Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the Borrowing under this Section 2.2 and the date of the Borrowing. On the borrowing date specified in such notice, each Lender shall make its Pro Rata Share of the Borrowing available at the Funding Office no later than 2:00 p.m., New York City time, in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund the Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing the requested amounts into the account specified in the applicable Borrowing Notice.

SECTION 2.3             Notes; Repayment.(a)             At the request of any Lender, each Loan made by such Lender hereunder shall be evidenced by a promissory note in such Lender’s favor substantially in the form of Exhibit A (each, a “Note” and collectively, the “Notes”) in the face amount of such Lender’s Commitment, payable to the order of such Lender, duly executed by an Authorized Officer of the Borrower and dated as of the Second Amendment and Restatement Effective Date. The Note(s) issued to the Lenders under the Existing Subordinated Credit Agreement shall be returned to the Borrower for cancellation upon the issuance of new Notes as of the Closing Date.

(b)            The outstanding principal balance of each Loan shall be payable in full on the Maturity Date, subject to mandatory prepayment as provided in Section 2.9 and acceleration as provided in Article 7.

(c)             Each of the Loans shall bear interest on the outstanding principal balance thereof as set forth in Section 2.4. Each Lender and the Administrative Agent on its behalf is hereby authorized by the Borrower, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to any Notes; provided, however, the failure of any Lender or the Administrative Agent to set forth such Loans, principal payments or other information shall not in any manner affect the obligations of the Borrower to repay such Loans.

SECTION 2.4             Interest on Loans.

(a)             Interest shall be payable on the Loans at a rate per annum equal to 11.0%. The interest rate applicable to the Loans shall be payable on each Interest Payment Date as follows:

(i)              in cash in an amount equal to 9.0% per annum; plus

(ii)            in kind in an amount equal to 2.0% per annum by adding an amount equal to such unpaid interest to the principal amount of the Loans.

(b)            Interest shall be payable in arrears on each Interest Payment Date, on the Maturity Date and on the date of any prepayment hereunder. All computations of interest for the Loans shall be made on the basis of the actual number of days elapsed over a year of 365/366 days, as the case may be, and shall compound on each applicable Interest Payment Date.

(c)             Interest in respect of any Loan hereunder shall accrue from and including the date such Loan is made to but excluding the date on which such Loan is paid.

(d)            Anything in this Credit Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loans shall in no event be in excess of the maximum rate permitted by Applicable Law.

SECTION 2.5             Fees.

On the closing date of the Existing Subordinated Credit Agreement, the Borrower paid to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an upfront fee in respect of the Commitments equal to 1.0% of the aggregate amount of the Commitments, which was paid in full by delivery of the Existing Agent Fee Shares in accordance with Section 5.24 below. On the Closing Date, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an amendment fee, which shall be payable in full by delivery of the Closing Date Agent Fee Shares in accordance with Section 5.24 below. The Borrower agrees to pay all other fees that are then due and payable pursuant hereto or pursuant to any fee letter executed by any Credit Party with respect to the Facility.

SECTION 2.6             Termination of Commitments.

The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loan pursuant to Section 2.1(a).

SECTION 2.7             Default Interest.

If (a) Borrower defaults in any payment of interest on the Loans or other monetary Obligations, (b) a default under Section 7.1(h) or (i) has occurred and is continuing and/or (c) an Event of Default has occurred and is continuing, (after, as well as before judgment), the Borrower shall on demand from time to time pay interest on any then unpaid amount of the Obligations at a rate per annum of 2.00% in excess of the rate otherwise then in effect (computed as aforesaid). Such interest shall be payable in cash to the extent permitted by the Subordination Agreement, otherwise such interest shall be payable in kind by adding an amount equal to such unpaid interest to the principal amount of the Loans (interest so paid, “Default PIK Interest”). All Default PIK Interest shall be deemed added to the outstanding principal amount of the Loans as of the date of demand therefor, and the Loans shall bear interest on such increased principal amount from and after such date. The obligation of the Borrower to pay all Default PIK Interest shall automatically be evidenced by any Notes issued to the Lenders.

SECTION 2.8             [Intentionally Omitted].SECTION 2.9             Voluntary and Mandatory Prepayment of Loans; Change in Control Offer.(a)             Subject to the terms of the Subordination Agreement and Sections 2.9(b) and 2.15(a) below, the Borrower shall have the right at its option at any time and from time to time to prepay, without premium or penalty except as set forth in Sections 2.9(b) and 2.15(a), any Loans, in whole or in part, upon at least three (3) Business Days’ prior written, facsimile or telephonic (promptly confirmed in writing) notice given prior to 2:00 p.m., New York City time, to the Administrative Agent, in a minimum aggregate principal amount of $100,000 or such greater amount that is an integral multiple of $50,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full. Each notice of prepayment shall specify the prepayment date, each Loan to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the Borrower to prepay such Loan in the amount and on the date stated therein. All prepayments under this Section 2.9(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but excluding) the date of prepayment, together with any additional amounts required pursuant to Sections 2.9(b) and 2.15(a). Notwithstanding anything to the contrary contained in this Credit Agreement, the Borrower may rescind any notice of prepayment given under this Section 2.9(a) in anticipation of a proposed refinancing of the Facility if such refinancing is not consummated or is otherwise delayed.

(b)            In the event all or any portion of the Loans are repaid (or repriced or effectively refinanced through any waiver, consent or amendment of the Loans) for any reason on or prior to May 2, 2019, such repayments, repricings or refinancings will be made as follows:

(i)              with a prepayment premium in an amount equal to the present value at such prepayment date of all required interest payments due on the Loans through the Maturity Date (computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points), if such repayment, repricing or refinancing occurs on or prior to May 2, 2017;

(ii)            at 105.0% of the amount repaid, repriced or effectively refinanced if such repayment, repricing or refinancing occurs after May 2, 2017 but on or prior to May 2, 2018; and

(iii)          at 102.5% of the amount repaid, repriced or effectively refinanced if such repayment, repricing or refinancing occurs after May 2, 2018 but on or prior to May 2, 2019.

(c)             [Intentionally Omitted].

(d)            The Obligations (other than the Unasserted Contingent Obligations) shall be paid in full on the Maturity Date.

(e)             Subject to the terms of the Subordination Agreement, (i) no later than the first Business Day following the date of receipt by any Credit Party of any Net Cash Proceeds as a result of a disposition of any of its property except (x) dispositions of Collateral permitted under Section 6.6, (y) in the ordinary course of business or (z) any dispositions that do not exceed $3,000,000 individually or $10,000,000 in the aggregate, Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to either use such Net Cash Proceeds to repay the Loans and permanently reduce the Commitments in each case under (and as defined in) any of the Senior Facilities or to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in assets of the general type used in the business of Borrower and its Subsidiaries (including, without limitation, investments in connection with the development, production, financing, acquisition or distribution of Items of Product), it being agreed that pending any such investment, the Borrower may temporarily repay the Loans without permanently reducing the Commitments in each case under (and as defined in) any of the Senior Facilities; and (ii) no later than the first Business Day following the date of receipt by any Credit Party or Administrative Agent as loss payee, of any Net Cash Proceeds as a result of any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements of any Credit Party (each, a “Casualty Event”), Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Cash Proceeds within one hundred eighty days of receipt thereof to repair damage in respect of which such Net Cash Proceeds were received; provided, further, that so long as no Event of Default shall have occurred and be continuing, production insurance recoveries received by a Credit Party prior to Completion or abandonment of an Item of Product may be utilized to finance the production of such Item of Product.

(f)             Upon the occurrence of a Change in Control, Borrower will make an offer (a “Change in Control Offer”) to each Lender to repurchase all of such Lender’s Loans at a purchase price in cash equal to the amount required to be paid by Borrower pursuant to this Credit Agreement in connection with a voluntary prepayment of all Loans (including, without limitation, any additional amounts required by Sections 2.9(b) and 2.15(a)) on the date of such Change in Control (the “Change in Control Payment”). Within ten (10) Business Days following any Change in Control, Borrower will notify each Lender in writing describing the transaction or transactions that constitute the Change in Control and stating:

(i)              that the Change in Control Offer is being made pursuant to this Section 2.9(f) and that all Loans tendered will be repurchased;

(ii)            the purchase price and the purchase date, which shall be no earlier than 10 days and no later than 45 days from the date such notice is mailed (the “Change in Control Payment Date”);

(iii)          that any Loan not tendered will continue to accrue interest;

(iv)          that, unless Borrower defaults in the payment of the Change in Control Payment, all Loans repurchased pursuant to the Change in Control Offer will cease to accrue interest after the Change in Control Payment Date;

(v)            that Lenders will be entitled to withdraw their election if the Administrative Agent receives, not later than the close of business on the third Business Day preceding the Change in Control Payment Date, a written notice setting forth the name of the Lender, the principal amount of Loans tendered for repurchase, and a statement that such Lender is withdrawing his election to have such Loans repurchased;

(vi)          that Lenders whose Loans are being repurchased only in part will, upon request of such Lender, be issued new Notes equal in principal amount to the unpurchased portion of the Loans; and

(vii)        following the repurchase of all Loans tendered pursuant to the Change in Control Offer, all such Loans shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Credit Agreement and all other Fundamental Documents.

(g)            On the Change in Control Payment Date, the Borrower will (A) repurchase all Loans tendered pursuant to the Change in Control Offer and (B) deposit with the Administrative Agent (for the benefit of the Lenders) an amount equal to the Change in Control Payment in respect of all Loans properly tendered. Following such repurchase, all Loans tendered pursuant to the Change in Control Offer shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Credit Agreement and all other Fundamental Documents, and the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(h)            Notwithstanding anything to the contrary contained herein, a Change in Control Offer may be made in advance of a Change in Control, conditioned upon the consummation of such Change in Control, if a definitive agreement is in place for the Change in Control at the time the Change in Control Offer is made.

(i)              [Intentionally Omitted].

(j)              [Intentionally Omitted].

(k)            [Intentionally Omitted].

(l)              All prepayments shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to but not including the date of prepayment and any payments required pursuant to Sections 2.9(b) and 2.15(a).

(m)           [Intentionally Omitted].

(n)            Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Loans or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

(o)            All payment obligations under this Section 2.9 are subject to the terms of the Subordination Agreement. For avoidance of doubt, if the Subordination Agreement prohibits the Borrower from making any payment when due under this Credit Agreement, such failure shall nevertheless constitute a Default and\or Event of Default if such failure, in the absence of such prohibition, would constitute a Default or Event of Default.

SECTION 2.10          Increased Costs.

(a)             If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts (without duplication) as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)             Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)             Each Lender agrees that after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in this Section 2.10, or (ii) would require the Borrower to pay an increased amount under this Section 2.10 or Section 2.13, it will use commercially reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use commercially reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to Section 2.7(b), this Section 2.10 or Section 2.13 would be materially reduced or Taxes or other amounts otherwise payable under Section 2.7(b), this Section 2.10 or Section 2.13 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise adversely affect such Loans or such Lender. Notwithstanding the foregoing, a failure on the part of any Lender to provide notice or take any other action pursuant to this Section 2.10(e) shall not affect the Borrower’s obligation to make any payments or deductions required by this Article 2. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.11          [Intentionally Omitted].

SECTION 2.12          Manner of Payments. All payments of principal and interest by the Borrower in respect of any Loans shall be remitted to the Lenders in accordance with their Pro Rata Share of the outstanding Loans and all Borrowings hereunder shall be made by the Lenders in accordance with their Pro Rata Share thereof. All payments by the Borrower hereunder shall be absolute and unconditional obligations not subject to offset, counterclaim, recoupment or reduction of any kind and shall be made in Dollars in Federal or other immediately available funds at the address set forth in Section 13.1(a)(ii)(A) no later than 2:00 p.m., New York City time, on the date on which such payment shall be due.

SECTION 2.13          Taxes.

(a)             Defined Terms. For purposes of this Section 2.13, the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Fundamental Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)             Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment (provided the Administrative Agent delivers to the Credit Parties evidence of such payment, which shall be conclusive absent manifest error) of, any Other Taxes.

(d)            Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)             Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.3(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Fundamental Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Fundamental Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.13, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Fundamental Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If the Administrative Agent is not a Lender and it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Fundamental Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent (if not a Lender) shall deliver such other documentation reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Administrative Agent is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) (and in each case, if the Administrative Agent is making the request, it shall request a sufficient number of copies so as to be able to provide one copy to the Borrower, and shall promptly provide such copy to the Borrower upon receipt by the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Fundamental Document, executed originals of IRS Form W-8BEN or W-8BENE establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Fundamental Document, IRS Form W-8BEN or W-8BENE establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” or other similar article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BENE; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BENE, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) (and in each case, if the Administrative Agent is making the request, it shall request a sufficient number of copies so as to be able to provide one copy to the Borrower, and shall promptly provide such copy to the Borrower upon receipt by the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Fundamental Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender (as well as the Administrative Agent, if the Administrative Agent is not a Lender) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)              Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Fundamental Document

(j)              OID Calculations. The parties agree that for U.S. federal income tax purposes, including for purposes of determining original issue discount under Section 1271-1275 of the Code, the “issue price” of the Loans equals $34,857,900. The Borrower shall consult with the Lenders regarding the calculation of (i) the “yield to maturity” (within the meaning of Section 1272 of the Code and the Treasury regulations promulgated thereunder) of the Facility, (ii) the accrual of original issue discount (within the meaning of the Code), and (iii) amounts to be included on IRS Form 1099-OID with respect to the Facility, and such calculations shall be subject to the reasonable approval of the Lenders.

SECTION 2.14          Interest Adjustments.

(a)             If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to that Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender receives interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder or under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law applicable to the Loans.

(b)            The amount of any Interest Deficit relating to a particular Loan or Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower to the Lenders of all the Loans at that time outstanding pursuant to Section 2.9(a). The amount of any Interest Deficit relating to a particular Loan or Note at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.9(a)), shall be canceled and not paid. The amount of any Interest Deficit shall be payable in cash to the extent permitted by the Subordination Agreement, otherwise such interest shall be payable in kind by adding an amount equal to the amount of such Interest Deficit (any amounts so paid, “Interest Deficit PIK Amount”). All Interest Deficit PIK Amounts shall be deemed added to the outstanding principal amount of the Loans as of the date of such optional prepayment, and the Loans shall bear interest on such increased principal amount from and after such date. The obligation of the Borrower to pay all Interest Deficit PIK Amounts shall automatically be evidenced by any Notes issued to the Lenders.

SECTION 2.15          AHYDO Provisions.

(a)             Applicable High Yield Discount Obligation Mandatory Prepayment. On any Interest Payment Date following the fifth anniversary of the date of the Borrowing, if the aggregate amounts which would be includible in gross income of the Lenders with respect to such Loans for all periods ending on or before such Interest Payment Date (within the meaning of section 163(i) of the Code) (the “Aggregate Accrual”), would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid in cash (within the meaning of section 163(i) of the Code) under the Loans on or before such Interest Payment Date (determined without regard to the amounts payable on such Interest Payment Date under this Section 2.15), and (y) the product of (A) the issue price (as defined in sections 1273(b) and 1274(a) of the Code) of the Loans and (B) the yield to maturity (interpreted in accordance with section 163(i) of the Code) of the Loans (such sum, the “Maximum Accrual”), then the Borrower shall mandatorily pay to the Lenders ratably in cash, on each Interest Payment Date following the fifth anniversary of the date of the Borrowing, an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual and the amount of such payment shall be treated for purposes of section 163(i) of the Code as interest paid on the Loans. The Borrower shall consult with the Lenders regarding the calculation of the Aggregate Accrual and the Maximum Accrual and such calculations shall be subject to the reasonable approval of the Lenders. Each accrual period with respect to the Loans shall end on an Interest Payment Date. Notwithstanding anything to the contrary contained herein, all payments of Principal, premium and interest due from the Borrower hereunder shall be made to the Lenders on an equal and ratable basis. All Loans which have been prepaid may not be reborrowed.

3.               REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

In order to induce the Administrative Agent and the Lenders to enter into this Credit Agreement and to make the Loans provided for herein, the Credit Parties, jointly and severally make the following representations and warranties to, and agreements with, the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Credit Agreement and the issuance of the Notes:

SECTION 3.1             Existence and Power.

(a)             Each of the Parent and the Credit Parties is either a limited liability company or corporation, duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, and in good standing as a foreign entity in all other jurisdictions where (i) the nature of its properties or business so requires, or (ii) the failure to be so qualified or be in good standing in such other jurisdictions could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A list of the foregoing jurisdictions as of the Closing Date is attached hereto as Schedule 3.1.

(b)            The Parent and each of the Credit Parties has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted and as intended to be conducted, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, (iii) in the case of the Credit Parties, to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Collateral as contemplated by Article 8, (iv) in the case of the Pledgors, to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Pledged Collateral as contemplated by Article 10, and (v) in the case of the Guarantors, to guaranty the Obligations as contemplated by Article 9.

SECTION 3.2             Authority and No Violation. (a) The execution, delivery and performance by the Parent and each Credit Party of the Fundamental Documents to which it is a party, the grant by each Credit Party and each Pledgor to the Administrative Agent (for the benefit of the Secured Parties) of the security interest in the Collateral and the Pledged Collateral, respectively, as contemplated by the Fundamental Documents, in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the guaranty of the Obligations as contemplated by Article 9, (i) have been duly authorized by all necessary company action (or similar action) on the part of such Person, (ii) will not constitute a violation of any provision of Applicable Law or any order of any Governmental Authority applicable to such Person or any of its properties or assets, (iii) will not violate any provision of the certificate of formation or organization, by-laws, limited liability agreement, partnership agreement or any other organizational document of such Person, (iv) will not violate any provision of, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any Distribution Agreement, or any indenture, agreement, bond, note or other similar instrument to which such Person is a party or by which such Person or any of its properties or assets are bound, other than where any such violation, conflict, breach, default or termination could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Person other than pursuant to the Fundamental Documents.

(b)            There are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement, the Senior Facility Credit Agreement, the Seer P&A Facility Credit Agreement or Applicable Law, including any securities laws and the regulations promulgated thereunder.

SECTION 3.3             Governmental Approvals. All authorizations, consents, approvals, registrations or filings from or with any Governmental Authority (other than the Copyright Security Agreement and the Trademark Security Agreement that, if applicable, will be delivered to the Administrative Agent on or prior to the Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the consummation of the execution, delivery and performance by the Parent and each Credit Party of the Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made and are in full force and effect and, if any further such authorizations, consents, approvals, registrations or filings should hereafter become necessary, such Person shall obtain or make all such authorizations, consents, approvals, registrations or filings.

SECTION 3.4             Binding Agreements. This Credit Agreement and the other Fundamental Documents to which the Parent and/or any Credit Party is party have been duly executed and delivered by the Parent and/or each of the Credit Parties and constitute the legal, valid and binding obligations of each such Person (in each case, to the extent such Person is a party thereto), enforceable against each such Person in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.5             Financial Statements. The (a)(i) annual audited consolidated balance sheets of the Parent and its Consolidated Subsidiaries (together with consolidating schedules reflecting adjustments to the relevant financial statements between the Parent and its Consolidated Subsidiaries on the one hand and the Borrower and its Consolidated Subsidiaries on the other hand), as at, and for the years ended September 30, 2014 and September 30, 2015, respectively, together with the related statements of income, members’ equity and cash flows, and the related notes and supplemental information, and (ii) the unaudited consolidated balance sheet, statements of income, members’ equity and cash flows of the Parent and its Consolidated Subsidiaries as of, and for the fiscal quarter ending June 30, 2016, in each case, delivered pursuant to Section 4.1 and (b) the balance sheets and related statements of income, members’ equity and cash flows (and the related notes and supplemental information for such statements) delivered pursuant to Section 5.1, fairly present in all material respects the financial position or the results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis and (commencing with the first balance sheet and statements delivered pursuant to Section 5.1) in conformity with GAAP, at the dates or for the periods indicated, subject, in the case of unaudited statements, to changes resulting from year-end and audit adjustments and the absence of footnotes, and reflect all known liabilities, contingent or otherwise as of such dates.

SECTION 3.6             No Material Adverse Change. There has been no material adverse change, or any occurrence, condition or circumstance which could reasonably be expected to be a material adverse change, with respect to the business, operations, performance, assets, properties or condition (financial or otherwise) of the Credit Parties (taken as a whole) since the date on which the last dollar of equity contributions required by Section 4.1(k) has been contributed.

SECTION 3.7             Ownership of Pledged Securities, Subsidiaries, etc. Attached hereto as Schedule 3.7(a) is a correct and complete list as of the Closing Date, in respect of each Credit Party, showing as to each (i) the name of such Person, (ii) the jurisdiction of formation or organization (as the case may be) of such Person, (iii) if such Person is a corporation, the authorized capitalization and the number of shares of its capital stock outstanding, (iv) the name of each Person holding ownership interests in such Person, (v) the nature of such ownership interests, and (vi) the percentage of ownership represented by such ownership interests.

(b)            Except as disclosed on Schedule 3.7(b), (i) no Credit Party owns any voting stock, Equity Interest or other beneficial interest, either directly or indirectly, in any Person other than another Credit Party, and (ii) no Credit Party is a general or limited partner in any partnership or a participant in a joint venture.

(c)             Attached hereto as Schedule 3.7(c) is a correct and complete organizational chart as of the Closing Date reflecting the organizational structure of the Borrower and its Subsidiaries as of the Closing Date.

SECTION 3.8             Copyrights, Trademarks and Other Rights.

(a)             The Items of Product listed on Schedule 3.8(a) comprise all of the Items of Product (other than development projects) in which any Credit Party has any right, title or interest (either directly, through a joint venture, partnership license or otherwise, other than a Revenue Participation, which will be set forth on Schedule 3.8(d)). Set forth across from the title of each such Item of Product on Schedule 3.8(a) is listed (i) the copyright registration number (or with respect to pending applications for registration, the filing receipt/control number, when available), (ii) the name of the relevant copyright registrant (or, with respect to pending applications the applicant for copyright registration), and (iii) the nature of all interests held by the relevant Credit Party (i.e., whether owned by, optioned by, assigned to, and/or licensed to, such Credit Party) in such Items of Product. The Credit Party holding such interests has duly recorded or caused to be duly recorded (or, with respect to pending applications for registration, has submitted for recordation) such interests with the U.S. Copyright Office and has delivered copies of all such recordations to the Administrative Agent (it being understood that prior to initial theatrical release in the case of Pictures and the initial broadcast or streaming of the final episode of a “season” or production cycle in the case of Programs and Digital Product, the only recordation required under this provision for such Item of Product will be with regard to the chain of title for the underlying intellectual property and for the script in existence prior to the commencement of principal photography thereof). Schedule 3.8(a) also identifies the location of the best available Physical Materials owned by any Credit Party or to which any Credit Party has a right to access in relation to each Item of Product. All such Items of Product and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material, other than, in each case, either individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party or any other Person that involves a claim of infringement of any copyright with respect to any Item of Product listed on Schedule 3.8(a), and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright held by or licensed to any Credit Party with respect to any Item of Product listed on Schedule 3.8(a) which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)            Schedule 3.8(b) (i) lists all the trademarks registered and applications for trademark registration filed by any Credit Party and identifies the Credit Party which registered or filed each such trademark, (ii) specifies as to each, the jurisdictions in which such trademark registrations have been issued (or, if applicable, in which applications for such registrations have been filed), including the respective registration or application numbers and applicable dates of registration or application, and (iii) specifies as to any and all, as applicable, material licenses, material sublicenses and other material agreements to which any Credit Party is a party and/or pursuant to which any Person is authorized to use such trademark.

(c)             Except as disclosed on Schedule 3.8(c), all applications and registrations for all copyrights, trademarks, service marks, trade names and service names in which any Credit Party has any right, title or interest are valid and in full force and effect (other than applications and registrations for copyrights, trademarks, service marks, trade names and service names that in the aggregate are not material) and are not and will not be subject to the payment of any Taxes or maintenance fees or the taking of any other actions by any Credit Party to maintain their validity or effectiveness, other than renewals to maintain the effectiveness thereof.

(d)            Schedule 3.8(d) lists all Pictures in which any Credit Party holds a Revenue Participation and identifies as to each, the relevant Credit Party and relevant Approved Domestic Distributor. To the best of each Credit Party’s knowledge, all such Pictures and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material. To the best of each Credit Party’s knowledge, except as disclosed on Schedule 3.12, there is no claim, suit, action or proceeding pending or threatened against any Credit Party or any other Person that involves a claim of infringement of any copyright with respect to any Picture listed on Schedule 3.8(d), and no Credit Party has any knowledge of any existing infringement or any other violation by any other Person of any copyright with respect to any Picture listed on Schedule 3.8(d).

SECTION 3.9             Fictitious Names. Except as disclosed on Schedule 3.9, no Credit Party has done business, is doing business or intends to do business other than under its full legal name, including, without limitation, under any trade name or other “doing business as” name.

SECTION 3.10          Title to Properties. Each Credit Party has good title to, or valid leasehold or license interests in, each of the properties and assets reflected on the most recent financial statements referred to in Section 3.5, and all such properties and assets are free and clear of Liens except Permitted Encumbrances.SECTION 3.11          Chief Executive Office; Location of Collateral and Records; Tax Identification Number. Schedule 3.11 lists (i) the chief executive office of each Credit Party as of the Closing Date, (ii) all of the places where any Credit Party keeps (or intends to keep) the material records concerning the Collateral or keeps (or intends to keep) any material goods included in the Collateral as of the Closing Date and (iii) each Credit Party’s tax identification number and, as applicable, organizational number.

SECTION 3.12          Litigation. Schedule 3.12 sets forth a list as of the Closing Date of all actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority, and to the best of each Credit Party’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, any Credit Party or its properties or rights. There are no actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters relating to environmental liability) or, to the best of each Credit Party’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, any Credit Party or its properties or rights which could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person.

SECTION 3.13          Federal Reserve Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, which in the case of either clauses (i) or (ii) above, would violate or be inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.

SECTION 3.14          Investment Company Act. No Credit Party is, or will during the term of this Credit Agreement be, (i) an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any foreign, federal or local statute or any other Applicable Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.

SECTION 3.15          Taxes. Each Credit Party has filed or caused to be filed all material federal, state, local and foreign Tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all Taxes as shown on said returns or on any assessment received by it in writing, to the extent that such Taxes have become due, except as permitted under Section 5.12. No Credit Party knows of any material additional assessments or any basis therefor. The Credit Parties believe that the charges, accruals and reserves on its books in respect of Taxes or other governmental charges are accurate and adequate, in accordance with GAAP.SECTION 3.16          Compliance with ERISA. Schedule 3.16 sets forth a true and complete list, as of the date hereof, of each Plan subject to Title IV of the Credit Parties. Each Plan has been maintained and operated in all material respects in accordance with all Applicable Laws, including ERISA and the Code, and each Plan intended to qualify under section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to each Credit Party’s knowledge, no event or circumstance exists that has adversely affected such qualification or exemption. As of the Closing Date, except as set forth on Schedule 3.16, and as of the date of the Borrowing, except as (either alone or in the aggregate) would not result in liability that would reasonably be expected to result in a Material Adverse Effect, no Reportable Event has occurred in the last five (5) years as to any Plan, and the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) did not, in the aggregate, as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such Plans allocable to such benefits. As of the Closing Date, except as set forth on Schedule 3.16, and as of the date of the Borrowing, except as (either alone or in the aggregate) would not result in liability that would reasonably be expected to result in a Material Adverse Effect, no liability has been, and no circumstances exist pursuant to which any liability is reasonably likely to be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980E of the Code, sections 502(i) or 502(l) of ERISA, or under Title IV of ERISA (other than premiums due and not delinquent) with respect to any Plan or Multiemployer Plan, or with respect to any plan maintained in the last six years by any Credit Party or ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code). As of the Closing Date, except as set forth on Schedule 3.16, and as of the date of the Borrowing, except as (either alone or in the aggregate) would not result in liability that would reasonably be expected to result in a Material Adverse Effect, neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in “reorganization” or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in “reorganization” or to be terminated.

SECTION 3.17          Agreements.

(a)             No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Credit Party is a party, except where such default could not reasonably be expected to result in a Material Adverse Effect.

(b)            Schedule 3.17 is a true and complete list as of the Closing Date of all material contractual arrangements entered into by any Credit Party or by which any Credit Party is bound, including but not limited to, material Guarantees and material employment agreements. The Credit Parties have delivered or made available to the Administrative Agent a true and complete copy of each agreement (or, if not yet executed, the most recent draft) described on Schedule 3.17, including all exhibits and schedules thereto. For purposes of clause the foregoing, a contract, agreement or arrangement shall be deemed “material” if any Credit Party reasonably expects that any Credit Party would, pursuant to the terms thereof (A) recognize future revenues in excess of $2,000,000, (B) incur liabilities or obligations in excess of $1,000,000 (excluding (x) any contract, agreement or arrangement with respect to which the liabilities or obligations incurred thereunder are included in the bonded budget of a Picture and (y) any contingent compensation in connection therewith prior to the date on which such Picture becomes a Seasoned Picture (as defined in the Senior Facility Credit Agreement), or (C) could reasonably be likely to suffer damages or losses in excess of $1,000,000 by reason of the breach or termination thereof.

SECTION 3.18          Security Interest. This Credit Agreement and the other Fundamental Documents, when executed and delivered and, upon the making of the Loan hereunder, will create and grant to the Administrative Agent (for the benefit of the Secured Parties), upon (i) the filing of the appropriate UCC financing statements (or foreign equivalent) with the filing offices listed on Schedule 3.18, (ii) the filing of the Copyright Security Agreement with the U.S. Copyright Office, (iii) the filing of any Trademark Security Agreement with the U.S. Patent and Trademark Office, (iv) subject to the terms of the Subordination Agreement, the delivery to the Administrative Agent of any certificated Pledged Securities accompanied by undated stock powers (or any comparable document for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgors (and the Administrative Agent having taken possession or control of such Pledged Securities), (v) the execution and delivery of any applicable Account Control Agreements, and (vi) the payment of all applicable filing fees for the documents referenced in the preceding clauses (i), (ii) and (iii), a valid and perfected security interest in the Collateral (prior to all other Liens other than any Specified Permitted Encumbrances and, in the case of certificated Pledged Securities so delivered, prior to all other Liens). The Administrative Agent (for the benefit of the Secured Parties) has a valid first priority perfected security interest in the Key-Man Policy and the Key-Man Policy is free and clear of all Liens other than a Lien in favor of the Administrative Agent.

SECTION 3.19          Rights. Each of the Credit Parties has sufficient right, title and interest in each Item of Product owned by or licensed to it (including under copyright) to enable it (i) with regard to each Item of Product produced by it or on its behalf, to produce such Item of Product, (ii) to perform under the Distribution Agreements relating to each such Item of Product and to satisfy any qualification requirements thereunder, and (iii) to perform under any sales agency agreement or licensing agreement entered into with an Approved Foreign Sales Agent or Licensing Intermediary.SECTION 3.20          Environmental Liabilities.

(a)             No Credit Party (and to the best of each Credit Party’s knowledge no other Person) has used, stored, treated, transported, manufactured, refined, handled, produced, Released or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of the properties or assets owned, operated, occupied or leased by a Credit Party, in material violation of any Environmental Law or in a manner that could result in a material liability to any Credit Party.

(b)            (i) No Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, or assessed or unassessed, arising under or related to Environmental Laws or Hazardous Materials which could reasonably be expected to have a Material Adverse Effect, and (ii) no claims have been made against any of the Credit Parties in the past five (5) years and no pending, threatened or outstanding citations, orders, proceedings or notices have been issued against any of the Credit Parties arising under or related to Environmental Laws or Hazardous Materials, which could reasonably be expected to have a Material Adverse Effect, in each case of (i) and (ii) including, without limitation, any such obligations or liabilities relating to or arising out of activities of any of its respective employees, agents, representatives, affiliates or predecessors in interest or any other Person with respect to which any Credit Party is responsible, either contractually, by operation of law or otherwise.

SECTION 3.21          Pledged Securities.

(a)             All of the Pledged Securities are duly authorized, validly issued, fully paid and non-assessable, and are owned and held by the Pledgors, as applicable, free and clear of any Liens, other than those created pursuant to this Credit Agreement, the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement. There are no restrictions on the transfer of the Pledged Securities other than as a result of this Credit Agreement, the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement or Applicable Law, including any securities laws and the regulations promulgated thereunder. The Pledged Securities are owned by the Persons specified on Schedule 3.7(a).

(b)            There are no (i) outstanding rights, warrants, options, conversion or similar rights currently outstanding with respect to, and no agreements to purchase or otherwise acquire, any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities, or (ii) securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities.

(c)             Article 10 creates in favor of the Administrative Agent (on behalf of the Secured Parties), a valid, binding and enforceable security interest in, and Lien upon, all right, title and interest of the Pledgors in the Pledged Collateral and upon delivery to the Administrative Agent of the definitive instruments (if any and subject to the Subordination Agreement) representing all Pledged Securities, accompanied by undated stock powers (or any comparable document for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgor, shall constitute a fully perfected first priority security interest and Lien upon all right, title and interest of the Pledgors in such Pledged Collateral if certificated, prior to all Liens and, if not so certificated, prior to all Liens other than Specified Permitted Encumbrances.

SECTION 3.22          Compliance with Laws. No Credit Party is in material violation of any Applicable Law. The Borrowing hereunder, the intended use of the proceeds of the Loans as contemplated by Section 5.16 and any other transactions contemplated hereby will not violate any Applicable Law.

SECTION 3.23          Solvency. No Credit Party has entered, or is entering, into the arrangements contemplated hereby and by the other Fundamental Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Closing Date, on a pro forma basis after giving effect to all Indebtedness (including the Loans and the Indebtedness under the Senior Loan Documents): (i) each Credit Party expects the cash available to such Credit Party from all sources, after taking into account all other anticipated uses of the cash of such Credit Party (including the payments on or in respect of debt referred to in clause (iii) below), will be sufficient to satisfy all final judgments for money damages which have been docketed against such Credit Party or which may be rendered against such Credit Party in any action in which such Credit Party is a defendant (taking into account the reasonably anticipated maximum amount of any such judgment and the earliest time at which such judgment might be entered); (ii) the sum of the present fair saleable value of the assets of each Credit Party will exceed the probable liability of such Credit Party on its debts (including its Guarantees after giving effect to the Contribution Agreement); (iii) no Credit Party will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by such Credit Party from any source, and of amounts to be payable on or in respect of debts of such Credit Party and the amounts referred to in clause (ii) above); and (iv) each Credit Party believes it will have sufficient capital with which to conduct its present and proposed business and the property of such Credit Party does not constitute unreasonably small capital with which to conduct its present or proposed business. For purposes of this Section 3.23, “debt” means any liability or a claim, and “claim” means any (i) right to payment whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

SECTION 3.24          True and Complete Disclosure. Neither any Fundamental Document nor any other agreement, document, instrument, certificate or statement (other than (i) the Business Plan, (ii) any other projections, estimates, or other forward-looking information, and (iii) any forward-looking pro forma financial information) furnished to the Administrative Agent and the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby, at the time it was furnished contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, under the circumstances under which they were made, not misleading (considered in the context of all other information provided to the Lenders). The Business Plan and any other projections, estimates, forward-looking information or any forward-looking pro forma financial information furnished to the Administrative Agent pursuant to this Credit Agreement are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being understood by the Administrative Agent and the Lenders that, without limiting the foregoing representation, (i) the Business Plan or such other information as they relate to future events is not to be viewed as fact and (ii) actual results during the period or periods covered by the Business Plan or such other information are subject to significant uncertainties and contingencies and may differ materially from the projected results set forth therein.

SECTION 3.25          Subsidiaries. Set forth on Schedule 3.25 is a true and complete list of all of the Subsidiaries of the Credit Parties, showing as to each, (i) the name of such Subsidiary, (ii) the jurisdiction of formation or organization (as the case may be) of such Subsidiary, (iii) if such Subsidiary is a corporation, the authorized capitalization and the number of shares of its capital stock outstanding, (iv) each Person holding ownership interests in such Subsidiary, (v) the nature of such ownership interests, and (vi) the percentage of such ownership interests.

SECTION 3.26          Status as a Pass-Through Entity. At all times since its formation, each Credit Party (other than Subsidiaries (1) which are required to be “C Corporations” in order to facilitate Soft Dollar Transactions; provided, that such Subsidiaries do not have any assets other than (i) assets having nominal value or (ii) cash which, promptly following receipt thereof, is applied towards such Soft Dollar Transactions or toward production costs or (2) for which the Borrower has otherwise determined with the reasonable approval of the Administrative Agent that it is necessary or desirable to form such Subsidiary as a corporation to facilitate permitted business activities of the Credit Parties) has been either a “disregarded entity” or a “partnership” for U.S. federal, state and local income and franchise tax purposes.

SECTION 3.27          Anti-Corruption Laws and Sanctions. The Credit Parties have implemented and maintain in effect policies and procedures designed to ensure compliance by each Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party, its Subsidiaries and their directors, officers and employees and, to the knowledge of such Credit Party and its Subsidiaries, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Credit Parties or their Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of any Credit Party or any agent of the Credit Parties or any of their Subsidiaries that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person. No Borrowing, use of proceeds or any other transaction contemplated by this Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.28          No Registered or Publicly-Traded Securities. The Borrower hereby represents and warrants that it, its controlling Person and each of its and such controlling Person’s respective Subsidiaries, in each case, if any, either (i) has no registered or publicly traded securities outstanding, including no 144A securities or (ii) files its financial statements with the Securities and Exchange Commission and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 4.1(m) and 5.1(a) and (b) hereof, along with the Fundamental Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall also be made available to holders of its securities. The Borrower covenants that if any Lender has advised the Borrower that such Lender is a Public-Sider, the Borrower will not request that any other material be posted to Public-Siders without the Borrower first expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities. Notwithstanding anything herein to the contrary, if any Lender has advised the Borrower that such Lender is a Public-Sider, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders any budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

4.               CONDITIONS OF LENDING

SECTION 4.1             Conditions Precedent to the Closing Date. The Closing Date shall occur on the date on which the following conditions precedent are satisfied in full or waived in accordance with this Credit Agreement:(a)             Organizational Documents. The Administrative Agent shall have received:

(i)              a copy of the certificate of formation or articles or certificate of incorporation (or equivalent document) of the Parent and each Credit Party, certified as of a recent date by the Secretary of State or other relevant office of such Person’s jurisdiction of formation or incorporation, which certificate lists (if such type of list is generally available in the applicable jurisdiction) the charter documents on file in the office of such Secretary of State or such other relevant office;

(ii)            a certificate of the Secretary of State or such other relevant office of such jurisdiction of formation or incorporation, dated as of a recent date, as to the good standing of, and, if generally available in the applicable jurisdiction, the payment of Taxes by, the Parent and each Credit Party;

(iii)          a certificate dated as of a recent date as to the good standing and/or authority to do business of the Parent and each Credit Party, issued by the Secretary of State or other relevant office of each jurisdiction, if any, in which such Person is qualified as a foreign entity;

(iv)          a certificate of the Secretary, Assistant Secretary or other appropriate officer (or member or manager, as the case may be, in the case of limited liability companies) acceptable to the Administrative Agent, of the Parent and each Credit Party, dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of formation or articles or certificate of incorporation (or equivalent document) of such Person, (B) that attached thereto is a true and complete copy of the limited liability company agreement, by-laws, or equivalent document of such Person as in effect on the date of such certification, (C) that attached thereto is a true and complete copy of the resolutions adopted by the applicable managing body of such Person authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents to which it is a party, and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral and the Pledged Collateral (as applicable), and in the case of the Borrower, the Borrowing hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect, (D) that the certificate of formation or articles or certificate of incorporation (or equivalent document) of such Person has not been amended, cancelled or otherwise modified since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate office furnished pursuant to clause (i) above and (E) as to the incumbency and specimen signature of each officer (or member or manager, as the case may be) of such Person executing any Fundamental Document (such certificate to contain a certification by another officer (or member or manager, as the case may be) of such Person as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv); and

(v)            such additional supporting documents as the Administrative Agent or its counsel may reasonably request.

(b)            Credit Agreement; Notes. On the Closing Date, the Administrative Agent shall have received (i) duly executed counterparts of this Credit Agreement which, when taken together, bear the signatures of the Administrative Agent, the Parent, the Borrower, the Guarantors and each Lender, and (ii) Notes duly executed by the Borrower in favor of each Lender which has requested a Note.

(c)             Opinion of Counsel. The Administrative Agent shall have received on the Closing Date the written opinion of Latham & Watkins LLP, counsel to the Parent and the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, and which opinion shall be substantially in the form attached hereto as Exhibit B.

(d)            No Material Adverse Effect. On the Closing Date, no change or development shall have occurred and no new information shall have been received or discovered by the Administrative Agent or the Lenders since September 30, 2015 that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(e)             Anti-Corruption; Sanctions. The Credit Parties shall have implemented and thereafter maintain in effect policies and procedures designed to ensure compliance by their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party and its director, officers and employees and, to the knowledge of such Credit Party, its agents, is in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(f)             Security and Other Documentation. The Administrative Agent shall have received on the Closing Date fully executed (where applicable) copies of:

(i)              a Copyright Security Agreement, listing each Item of Product in which any Credit Party has a copyrightable interest (as listed on Schedule 3.8(a)), if any;

(ii)            a Trademark Security Agreement for each trademark in which any Credit Party has any interest (as listed on Schedule 3.8(b)), if any;

(iii)          the Pledged Securities accompanied by undated stock powers (or any comparable document for non-corporate entities to the extent certificated) duly executed or endorsed by the appropriate Pledgor (subject to the terms of the Subordination Agreement);

(iv)          appropriate UCC financing statements (or foreign equivalent) and UCC financing statement amendments that are required to be filed in order to perfect the Liens in the Collateral and the Pledged Collateral to the extent required by, and with the priority contemplated by Section 3.18;

(v)            to the extent not described in Section 5.23 or waived by the Administrative Agent in accordance with Section 6.14, Account Control Agreements for each deposit account of a Credit Party existing on the Closing Date, and a comparable account control agreement in respect of each securities account of a Credit Party existing at a bank or other securities intermediary as of the Closing Date;

(vi)          to the extent not described in Section 5.23, Laboratory Access Letters and Pledgeholder Agreements, as applicable, for each Item of Product (whether Completed or Uncompleted), if any, including any Physical Materials relating to such Item of Product;

provided, that, in the context of Account Control Agreements, Pledgeholder Agreements and Laboratory Access Letters, the Administrative Agent may determine in its discretion that an account control agreement, laboratory pledgeholder agreement or laboratory access letter delivered in favor of Red Fish Blue Fish, LLC prior to the date hereof in the context of the Existing Subordinated Credit Agreement shall survive the amendment and restatement thereof via this Credit Agreement and as such shall be satisfactory for purposes of meeting the foregoing clauses (v) and (vi).

(g)            Security Interests in Copyrights and other Collateral. The Administrative Agent shall have received on the Closing Date evidence satisfactory to it that (i) each Credit Party and each Pledgor, has sufficient right, title and interest in and to the Collateral and Pledged Collateral, respectively, and other assets which it purports to own (including appropriate licenses under copyright), as set forth in the documents and other materials presented to the Lenders, to enable the applicable Credit Party to perform under the Distribution Agreements to which it is a party, and as to each Credit Party and each Pledgor, to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests contemplated by the Fundamental Documents and (ii) all financing statements, copyright filings, trademark filings, debentures and other filings under Applicable Law necessary to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected Lien in the Collateral and the Pledged Collateral (with the priority contemplated by Section 3.18) have been filed or delivered to the Administrative Agent in satisfactory form for filing.

(h)            Payment of Fees. On or prior to the Closing Date, all fees and expenses then due and payable by the Borrower to the Administrative Agent and the Lenders in connection with the transactions contemplated hereby, or as required by any fee letter in respect of this Facility, shall have been paid or shall be paid contemporaneously herewith, including, without limitation, payment of the Closing Date Agent Fee Shares pursuant to Section 2.5.

(i)              Litigation. As of the Closing Date, no litigation, inquiry, injunction or restraining order shall be pending, entered or, to the knowledge of the Credit Parties, threatened, which involves any of the transactions contemplated hereby and by the other Fundamental Documents or could reasonably be expected to have a Material Adverse Effect.

(j)              Lien Searches. On or prior to the Closing Date, the Administrative Agent shall have received UCC, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Encumbrances) with regard to the Collateral and the Pledged Collateral are of record in any jurisdiction in which it shall be necessary for the Administrative Agent to make a filing in order to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected security interest in that portion of the Collateral and the Pledged Collateral in which a security interest in such Collateral or Pledged Collateral can be perfected by a filing under applicable law.

(k)            Equity Contribution. On or prior to the Closing Date, the Administrative Agent shall have received satisfactory evidence that at least $65,000,000 of cash equity contributions have been received by the Borrower since June 1, 2016 with no voluntary redemptions or mandatory calls.

(l)              Contribution Agreement. On or prior to the Closing Date, the Administrative Agent shall have received a duly executed copy of the Contribution Agreement.

(m)           Financial Statements. On or prior to the Closing Date, the Administrative Agent shall have received the financial statements referred to in Section 3.5.

(n)            Insurance. On or prior to the Closing Date, the Credit Parties will have furnished the Administrative Agent with (i) a summary of all existing insurance coverage, (ii) evidence acceptable to the Administrative Agent that the insurance policies required by Section 5.5 have been obtained and are in full force and effect, (iii) certificates of insurance (accompanied by endorsements) with respect to all existing insurance coverage which certificates and endorsements shall name the Administrative Agent as additional insured and/or loss payee and shall evidence the Credit Parties’ compliance with Section 5.5(e) and (iv) an assignment of beneficial interest naming the Administrative Agent as beneficiary under the Key-Man Policy.

(o)            Required Consents and Approvals. On or prior to the Closing Date, the Administrative Agent shall be satisfied that (i) all required consents and approvals have been obtained with respect to the transactions contemplated hereby and by the other Fundamental Documents from all Governmental Authorities with jurisdiction over the business and activities of any Credit Party and from any other Person whose consent or approval the Administrative Agent in its reasonable discretion deems necessary to the transactions contemplated hereby and by the other Fundamental Documents, and (ii) all such consents and approvals remain in full force and effect.

(p)            Federal Reserve Regulations. On or prior to the Closing Date, the Administrative Agent shall be satisfied that the provisions of Regulations T, U and X of the Board will not be violated by the transactions contemplated hereby.

(q)            Compliance with Laws; No Default under Senior Facility Credit Agreement. On or prior to the Closing Date, the Administrative Agent shall be satisfied that the transactions contemplated hereby and by the other Fundamental Documents will not (i) violate any provision of Applicable Law, or any order of any court or other agency of the United States of America or any state thereof applicable to the Credit Parties or any of their respective properties or assets or (ii) conflict with, or result in a default, breach or right of termination or acceleration under, any material agreement to which any Credit Party is a party. No Default or Event of Default (each as defined in the Senior Facility Credit Agreement) shall have occurred and be continuing under the Senior Facility Credit Agreement.

(r)             Approval of Counsel to the Administrative Agent. On or prior to the Closing Date, all legal matters incident to this Credit Agreement and any other transactions explicitly contemplated hereby shall be reasonably satisfactory to Sidley Austin LLP, counsel to the Administrative Agent.

(s)             USA Patriot Act. On or prior to the Closing Date, the Administrative Agent shall have received any information required and requested by the Administrative Agent or any Lender under or in connection with the USA Patriot Act.

(t)              ERISA. On or prior to the Closing Date, the Administrative Agent shall have received copies of all Plans of the Credit Parties that are in existence on the Closing Date and descriptions of those that are committed to on the Closing Date.

(u)            Approval of Existing Subordinated Credit Agreement Lenders. The Administrative Agent shall have received evidence reasonably satisfactory to it that any action necessary or desirable to be taken or provided (including the written consent of each lender under the Existing Subordinated Credit Agreement to the execution of this Credit Agreement and any appropriate assignment of commitments) by the Administrative Agent pursuant to the Existing Subordinated Credit Agreement, the lenders under the Existing Subordinated Credit Agreement shall have been consummated in accordance with the terms of the Existing Subordinated Credit Agreement in order to amend and restate the Existing Subordinated Credit Agreement pursuant to this Credit Agreement.

(v)            Agreements relating to the Existing Subordinated Credit Agreement. Except to the extent otherwise waived by the Administrative Agent, the Administrative Agent’s satisfaction, in its reasonable discretion, that all third party agreements or arrangements (such as intercreditor or subordination agreements, interparty agreements, collection account or account control agreements, completion bonds, laboratory pledgeholder agreements, etc.) entered into by or delivered to the Administrative Agent pursuant to the Existing Subordinated Credit Agreement shall either remain in place and in full force and effect following the second amendment and restatement hereof or shall have been replaced by a substantially equivalent agreement or arrangement, and that any security documentation entered into or delivered in favor of the Administrative Agent pursuant to the Existing Subordinated Credit Agreement shall remain in full force and effect with the same relative priority as existed prior to the Closing Date.

(w)           Amendments to Other Agreements. On or prior to the Closing Date, the Administrative Agent shall have received the following items, each in form and substance satisfactory to the Administrative Agent, and all conditions precedent set forth in Section 4.1 of each of the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement shall have been satisfied or waived:

(1)       An amendment and restatement of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement (each as defined in the Senior Facility Credit Agreement) combining the obligations under each such agreement into the Senior Facility Credit Agreement.

(2)       An amendment to or amendment and restatement of the existing Seer P&A Facility Credit Agreement that reduces the funding commitments for P&A Expenses to 20% of the Credit Parties’ Approved P&A Budgets (as defined therein) and amends the definition of “Qualifying Picture” to conform with the construct set forth in this Credit Agreement;

(3)       An amendment and restatement of the existing Senior Intercreditor Agreement, which shall include, among other things, a consent from Seer P&A Facility Agent to the increases in commitments under and as being implemented by the Senior Facility Credit Agreement and any other necessary consents and the making of other modifications to the existing Senior Intercreditor Agreement necessary to conform to the terms of the Senior Facility Credit Agreement, including Section 2.9(f) thereof; and

(4)       An amendment or amendment and restatement of the existing Subordination Agreement, which shall include a consent from the Administrative Agent to the increases in commitments under and as being implemented by the Senior Facility Credit Agreement and any other necessary consents.

(x)            Representations and Warranties. The representations and warranties of the Credit Parties set forth in Article 3 and in the other Fundamental Documents shall be true and correct in all material respects (unless qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date).

(y)            No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing, nor shall any such Default or Event of Default occur as a result of the execution hereof.

(z)             Other Documents. On or prior to the Closing Date, the Administrative Agent shall have received such other documentation and information as the Administrative Agent may reasonably request.

5.               AFFIRMATIVE COVENANTS

From the Closing Date and for so long as the Commitments shall be in effect, any amount shall remain outstanding under any Loan or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that it will, and will cause each other Credit Party to:

SECTION 5.1             Financial Statements and Reports. Furnish or cause to be furnished to the Administrative Agent (and the Administrative Agent shall promptly make the same available to the Lenders, including their Public-Siders):

(a)             Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheets of the Parent and its Consolidated Subsidiaries (together with consolidating schedules reflecting adjustments to the relevant financial statements between the Parent and its Consolidated Subsidiaries on the one hand and the Borrower and its Consolidated Subsidiaries on the other hand), as at the end of, and the related consolidated statements of income, stockholders’ equity and cash flows for, such fiscal year and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an unqualified report and opinion of independent public accountants of nationally recognized standing as shall be retained by the Borrower and be reasonably satisfactory to the Administrative Agent (it being understood that the “Big Four” accounting firms are hereby approved by the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall not be subject to any “going concern” or like explanation, qualification or exception or any explanation, qualification or exception as to the scope of such audit and shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer of the Parent, to the effect that such financial statements fairly present in all material respects the consolidated financial position of the Parent and its Consolidated Subsidiaries (and the Borrower and its Consolidated Subsidiaries in the case of the consolidating adjustments schedules) as at the dates indicated and the consolidated results of their operations for the periods indicated in conformity with GAAP.

(b)            Within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2016, the unaudited consolidated balance sheets of the Parent and its Consolidated Subsidiaries (together with consolidating schedules reflecting adjustments to the relevant financial statements between the Parent and its Consolidated Subsidiaries on the one hand and the Borrower and its Consolidated Subsidiaries on the other hand), and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for, such fiscal quarter, and for the portion of the fiscal year through the end of such fiscal quarter and the corresponding figures, all as at the end of the corresponding quarter, and for the corresponding period, in the preceding fiscal year, together with a certificate signed by an Authorized Officer of the Parent, to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Parent, all adjustments necessary to present fairly in all material respects the consolidated financial position of the Parent and its Consolidated Subsidiaries (and the Borrower and its Consolidated Subsidiaries in the case of the consolidating adjustments schedules) as at the end of the fiscal quarter and the consolidated results of operations for the fiscal quarter then ended in conformity with GAAP, subject to normal year-end and audit adjustments and the absence of footnotes.

(c)             Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Business Plan for the then current fiscal year (with quarterly figures) and the subsequent full fiscal year (with annual figures).

(d)            Concurrently with the delivery of the financial statements required under Sections 5.1(a) and 5.1(b), a brief narrative report by management outlining the business, financial condition and results of operations of the Credit Parties, in a form reasonably acceptable to the Administrative Agent.

(e)             From time to time, upon the reasonable written request of the Administrative Agent, and after a reasonable time period to comply with such request, (i) copies of information prepared by or for a Credit Party or received by a Credit Party regarding prospective productions and estimated Direct Negative Costs of such productions, and (ii) as soon as available but no later than one hundred eighty (180) days following Completion of each Item of Product, the final Direct Negative Cost statement of such Item of Product.

(f)             From time to time, upon the reasonable written request of the Administrative Agent, and after a reasonable time period to comply with such request, all regular periodic financial reports prepared by or for a Credit Party, or received by a Credit Party, with respect to each Item of Product from the beginning of pre-production until such Item of Product is Completed; such reports shall include the Credit Parties’ cost basis in the Item of Product, the estimated cost to Complete such Item of Product (in the form provided to the Approved Completion Guarantor, if any), and the anticipated delivery and release dates for such Item of Product.

(g)            Concurrently with the delivery of the financial statements required under Sections 5.1(a) and 5.1(b), a certificate of an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent (a “Compliance Certificate”) (i) stating whether or not such Authorized Officer has knowledge, after due inquiry, of any condition or event which would constitute a Default or Event of Default and, if so, specifying the details of each such condition or event and any action taken or proposed to be taken with respect thereto, (ii) certifying that all filings required under Section 5.7 have been made and listing each such filing that has been made since the later of the Closing Date and the date of the last Compliance Certificate, and also listing any recordation or registration number received by any Credit Party with respect to such filings or any prior filings that have not previously been provided pursuant to a certificate delivered under this Section 5.1(g), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered to the Administrative Agent hereunder (or, until the delivery of the first audited financial statements hereunder, since the date of the financial statements referred to in Section 4.1) resulting in a change in the preparation of the financial statements accompanying such certification, and specifying such change and such effect, (iv) identifying (A) all Subsidiaries of each Credit Party existing on the date of such Compliance Certificate and (B) all Excluded Subsidiaries and a summary of assets and activities for such Excluded Subsidiaries, in each case indicating, for each such Subsidiary or Excluded Subsidiary, whether such Subsidiary was formed or acquired since the later of the Closing Date and the date of the last Compliance Certificate, (v) demonstrating in reasonable detail compliance with the provisions of Sections 6.10 and 6.22, (vi) identifying any changes of the type described in Section 6.9 that have not been previously reported by a Credit Party, (vii) identifying any events which give rise to an obligation by the Borrower hereunder to prepay all or any portion of the Loans that have occurred since the later of the Closing Date and the date of the last Compliance Certificate and setting forth a reasonably detailed calculation of the amount of such prepayment obligation, (viii) listing and attaching (to the extent not previously delivered to the Administrative Agent) copies of all Notices of Assignment executed during the later of the Closing Date and the date of the last Compliance Certificate, (ix) providing updates (in a form reasonably acceptable to the Administrative Agent) to Schedules 3.7(b), 3.8(a), 3.8(b), 3.8(d) and 3.25 necessary to make the applicable representations set forth in Sections 3.7(b), 3.8(a), 3.8(b), 3.8(d) and 3.25 true and correct as of the date of such Compliance Certificate, (x) listing and attaching (to the extent not previously delivered to the Administrative Agent) copies of any material debt instruments or other evidence of material Indebtedness incurred by any Credit Party since the later of the Closing Date and the date of the last Compliance Certificate.

(h)            [Intentionally Omitted].

(i)              Concurrently with the provision of such certificate to the Senior Facility Agent, a Liquidity Certificate (as defined in the Senior Facility Credit Agreement).

(j)              Promptly upon their becoming available, copies of (x) all registration statements, proxy statements, notices and reports any Credit Party shall file with any securities exchange or with the Securities and Exchange Commission or any successor agency, if any, and (y) all reports, financial statements, press releases and other information which any Credit Party shall release, send or make available to the holders of its equity interests generally.

(k)            Within ten (10) days after receipt thereof by a Credit Party, copies of all management letters received by a Credit Party from its auditors.

(l)              Promptly upon written request therefor, any information required by the Administrative Agent or any Lender under or in connection with the USA Patriot Act.

(m)           Within sixty (60) days after the end of each calendar quarter, a report containing prospective release dates for each Item of Product together with a notation indicating whether the relevant exhibitors or counterparties, as the case may be, under the terms of the Significant Exploitation Agreements have confirmed such release date.

(n)            Within five (5) days after a Picture or Program has been “green-lit,” notice to the Administrative Agent that such Picture or Program has been “green-lit,” which notice shall contain the estimated production budget, list of principal cast, director and/or third party producers, anticipated P&A Expenses (in the case of Pictures), estimated production start date and delivery date and an estimated release date for the Qualifying Picture or Program in the Domestic Territory.

(o)            Within one (1) Business Day after receipt thereof by a Credit Party, pre-release tracking reports from any vendor providing such reports to such Credit Party for any Qualifying Picture or Program that has been “green-lit.”

(p)            From time to time such additional information regarding the financial condition or business of any Credit Party or otherwise regarding the Collateral and the Pledged Collateral, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request in writing.

(q)            Within ten (10) days after execution of a Swap Agreement by any Credit Party, written notice thereof from the applicable Credit Party.

(r)             Promptly upon (i) their becoming available, copies of any amendment, modification, waiver or other agreement which modifies the terms of any Significant Exploitation Agreement and (ii) any Authorized Officer of a Credit Party obtaining knowledge of any event or circumstance which has, or may, result in a material change to a Significant Exploitation Agreement, such Credit Party shall promptly give written notice thereof to the Administrative Agent specifying the nature of such material change.

SECTION 5.2             Corporate Existence; Compliance with Laws. Do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its legal existence, rights, licenses, permits and franchises except as otherwise permitted under Section 6.6, and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (iii) to maintain in effect and enforce policies and procedures designed to ensure compliance by it and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.3             Maintenance of Properties. Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) and (i) from time to time make (or cause to be made) all necessary and proper repairs, renewals, replacements, additions and improvements thereto, and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP; provided, however, that nothing in this Section 5.3 shall prevent any Credit Party from discontinuing the use, operation or maintenance of such properties or from disposing of them, in each case in accordance with Section 6.6.

SECTION 5.4             Notice of Material Events.

(a)             Promptly upon any Authorized Officer of a Credit Party obtaining knowledge of (i) any Default or Event of Default, (ii) any action or event which could reasonably be expected to materially and adversely affect the performance of the Credit Parties’ obligations under this Credit Agreement or any other Fundamental Document, the repayment of the Loans, or the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) under the Fundamental Documents, (iii) any other action or event which could reasonably be expected to result in a Material Adverse Effect, (iv) any event which could reasonably be expected to materially and adversely impact upon the amount or collectability of accounts receivable of the Credit Parties or otherwise materially decrease the value of any Collateral or Pledged Collateral, or (v) any Person giving any notice to any Credit Party, or taking any other action to enforce remedies with respect to a claimed default or event or condition of the type referred to in Sections 7.1(h) or 7.1(i), such Credit Party shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such claimed default, condition or event, or specifying the notice given or action taken and the nature of such claimed default, condition or event and what action such Credit Party has taken, is taking and proposes to take with respect thereto.

(b)            Promptly upon any Authorized Officer of a Credit Party obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any Credit Party or any assets of a Credit Party which, if adversely determined could reasonably be expected to result in a Material Adverse Effect, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent or the Lenders), such Credit Party shall (x) promptly give written notice thereof to the Administrative Agent and provide such other information as may be available to it to enable the

Administrative Agent and the Lenders to evaluate such matters and (y) upon request promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a notice delivered to the Administrative Agent pursuant to clause (x) above and provide such other information as may be reasonably requested and available to it to enable the Administrative Agent and the Lenders to evaluate such matters.

SECTION 5.5             Insurance.

(a)             Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with, or greater than, customary industry standards) by financially sound and reputable insurers against all risks of loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable replacement value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with normal industry standards.

(b)            Maintain with financially sound and reputable insurers (i) insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent with, or greater than, customary standards, including Flood Insurance in connection with any Collateral that is real property (other than (x) real property not located in a Special Flood Hazard Area, or (y) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program) and (ii) the Key-Man Policy.

(c)             Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Item of Product produced by any Credit Party, or from the date of acquisition of each Item of Product acquired by any Credit Party (other than a Picture in which a Credit Party holds a Revenue Participation), through the third anniversary of the date on which such Item of Product is released and as otherwise required by applicable contracts, a so-called “Errors and Omissions” policy covering all such Items of Product, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for Items of Product of like type, but at a minimum, to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto.

(d)            Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Item of Product produced by any Credit Party, or from the date of acquisition of each Item of Product acquired by any Credit Party (other than a Picture in which a Credit Party holds a Revenue Participation) (i) until such time as the Administrative Agent shall have been provided with satisfactory evidence of the existence of one negative or master tape in one location and an interpositive, internegative or duplicate master tape in another location of the final version of the Completed Item of Product, insurance on the negatives and sound tracks or master tapes of such Item of Product in an amount not less than the cost of re-shooting the principal photography of such Item of Product and otherwise re-creating such Item of Product and (ii) until principal photography of such Item of Product has been concluded, a cast insurance policy with respect to such Item of Product, which provides coverage to the extent and in such manner as is customary for Items of Product of a like type, but at minimum, to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto.

(e)             Cause all such above-described insurance (excluding worker’s compensation insurance) (i) to provide for the benefit of the Administrative Agent that at least thirty (30) days’ prior written notice of cancellation, termination, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) to name the Administrative Agent (for the benefit of the Secured Parties) as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance); provided, however, that so long as no Event of Default shall have occurred and be continuing, production insurance recoveries received by a Credit Party prior to Completion or abandonment of an Item of Product may be utilized to finance the production of such Item of Product, and; provided, further, that so long as no Event of Default has occurred or is continuing, property insurance proceeds may be used to repair damage in respect of which such proceeds were received; (iii) to the extent that none of the Secured Parties shall be liable for premiums or calls, to name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured, including, without limitation, under any “Errors and Omissions” insurance policy; and (iv) with respect to the Key-Man Policy, to name the Administrative Agent as an assignee of beneficial interest.

(f)             Render to the Administrative Agent upon the request of the Administrative Agent a broker’s report in form and substance reasonably satisfactory to the Administrative Agent as to all such insurance coverage, including such detail as the Administrative Agent may reasonably request.

SECTION 5.6             Music. With respect to any Item of Product produced by a Credit Party, when such Item of Product has been scored, if requested by the Administrative Agent and if available to a Credit Party, deliver to the Administrative Agent within a reasonable period of time after such request (i) written evidence of the music synchronization rights, if any, obtained from the composer or the licensor of the music, and (ii) copies of all the most current cue sheets with respect to such Item of Product.

SECTION 5.7             Copyrights and Trademarks.

(a)             As soon as practicable but no later than sixty (60) days after (i) the (x) initial release of a Picture or (y) in the case of a Program or other Item of Product, the initial broadcast or streaming of the final episode of a “season” or production cycle for such Program or other Item of Product, to the extent any Credit Party is or becomes the copyright proprietor thereof or otherwise acquires a copyrightable interest therein, and (ii) any Credit Party acquires any trademark, trade name, service mark or service name, in each case of clauses (i) and (ii) above, take any and all actions necessary to register the copyright for, or such other copyrightable interest in, such Item of Product, or such trademark, service mark, trade name or service name, respectively, in the name of such Credit Party (subject to a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Copyright Security Agreement and a Trademark Security Agreement) in conformity with the laws of the United States of America and such other jurisdictions as the Administrative Agent may reasonably specify, and promptly deliver to the Administrative Agent, if not previously delivered, (x) written evidence of the submission for registration and subsequently of registration of any and all such copyrights, trademark, service mark, trade name or service name of the Credit Parties for inclusion in the Collateral, and (y) a Copyright Security Agreement Supplement relating to such copyright or such other copyrightable interest or a Trademark Security Agreement relating to such trademark, trade name, service mark or service name, in each case, executed by the relevant Credit Parties.

(b)            Obtain instruments of transfer or other documents evidencing the interest of any Credit Party with respect to the copyright relating to Items of Product in which such Credit Party owns a copyrightable interest and any trademark, trade name, service mark or service name which such Credit Party acquires, and promptly record, or cause to be recorded, if such interest may be recorded with the U.S. Copyright Office, the U.S. Patent and Trademark Office or such other jurisdictions, such instruments of transfer in the assignment records of the U.S. Copyright Office, the U.S. Patent and Trademark Office or such other jurisdictions as the Administrative Agent may reasonably specify.

SECTION 5.8             Books and Records; Examination.

(a)             Maintain or cause to be maintained at all times true and complete books and records of its financial operations (which shall be in accordance with GAAP) and provide the Administrative Agent and its representatives (and any time after an Event of Default shall have occurred and be continuing, the Lenders) access to such books and records and to any of its properties or assets upon reasonable notice (which may be delivered telephonically) and during regular business hours (in each case unless an Event of Default shall have occurred and be continuing, in which case no such limitations shall apply) in order that the Administrative Agent (and the Lenders, as applicable) may make such audits and examinations of, and make abstracts from, such books, accounts, records and other papers pertaining to the Collateral, and upon notification to the applicable Credit Party, permit the Administrative Agent and its representatives (and any time after an Event of Default shall have occurred and be continuing, the Lenders) to discuss the affairs, finances and accounts with, and be advised as to the same by, such Credit Party’s officers and independent accountants, all as the Administrative Agent may reasonably deem appropriate for the purpose of verifying the accuracy of each report delivered to the Administrative Agent and/or the Lenders pursuant to this Credit Agreement or for otherwise ascertaining compliance with the Fundamental Documents; provided, however, that (i) if no Event of Default shall have occurred and be continuing, no more than one such visit shall occur in any twelve (12) month period and (ii) any such visit conducted by the Lenders (as opposed to the Administrative Agent) shall be coordinated through the Administrative Agent.

(b)            If at any time when no Event of Default has occurred and is continuing, the Administrative Agent wishes to confirm with account debtors and other payors the amounts and terms of any or all receivables of any Credit Party, the Administrative Agent will so notify such Credit Party. The Administrative Agent agrees to have such confirmation made through the Credit Parties’ auditors. If for any reason such auditors fail to proceed with the confirmations in a timely manner, the Administrative Agent may proceed to make such confirmations directly with account debtors and other payors after prior written notice to the Borrower. Each of the Credit Parties hereby agrees that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to confirm directly with account debtors and other payors, the amounts and terms of all accounts receivable of the Credit Parties.

SECTION 5.9             Third Party Audit Rights. Promptly notify the Administrative Agent of, and at all times allow the Administrative Agent or its designee access to the results of, all audits conducted by (i) any Credit Party of any third party licensee, partnership, or joint venture, or (ii) any contract counterparty of any Credit Party, in each case, pertaining to the Collateral. Upon the reasonable request of the Administrative Agent, to the extent that the Credit Parties shall have the right to conduct such audits, the Credit Parties will exercise their audit rights with respect to any such third party licensees, partnerships and joint ventures. If any Credit Party fails to initiate such audit within thirty (30) days following the Administrative Agent’s request or if an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to exercise directly such Credit Party’s audit rights under any agreement with respect to any Item of Product included in the Collateral.SECTION 5.10          Observance of Agreements. Duly observe and perform all material terms and conditions of each Distribution Agreement, Co-Financing Agreement and Co-Financing Venture Agreement, all Revenue Participation Documentation and all other material agreements to which it is a party relating to the production, acquisition, distribution and other exploitation of each Item of Product and diligently protect and enforce (or cause to be protected and enforced) the rights of the Credit Parties under all such agreements in a manner consistent with prudent business judgment.SECTION 5.11          Laboratories; No Removal.

(a)             To the extent any Credit Party has control over, or rights to receive, any of the Physical Materials relating to any Item of Product, deliver or cause to be delivered to a Laboratory or Laboratories all negative and preprint material, master tapes and all sound track materials with respect to each such Item of Product and deliver to the Administrative Agent a fully executed Pledgeholder Agreement with respect to such materials. To the extent that any Credit Party has only rights of access to such preprint material or master tapes and has not created duplicate materials sufficient to exploit its rights and has not stored such duplicate materials at a Laboratory that has delivered a Pledgeholder Agreement to the Administrative Agent, the applicable Credit Party shall deliver to the Administrative Agent a fully executed Laboratory Access Letter covering such materials. Prior to a Credit Party requesting any such Laboratory to deliver any such negative or other preprint or sound track material or master tapes to another Laboratory, such Credit Party shall provide the Administrative Agent with a Pledgeholder Agreement or Laboratory Access Letter, as appropriate, executed by such other Laboratory and all other parties to such Pledgeholder Agreement or Laboratory Access Letter, as the case may be. Each Credit Party hereby agrees not to deliver or remove or cause the delivery or removal of the original negative and film or sound materials or master tapes with respect to any Item of Product owned by any Credit Party or in which any Credit Party has an interest to a location outside the United States of America, Canada or the United Kingdom without the prior written consent of the Administrative Agent; provided, that before any such materials may be located in Canada or the United Kingdom, at the request of the Administrative Agent, appropriate local law security documents in form and substance satisfactory to the Administrative Agent shall be delivered to the Administrative Agent. For the avoidance of doubt, no Credit Party shall be required to deliver a Pledgeholder Agreement or Laboratory Access Letter with respect to an Item of Product in which a Credit Party holds a Revenue Participation.

(b)            During production of any Item of Product produced by a Credit Party, promptly deliver (or cause to be delivered) the daily rushes for such Item of Product to the appropriate Laboratory as soon as reasonably practicable and, in any event, no less frequently than weekly.

(c)             With respect to Items of Product that are Completed or acquired after the Closing Date, promptly after such Completion or acquisition, deliver to the Administrative Agent and the Laboratories that are signatories to Pledgeholder Agreements a revised schedule of the Physical Materials therefor on deposit with such Laboratories to the extent applicable.

SECTION 5.12          Taxes and Charges; Indebtedness in Ordinary Course of Business. Duly pay and discharge, or cause to be duly paid and discharged, (i) before the same shall become delinquent (after giving effect to applicable extensions), all Taxes imposed upon a Credit Party or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, (ii) all claims for labor, materials, or supplies which in the case of clause (i) or (ii) above, if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of any Credit Party; provided, however, that any such Tax or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and such Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto or if the aggregate amount of such Taxes and claims does not exceed $50,000; and provided, further, that if such Credit Party will pay all such Taxes or charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor, or post a bond or other security therefor acceptable to the Administrative Agent. Each Credit Party will promptly pay when due, or in conformance with customary trade terms, all other Indebtedness incident to its operations.

SECTION 5.13          Liens. Defend the Collateral and the Pledged Collateral against any and all Liens howsoever arising (other than Permitted Encumbrances) and the status of the Lien in favor of the Administrative Agent (on behalf of the Secured Parties) therein (prior to all Liens other than Specified Permitted Encumbrances in the case of all Collateral other than certificated Pledged Securities, and prior to all Liens (other than the Liens granted to the Senior Facility Agent and Seer P&A Facility Agent, as applicable, under the Senior Loan Documents) in the case of certificated Pledged Securities), and in any event defend against any attempted foreclosure (other than a foreclosure by the Administrative Agent under the Fundamental Documents).

SECTION 5.14          Further Assurances; Security Interests.(a)             Upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Fundamental Documents.

(b)            Upon the reasonable request of the Administrative Agent, (i) promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper in the reasonable judgment of the

Administrative Agent, to provide the Administrative Agent (for the benefit of the Secured Parties) a perfected Lien in the Collateral and the Pledged Collateral with the priority contemplated by Section 3.18 and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and (ii) perform or cause to be performed such other acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Administrative Agent (for the benefit of the Secured Parties) the Lien in the Collateral and the Pledged Collateral (with the priority contemplated by Section 3.18) contemplated hereunder and under the other Fundamental Documents. The Administrative Agent or Borrower will give at least forty-five (45) days prior written notice to the Secured Parties prior to any Credit Party being required to execute or deliver any real estate mortgage or other real estate specific security document in accordance with the Fundamental Documents and upon confirmation from all Secured Parties that flood insurance due diligence and flood insurance compliance has been completed, the Borrower may so execute such real estate security documentation.

(c)             Promptly undertake to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Administrative Agent (for the benefit of the Secured Parties).

(d)            Not create any Lien on any assets of any Credit Party securing any obligations under the Senior Loan Documents if these same assets are not subject to, and do not become subject to, a Lien securing the Obligations.

SECTION 5.15          Environmental Laws.

(a)             Promptly notify the Administrative Agent upon an Authorized Officer of any Credit Party becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, when taken together with all other pending violations, could reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which any Credit Party may receive from any Governmental Authority or other Person with respect to any violation, or potential violation, or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.

(b)            Comply with and use reasonable efforts to ensure compliance by all tenants and subtenants of a Credit Party with all Environmental Laws, and obtain and comply in all respects with and maintain and use commercially reasonable efforts to ensure that all tenants and subtenants of a Credit Party obtain and comply in all respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)             Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non-appealable order; provided, that the appropriate Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.

(d)            Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to: (i) any act or omission of any Credit Party arising under or related to Environmental Laws or Hazardous Materials, (ii) the violation of or non-compliance by any Credit Party with any Environmental Laws, (iii) the presence, Release or threatened Release, of any Hazardous Materials or exposure of any Person to any Hazardous Materials relating in any manner to any Credit Party or any property currently or formerly owned, operated, occupied or leased by any Credit Party, (iv) any breach of any representation, or violation of any covenant, made hereunder relating to Environmental Laws or Hazardous Materials, or (v) any orders, requirements or demands of Governmental Authorities or any other Persons related thereto, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (x) the gross negligence or willful acts or willful misconduct of any indemnified party, to the extent so found in a final judgment of a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required or (y) acts or omissions of any indemnified party in possession or control of any such assets.

SECTION 5.16          Use of Proceeds. Use the proceeds of the Facility to (a) finance the Credit Parties’ development, pre-production, production, and acquisition expenses of Items of Product, (b) as needed, fund premiums associated with the Key-Man Policy, (c) pay fees and expenses incurred in connection with this Credit Agreement and the transactions contemplated hereunder and (d) for general working capital purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.17          Distribution Agreements; Letters of Credit.

(a)             Promptly, and in any event within ten (10) Business Days of receipt thereof, deliver or make available to the Administrative Agent true and complete copies of (i) each Distribution Agreement, and (ii) all amendments and modifications to any existing Distribution Agreement.

(b)            From time to time (i) furnish to the Administrative Agent such information and reports in the possession of or available to a Credit Party regarding the Distribution Agreements as the Administrative Agent may reasonably request, and (ii) upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, make such demands and requests to the other parties to such Distribution Agreements for information and reports or for action as the applicable Credit Party is entitled to make under each such Distribution Agreement.

(c)             Subject to the terms of the Subordination Agreement, promptly upon receipt thereof by a Credit Party, deliver to the Administrative Agent to be held as part of the Collateral, the original of all letters of credit (including any amendments thereto) under which a Credit Party is the beneficiary (whether pursuant to a Distribution Agreement or otherwise) after the Closing Date; provided, that, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall, upon written request by a Credit Party, release any such letter of credit to the applicable Credit Party in order to permit such Credit Party to present such letter of credit at the time of a drawing.

(d)            Take all action on its part to be performed necessary to effect timely payments under all letters of credit under which a Credit Party is the beneficiary, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.

SECTION 5.18          Subsidiaries. Deliver to the Administrative Agent:

(a)             Promptly after (a) the formation or acquisition of a wholly-owned Subsidiary (other than an Excluded Subsidiary) of the Borrower (but in any event prior to commencement of operations by such Subsidiary), (b) the production financing incurred by a Special Purpose Producer having been repaid in full (unless such Special Purpose Producer has already transferred all of its assets to a Credit Party and is thus an Immaterial Subsidiary), (c) any other Excluded Subsidiary ceases to be an Excluded Subsidiary, (d) any Subsidiary becomes a guarantor of the obligations under any Senior Loan Document (as applicable), or (e) the Borrower elects to join a CFC or its Subsidiaries as a Credit Party hereunder, (i) an Instrument of Assumption and Joinder duly executed by such Subsidiary, (ii) an appropriate UCC financing statement (or foreign equivalent) naming such Subsidiary as debtor and the Administrative Agent as secured party, (iii) organizational documents of the type described in Section 4.1(a), and (iv) the certificates (if any) representing 100% of the Equity Interests issued by such Subsidiary to a Credit Party together with an undated stock power (or any comparable document for non-corporate entities) duly endorsed or executed in blank by the appropriate Pledgor.

(b)            Promptly following the creation or acquisition of an Excluded Subsidiary (but in any event prior to any Credit Party making any capital contribution or other Investment therein or loan thereto), the Credit Parties shall deliver or cause such Person to deliver to the Administrative Agent (unless expressly excluded from the definition of “Pledged Securities”): to the extent that the Equity Interests of such Person owned by a Credit Party have not previously been pledged to the Administrative Agent (for the benefit of the Secured Parties) and (in the case of Special Purpose Producers) are not required to be pledged to a production lender, an executed pledge agreement, and the certificates (if any) representing 100% of the Equity Interests owned by a Credit Party in such Person, together with an undated stock power (or any comparable document for non-corporate entities).

(c)             Promptly following the creation or acquisition of a Co-Financing Venture Entity (but in any event prior to any Credit Party making any capital contribution or other Investment therein or loan thereto), the Credit Parties shall deliver or cause such Person to deliver to the Administrative Agent an accommodation security agreement in accordance with paragraph 9 of Schedule 1.3.

(d)            Following the Closing Date, to the extent that the Administrative Agent has reasonably determined that the cost to a Credit Party is not disproportionate to the benefit to be realized by the Secured Parties, all non-U.S. Credit Parties (and the Credit Parties which hold Equity Interests therein) shall comply with any reasonable request of the Administrative Agent to provide local law security grants and stock pledges in order to provide perfected security interests to the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, that are senior to all other Liens other than Specified Permitted Encumbrances.

SECTION 5.19          ERISA Compliance and Reports. Furnish to the Administrative Agent (a) as soon as possible, and in any event within thirty (30) days after any executive officer of a Credit Party has knowledge that (i) any Reportable Event with respect to any Plan has occurred, a statement of an executive officer of the Credit Party, setting forth on behalf of such Credit Party details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC, or (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to a Plan or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan subject to Title IV of ERISA or a Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, proceedings have been instituted to terminate a Plan subject to Title IV of ERISA, or any such Credit Party or ERISA Affiliate has incurred any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an executive officer of the Credit Party, setting forth details as to such event and the action the applicable Credit Party proposes to take with respect thereto and (b) promptly after receipt thereof, a copy of any notice any Credit Party or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any Plan subject to Title IV of ERISA or to appoint a trustee to administer any such Plan.

SECTION 5.20          Location of Bank Accounts. Promptly upon the establishment thereof, inform the Administrative Agent of the location and purpose of each bank account of the Credit Parties.

SECTION 5.21          Licensing Intermediaries. To the extent a Credit Party retains a Licensing Intermediary in connection with the distribution or other exploitation of an Item of Product, cause such Licensing Intermediary to (i) execute and deliver security documentation (in form and substance acceptable to the Administrative Agent, which in any event shall provide that upon a Default or Event of Default the Administrative Agent may instruct the applicable Licensing Intermediary to remit all amounts owing to any Credit Party to a collection account) which grants the applicable Credit Party or the Administrative Agent a security interest in any such distribution or other exploitation rights, and in any proceeds thereof (including any letters of credit) that is senior to all other Liens other than Specified Permitted Encumbrances, and (ii) agree in writing to remit all gross receipts with respect to such Item of Product that are received by such Licensing Intermediary, net of its customary fees and expenses, to the applicable collection account (or, to the extent necessary to facilitate the transaction, a collection account in the name of such Credit Party at a bank located in the jurisdiction of such Licensing Intermediary; provided that, such Credit Party transfers such amounts immediately to a collection account) as soon as practicable after its receipt thereof.

SECTION 5.22          Items of Product. The ability of a Credit Party or Co-Financing Venture Entity (as applicable) to obtain Loans under the Senior Facility Credit Agreement or initial Borrowing Base credit (under and as defined in the Senior Facility Credit Agreement) in respect of an Item of Product (including, in the case of Programs, that the following provisions be satisfied with respect to each season, regardless of whether credit was extended on the basis of prior seasons) (other than a Revenue Participation) is subject to the satisfaction of the following conditions precedent; provided, that, notwithstanding anything to the contrary herein, if the Credit Parties have satisfied the conditions set forth in Sections 5.22(a) (“Item of Product Declaration”) and (e) (“Security Documents”) below for an Item of Product, and have not yet requested any Borrowing Base (as defined in the Senior Facility Credit Agreement) relating to such Item of Product or spent the proceeds of any Loans under the Senior Facility Credit Agreement towards such Item of Product, the Credit Parties may proceed with (as applicable) the commencement of principal photography of, or acquisition of rights in such Item of Product without having satisfied the balance of the following Section 5.22 requirements, so long as the Credit Parties achieve the balance of such Section 5.22 requirements within 15 Business Days (or such longer period as agreed to by the Senior Facility Agent in its sole discretion) after (as applicable) the commencement of principal photography of, or acquisition of rights in, such Item of Product; provided, that until the Senior Obligations Repayment Date (under and as defined in the Subordination Agreement), the Senior Facility Agent, and thereafter, the Administrative Agent, may, in its discretion, waive any of the following conditions precedent for digital Items of Product and Items of Product being produced under a Television Joint Venture structure:

(a)             Item of Product Declaration. The Administrative Agent shall have received the applicable Item of Product Declaration in respect of such Item of Product, duly executed by an Authorized Officer of the Borrower.

(b)            Item of Product Documents. The Administrative Agent shall have received:

(i)              in the case of an Item of Product produced or co-financed (as opposed to acquired after Completion or, if acquired previously, for which the minimum guarantee payment is due on or after Completion) by a Credit Party or Co-Financing Venture Entity, copies of the budget (and, if different, the Bonded Budget), current shooting script, production schedule and cash flow schedule in respect of such Item of Product;

(ii)            in the case of an acquired Item of Product, the acquisition agreement and any other documents reasonably incidental thereto;

(iii)          a copy of the Distribution Agreement in respect of such Item of Product for the Domestic Territory if the existence of such Distribution Agreement is a requirement under any foreign Distribution Agreement giving rise to Eligible Receivables included in the Borrowing Base under and as defined in the Senior Facility Credit Agreement, and in any event if such Distribution Agreement in respect of such Item of Product has been executed (unless such Item of Product is being self-distributed in the Domestic Territory by the Borrower through the Significant Exploitation Agreements);

(iv)          copies of all other pre-sale Distribution Agreements in respect of such Item of Product, if any;

(v)            a copy of a fully-executed Notice of Assignment with respect to each pre-sale Distribution Agreement in respect of such Item of Product then in existence and included in the Borrowing Base (under and as defined in the Senior Facility Credit Agreement) (provided, that the Senior Facility Agent may waive the requirement that a domestic obligor countersign a Notice of Assignment);

(vi)          certificates or binders of insurance for such Item of Product as required by Section 5.5, together with endorsements naming the Administrative Agent as an “additional insured” or “loss payee”, as applicable;

(vii)        a list of all agreements executed in connection with such Item of Product that provide for deferments or participations, together with copies of such agreements as the Administrative Agent may reasonably request (in each case only to the extent available to the Borrower in the event that a Credit Party is responsible for making payments of such deferments or participations); and

(viii)      unless the Administrative Agent otherwise consents in the context of a negative pick up arrangement or other acquired Item of Product, copies of fully-executed intercreditor agreements with all guilds granted a Lien on such Item of Product, which Lien is filed prior to the filing of the Liens granted to the Administrative Agent on such Item of Product.

(c)             Chain of Title. The Administrative Agent shall have received (i) copies of all agreements, instruments of transfer or other instruments (including, without limitation, the rights agreements) (the “Chain of Title Documents”), or (ii) a “clean” representation and warranty by a Major Studio, in each case necessary to establish, to the reasonable satisfaction of the Senior

Facility Agent, the applicable Credit Party’s or Co-Financing Venture Entity’s (as applicable) ownership or rights under license of sufficient rights in such Item of Product to enable such Credit Party or Co-Financing Venture Entity to produce and/or exploit the applicable rights to such Item of Product and to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests therein which are contemplated by this Credit Agreement; provided, that in the context of negative pickup arrangements which require delivery of Chain of Title Documents as a condition to payment, the Chain of Title Documents shall be promptly delivered to the Administrative Agent following receipt by the Credit Party or Co-Financing Venture Entity (as applicable) (in each case except as contemplated by clause (ii) above).

(d)            Completion Guaranty. Only in the case of Pictures, if such Picture is Uncompleted and a Credit Party is obligated to or otherwise will fund a portion of the Direct Negative Costs prior to Completion (or in the case of an acquired Picture, paying any portion of the purchase price prior to delivery to the Credit Party, other than deposits which do not exceed $750,000 in the aggregate for any Picture), the Administrative Agent shall have received an Approved Completion Bond from an Approved Completion Guarantor.

(e)             Security Documents. The Administrative Agent shall have received (it being understood that, with respect to any Co-Financed Item of Product (i) the availability of the following security documents shall be subject to the applicable Credit Party’s interest and right in and to such Co-Financed Item of Product and (ii) the security interest of the Administrative Agent under such security documents will be subject to the terms of the Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement (as applicable)):

(i)              a Copyright Security Agreement Supplement for such Item of Product;

(ii)            Pledgeholder Agreements or Laboratory Access Letters, as applicable, for such Item of Product;

(iii)          an Account Control Agreement for each Production Account maintained by a Credit Party in relation to such Item of Product, if applicable; and

(iv)          any other security documents or filings necessary or reasonably requested by the Administrative Agent to provide to the Administrative Agent a Lien that is prior to all Liens other than Specified Permitted Encumbrances in the applicable Credit Party’s interest and right in and to such Item of Product.

(f)             Co-Financed Item of Product. If such Item of Product is a Co-Financed Item of Product, (a) (i) the Administrative Agent shall have received and approved (such approval not to be unreasonably withheld) fully executed copies of the Co-Financing Agreement, and of any other applicable documentation reasonably requested by the Administrative Agent to evidence satisfaction of the requirements set forth in Section 6.25, and (ii) if required by Section 6.2(h) or 6.25, the Administrative Agent shall have received a fully executed Co-Financing Intercreditor Agreement or (b) in the case of an Approved Co-Financing Venture Transaction, the Credit Parties shall have satisfied the requirements set forth on Schedule 1.3.

(g)            Co-Financing Venture Entities. If such Item of Product is being produced pursuant to an Approved Co-Financing Venture Transaction, (i) the Administrative Agent shall have received fully executed copies of the Co-Financing Venture Agreement and any other applicable documentation reasonably requested and approved by the Administrative Agent (such approval not to be unreasonably withheld) to evidence satisfaction of the terms and conditions for qualification as an “Approved Co-Financing Venture Transaction” hereunder and (ii) if requested by the Administrative Agent, it shall have received a fully executed Co-Financing Venture Interparty Agreement.

(h)            Interparty Agreements. If requested by the Administrative Agent, the Administrative Agent shall have received a fully executed Interparty Agreement with respect to such Item of Product.

SECTION 5.23          Post-Closing Conditions. Within (i) ten (10) Business Days following the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent the fully executed U.K. Debenture and (ii) 30 days following the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent (a) to the extent mandated by Section 6.14, Account Control Agreements for each deposit account of a Credit Party held at the following financial institutions to the extent an Account Control Agreement is not already in place for such deposit account: City National Bank, JPMorgan Chase Bank, N.A., Royal Bank of Canada plc and First Republic Bank and (b) Laboratory Access Letters and Pledgeholder Agreements, as applicable, covering the following Items of Product: “Secret in Their Eyes”, “The Boy”, “Desierto” and “Edge of Seventeen”.

SECTION 5.24          Issuance of Agent Fee Shares. On the closing date of the Existing Subordinated Credit Agreement, Parent issued to Red Fish Blue Fish, LLC the Existing Agent Fee Shares, which when issued were duly authorized, validly issued, fully paid and nonassessable. On the Closing Date, Parent shall issue to Red Fish Blue Fish, LLC the Closing Date Agent Fee Shares, which when issued will be duly authorized, validly issued, fully paid and nonassessable.

SECTION 5.25          Revenue Participations. The ability of a Credit Party to acquire a Revenue Participation is subject to the satisfaction of the following conditions precedent:

(a)             Revenue Participation Documentation. The Administrative Agent shall have received fully executed copies of all Revenue Participation Documentation relating to such Revenue Participation which such documentation shall contain (i) commitments from the applicable Major Studio (x) to refund the applicable Credit Party’s investment plus a reasonable interest factor in the event such underlying Picture is not Completed and released by dates certain not to be outside the Maturity Date (or an Approved Completion Bond has been delivered to the applicable Credit Party and the Senior Facility Agent) and (y) to provide the applicable Credit Party or the Administrative Agent (A) Ultimates Reports with respect to such underlying Picture sufficient to determine the Remaining Ultimates, which shall be provided with the frequency required under the Senior Facility Credit Agreement, and (B) if applicable, the documentation, materials, and other evidence of compliance with the requirements set forth in the definition of “Tax Incentive Receivable”, or (ii) terms of the economic interests in a Picture to which a Credit Party is entitled that are acceptable to the Senior Facility Agent.

(b)            Lien in Participation. The Administrative Agent holds or has taken action to hold a security interest in the applicable Credit Party’s interest in such Revenue Participation.

(c)             No Third Party Claims. The Administrative Agent shall have received a certificate executed by an Authorized Officer of the applicable Credit Party certifying that such Credit Party is not aware of any third party claim against such Revenue Participation.

(d)            Approved Distributor. The Approved Domestic Distributor that is distributing the underlying Picture to which such Revenue Participation relates is a Major Studio.

(e)             Acknowledgement of Assignment; Direction of Proceeds. The Administrative Agent shall have received from the applicable Approved Domestic Distributor an acknowledgment of the assignment of such Revenue Participation to the Administrative Agent for security in form and substance satisfactory to the Administrative Agent.

(f)             Picture Declaration. The Administrative Agent shall have received a Picture Declaration (with the form to be modified as appropriate to reflect that the subject Picture is a Revenue Participation) in respect of such Revenue Participation, duly executed by an Authorized Officer of the Borrower.

(g)            Other Documents. The Administrative Agent shall have received such other documentation and information relating to such Revenue Participation as the Senior Facility Agent may reasonably request.

6.               NEGATIVE COVENANTS

From the Closing Date and for so long as the Commitments shall be in effect, any amount shall remain outstanding under any Loan or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that it will not, and will not allow any other Credit Party to, and solely with respect to Sections 6.27 and 6.29, the Parent agrees that it will not:

SECTION 6.1             Limitations on Indebtedness. Incur, create, assume or suffer to exist any Indebtedness or Equity Interests with liquidation preferences or permit any partnership or joint venture in which a Credit Party is a general partner to incur, create, assume or suffer to exist any Indebtedness or Equity Interests with liquidation preferences other than:

(a)             Indebtedness represented by the Loans, the Notes and the other Obligations;

(b)            to the extent constituting Indebtedness, Guarantees permitted pursuant to Section 6.3;

(c)             subject to the limitations set forth herein, unsecured liabilities for acquisitions of underlying rights in Items of Product and trade payables incurred in the ordinary course of business and payable on normal trade terms and not otherwise prohibited hereunder;

(d)            ordinary course liabilities relating to profit participations and other contingent compensation, including royalties, deferments, guild residuals and payments pursuant to Co-Financing Agreements or Co-Financing Venture Agreements (as applicable) with respect to the production, distribution, acquisition or other exploitation of Items of Product;

(e)             Indebtedness in respect of inter-company advances payable by one Credit Party to another Credit Party;

(f)             Indebtedness arising in connection with transactions permitted under Sections 6.7 and 6.8;

(g)            Indebtedness of a Credit Party to an Approved Co-Financier in relation to a Co-Financed Item of Product, subject to the relevant Co-Financing Intercreditor Agreement; provided that such Indebtedness is non-recourse to the Credit Parties other than with respect to such Item of Product;

(h)            to the extent constituting Indebtedness, amounts payable to an Approved Completion Guarantor from the proceeds of a Picture to recoup its contribution to the Direct Negative Costs of such Picture and other amounts recoupable by such Approved Completion Guarantor with regard to such Picture pursuant to the terms of the applicable Approved Completion Bond;

(i)              Indebtedness pursuant to Swap Agreements permitted under Section 6.18;

(j)              Indebtedness in respect of secured purchase money financing (including Capital Leases) to the extent permitted by Section 6.2(n), in an amount not to exceed $115,000 in the aggregate at any one time outstanding;

(k)            to the extent the same may constitute Indebtedness hereunder, liabilities incurred in respect of commitments to repay “prints and advertising” and other distribution expenses or residuals or other contingent compensation incurred by an Approved Co-Financier or Distributor;

(l)              Indebtedness outstanding on the Closing Date listed on Schedule 6.1(l) and any Indebtedness which represents an extension, refinancing or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any such Indebtedness described on Schedule 6.1(l) (such Indebtedness being so extended, refinanced or renewed being referred to herein as the “Refinanced Indebtedness”); provided, that (i) such Refinancing Indebtedness does not increase the principal amount or interest rate of the Refinanced Indebtedness, (ii) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Credit Party, (iii) no Credit Party that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, (v) the terms of such Refinancing Indebtedness are not less favorable to the obligor thereunder than the original terms of such Refinanced Indebtedness and (iv) if such Refinanced Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Indebtedness;

(m)           Indebtedness of the Credit Parties up to the amount of the Senior Principal Limit (under and as defined in the Subordination Agreement);

(n)            Indebtedness of the Credit Parties with respect to Subordinated Debt pursuant to subordination arrangements satisfactory to the Required Lenders;

(o)            Indebtedness provided by third party financiers in respect of tax incentive or tax rebate programs which may not be included in the Borrowing Base under and as defined in the Senior Facility Credit Agreement due to such tax incentive or rebate program not satisfying the requirements for a “Tax Incentive Receivable” (under and as defined in the Senior Facility Credit Agreement) due to the terms of such program (e.g. such program does not provide for payment until after one year following the Maturity Date, payment pursuant to such program is conditioned upon a content requirement, or the jurisdiction providing such program is not approved hereunder) or exceeding the Total Commitments (as defined in the Senior Facility Credit Agreement); provided, that (A) at the time of the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing, (B) such Indebtedness shall be non-recourse to the Credit Parties or any of their assets, other than such Credit Party’s rights to the applicable tax incentive or tax rebate, or is otherwise incurred in accordance with Section 6.27, (C) any lien securing such Indebtedness shall satisfy the requirements under Section 6.2(q) hereof, and (D) the aggregate amount of such Indebtedness does not exceed the gross dollar amount of the anticipated tax incentive or tax rebate; and

(p)            other Indebtedness of the Credit Parties not to exceed $2,875,000 in the aggregate at any one time outstanding.

SECTION 6.2             Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of its revenue stream, property or assets, whether now owned or hereafter acquired, except:

(a)             Liens of the Administrative Agent (for the benefit of the Secured Parties) under this Credit Agreement, the other Fundamental Documents and any other document contemplated hereby or thereby;

(b)            Liens pursuant to written security agreements (on customary terms reasonably acceptable to the Administrative Agent) in favor of guilds that are required pursuant to collective bargaining agreements; provided, that, with respect to any such Lien which is filed after the Closing Date but prior to the filing of the Liens granted to the Administrative Agent on an Item of Product, the Administrative Agent receives an intercreditor agreement in form and substance reasonably satisfactory to it;

(c)             Liens customarily granted or incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment; provided that such Liens are limited to the goods provided or to the goods relating to which services were rendered;

(d)            Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP and that do not otherwise result in an Event of Default;

(e)             Liens for Taxes not yet due or the validity or amount of which is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.12 and as to which appropriate reserves have been established in accordance with GAAP;

(f)             Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts;

(g)            Liens in favor of Distributors to secure their right to enjoy their licensed rights pursuant to Distribution Agreements entered into in the ordinary course of business on terms reasonably satisfactory to the Administrative Agent; provided, that each such Distributor has entered into an interparty or intercreditor agreement with the Administrative Agent reasonably satisfactory to the Administrative Agent in all respects;

(h)            Liens granted by a Credit Party in favor of an Approved Co-Financier in connection with a Co-Financed Item of Product, provided, that such Liens are subject to a Co-Financing Intercreditor Agreement;

(i)              Liens to secure transactions contemplated by Sections 6.7 and 6.8 to the extent permitted thereunder;

(j)              [Intentionally Omitted];

(k)            deposits (i) under worker’s compensation, unemployment insurance, old age pensions, and social security and similar laws or (ii) to secure statutory obligations, or surety, appeal, performance or other similar bonds (other than completion bonds) and other obligations of a like nature, in each case incurred in the ordinary course of business;

(l)              Liens in favor of an Approved Completion Guarantor in connection with an Item of Product to secure the rights of such Approved Completion Guarantor to recoup its contribution to the Direct Negative Cost of such Item of Product and other amounts recoupable by such Approved Completion Guarantor with regard to such Item of Product, subject to an Interparty Agreement;

(m)           any Lien on any property or asset of a Credit Party existing on the Closing Date and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of such Credit Party and (ii) such Lien shall secure only those obligations which it secures on the Closing Date;

(n)            Liens securing purchase money Indebtedness permitted under Section 6.1(j) hereof and granted to a vendor or other Person financing the acquisition of property, plant or equipment; provided, that (i) such Liens only cover the property so purchased and are acceptable to the Administrative Agent in its reasonable discretion, and (ii) the Indebtedness secured by the Lien does not exceed the acquisition cost of the particular assets acquired;

(o)            Liens arising in connection with transactions permitted under Section 6.1(l);

(p)            possessory Liens (other than those of Laboratories and production houses permitted under Section 6.2(c)) that (i) occur in the ordinary course of business, (ii) secure normal trade debt that is not yet due and payable and (iii) do not secure Indebtedness;

(q)            Liens securing Indebtedness relating to outside tax incentive financing described in Section 6.1(o) hereof; provided, that such Lien shall (i) only attach to the Credit Party’s rights in the applicable tax incentive or tax rebate being financed and (ii) be subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(r)             [Intentionally Omitted];

(s)             Liens securing obligations under the Senior Facility Credit Agreement, subject to the Subordination Agreement;

(t)              Liens securing obligations under the Seer P&A Facility Credit Agreement, subject to the Subordination Agreement;

(u)            Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(v)            Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(w)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(x)            other Liens securing obligations in an aggregate amount outstanding not to exceed (and so long as the fair market value of the assets subject thereto do not exceed) $2,875,000 at any one time.

SECTION 6.3             Limitation on Guarantees. Incur, create, assume or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a joint venture in respect of Indebtedness of such partnership or joint venture), either directly or indirectly, except:

(a)             performance guarantees in the ordinary course of business under guild agreements, or to suppliers, talent, licensees or laboratories which are providing services in connection with the production, acquisition, distribution or other exploitation of any Item of Product by or for any Credit Party;

(b)            the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(c)             the Guarantees made by the Guarantors pursuant to Article 9;

(d)            customary Guarantees in connection with participations and deferments relating to an Item of Product;

(e)             Guarantees of obligations under the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement; and

(f)             Guarantees of obligations of another Credit Party that the Credit Party could have incurred directly as a primary obligor without violating the terms of any Fundamental Document;

provided that in the case of any guaranty by any Credit Party of obligations of a Credit Party engaged in a Television Joint Venture or in Digital Product shall be subject to the TV/JV Investments Basket and the Other Investments Basket, as appropriate, such that the maximum recourse to the Credit Party guarantor shall while the guaranty is outstanding constitute utilization of such baskets and if a payment is made by such Credit Party guarantor then the amount so paid shall reduce the applicable basket by a corresponding amount.

SECTION 6.4             Limitations on Investments. Create, make or incur any Investment, except:

(a)             Investments in Cash Equivalents;

(b)            to the extent constituting Investments, Guarantees permitted under Section 6.3;

(c)             Investments in or to any other Credit Party; provided, that any such Investments made in Credit Parties engaging in Television Joint Ventures or Digital Product shall be subject to the TV JV/Digital Product Investments Basket and the Other Investments Basket referred to below;

(d)            to the extent constituting Investments, inter-company Indebtedness permitted under Section 6.1(e);

(e)             Investments in connection with the development, production, acquisition and exploitation of Items of Product, in each case subject to the limitations set forth in Section 6.24 of each of the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement and to the TV JV/Digital Product Investments Basket and the Other Investments Basket;

(f)             Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers or other debtors, or in settlement of delinquent obligations arising in the ordinary course of business;

(g)            other Investments (except for Investments permitted by clauses (j) or (k) below) in an amount not to exceed $1,150,000 in the aggregate at any one time outstanding;

(h)            Investments in a Co-Financing Venture Entity by contributing or otherwise transferring to such Co-Financing Venture Entity applicable rights with respect to an Item of Product to be produced, acquired or financed by such Co-Financing Venture Entity; and

(i)              Investments of cash in or to a Co-Financing Venture Entity in an amount not to exceed the sum of (i) the Credit Parties’ portion of the Budgeted Negative Cost for an Item of Product to be produced or acquired by such Co-Financing Venture Entity, or such greater amount as shall be required to Complete such Item of Product if any other applicable co-financier defaults on its payment obligations pursuant such Co-Financing Venture and as a result of such over-funding the Credit Parties will be entitled to a corresponding pro rata increased share of the proceeds of such Item of Product, in each case so long as the use of investment proceeds by such Co-Financing Venture Entity is covered by an Approved Completion Bond, if applicable, plus (ii) the Credit Parties’ share of (x) any nominal administrative costs to be incurred in connection with the formation and maintenance of such Co-Financing Venture Entity and (y) other permitted expenditures of such Co-Financing Venture Entity (other than production or acquisition costs);

(j)              Investments in Credit Parties engaged in any Television Joint Ventures or in Digital Product in an aggregate amount outstanding (net of returns) at any time not to exceed $17,250,000 (the “TV JV/Digital Product Investments Basket”); and

(k)            Investments (x) in Credit Parties engaged in Television Joint Ventures or Digital Product or (y) in non-Credit Party third parties or third party projects in Digital Product, Pictures, Programs or otherwise in an aggregate amount (for clauses (x) and (y)) not to exceed $5,750,000 at any time outstanding (net of returns) (the “Other Investments Basket”).

SECTION 6.5             Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, other than:

(a)             dividends or distributions either (i) payable solely in additional Equity Interests issued by a Credit Party; provided, that such Equity Interests (other than Equity Interest issued by Parent) are pledged to the Administrative Agent (for the benefit of the Secured Parties) as additional Pledged Securities, or (ii) payable to a Credit Party;

(b)            distributions to Parent in an amount equal to the lesser of (A) an amount necessary to pay any Tax burden or estimated Tax burden of Parent and (B) the excess of (1) the Tax burden that would have been borne by the Borrower had the Borrower been the parent of a consolidated federal Tax group, and consolidated, unitary or affiliates state or local Tax group with the Credit Parties and their Subsidiaries that are U.S. Persons over (2) the actual federal state and local Tax burden of the Credit Parties and their Subsidiaries that are U.S. Persons; provided, in each case, that (i) no Default or Event of Default shall have occurred and be continuing or would result from any such distribution unless the Administrative Agent otherwise consents, (ii) such distributions are computed after deduction of all losses, loss carry forwards and other deductions which may be claimed at such time in respect of such period or prior periods, and after giving effect to any foreign tax credits or other credits of which Parent or any Credit Party or any of its Subsidiaries may avail itself and (iii) the Borrower provides ten (10) days’ prior written notice of any such distribution to the Administrative Agent and, if requested by the Administrative Agent, the Borrower provides to the Administrative Agent a calculation, in sufficient detail as may be reasonably satisfactory to the Administrative Agent, of the amounts in (A) and (B) of this Section 6.5(b) with respect to such distribution and a copy of Parent’s income and franchise Tax returns for the relevant period;

(c)             any payments with respect to the Obligations;

(d)            [Intentionally Omitted];

(e)             payments to Odd Lot Entertainment, LLC, Shanghai Media Group or the Hony Investors or any of their respective Affiliates in connection with a Co-Financed Item of Product or other arms-length contractual arrangements permitted under Section 6.11;

(f)             to the extent constituting Restricted Payments, Investments permitted pursuant to Section 6.4(g); and

(g)            pay Allocated Overhead Costs (under and as defined in the Senior Facility Credit Agreement) to the extent within the overall limitations contained in Section 6.23 of the Senior Facility Credit Agreement.

SECTION 6.6             Consolidation, Merger or Sale of Assets, etc. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of any item of Collateral or agree to do or suffer any of the foregoing, except:

(a)             any Credit Party may merge with and into, or transfer assets to, another Credit Party; provided, however, that if any such transaction involves the Borrower, then the Borrower must be the surviving entity in each such transaction;

(b)            any Credit Party that is a production services company may dissolve so long as all of the assets owned by such production services company, if any, are transferred to another Credit Party;

(c)             any Guarantor that is a production services company may dissolve so long as all of the assets owned by such Guarantor, if any, are transferred to another Credit Party or sold for fair market value;

(d)            any sale, transfer, assignment or other disposition of used, obsolete, worn out or surplus equipment or property;

(e)             licenses and sales of Items of Product, or of rights therein, (b) dispositions of any non-material items of Collateral and (c) dispositions of development properties for fair market value or the actual development costs of the Credit Parties, in each case in the ordinary course of business;

(f)             any sale, transfer or assignment to a Co-Financing Venture Entity pursuant to an Approved Co-Financing Venture Transaction;

(g)            as permitted under Section 6.7 or 6.8; and

(h)            Liens permitted by Section 6.2.

SECTION 6.7             Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Credit Party (including, without limitation, any right to receive payment under any Distribution Agreement) except for purposes of collection in the ordinary course of business as permitted pursuant to Section 6.6 above, or otherwise with the prior written consent of the Administrative Agent; provided, however, that the Credit Parties shall be entitled to sell, liquidate or otherwise transfer tax deductions, rebates, credits and/or refunds so long as the transactions relating thereto are on terms (including an acceptable present-valued rate of return on the assets being transferred) and pursuant to documentation satisfactory to the Administrative Agent.

SECTION 6.8             Sale and Leaseback; Soft Dollar Transactions.

(a)             Enter into any sale and leaseback transaction with any Person or Persons, whereby in contemporaneous transactions any Credit Party sells essentially all of its right, title and interest in an Item of Product and acquires or licenses the right to distribute or exploit such Item of Product in media and markets accounting for substantially all the value of such Item of Product, except such transactions as are evidenced by documentation acceptable to the Administrative Agent in its sole discretion; provided, however, that with the consent of the Administrative Agent, a Credit Party may enter into a sale and leaseback transaction and the Administrative Agent will release its Liens relating to the relevant Item of Product, subject to reattachment to all of the distribution rights, for equivalent periods as were held by such Credit Party immediately prior to such sale and leaseback transaction provided, that the transaction (i) would not decrease the amount of revenue to be received by such Credit Party by more than a nominal amount (or delay the anticipated timing of receipt of such revenue), (ii) would not result in the Administrative Agent (for the benefit of the Secured Parties) not having a perfected Lien in the portion of gross receipts to be applied in satisfaction of the Obligations or in the other items of Collateral that is senior to all other Liens other than Specified Permitted Encumbrances, and (iii) is subject to customary documentation reasonably acceptable to the Administrative Agent.

(b)            Enter into any Soft Dollar Transaction in violation of the terms hereof, except to the extent waived by the Administrative Agent pursuant to Section 12.1(b)(ix).

SECTION 6.9             Places of Business; Change of Name, Jurisdiction. Change (i) the location of its chief executive office or principal place of business, (ii) any of the locations where it keeps any material portion of the Collateral or any material books and records with respect to the Collateral, or (iii) its name or jurisdiction of formation or organization without, in each case, (x) giving the Administrative Agent ten (10) days’ prior written notice of such change, and (y) filing (or authorizing the Administrative Agent to file) any additional Uniform Commercial Code financing statements (or foreign equivalent), and such other documents reasonably requested by the Administrative Agent to maintain perfection of the security interest of the Administrative Agent (for the benefit of the Secured Parties), in the Collateral.SECTION 6.10          Limitations on Capital Expenditures. Make, incur or suffer to exist any obligation to make, Capital Expenditures (for these purposes including any Capital Expenditures of the Parent) other than: (i) production or acquisition costs in respect of an Item of Product, which are properly includable in the Direct Negative Costs of Items of Product, (ii) development expenses for projects in development that are intended to become Items of Product and which would be properly includable in the Direct Negative Costs of Items of Product or (iii) other Capital Expenditures not to exceed (a) for the fiscal year ending September 30, 2016, $4,025,000, (b) for the fiscal year ending September 30, 2017, $5,175,000, and (c) for the fiscal year ending September 30, 2018, and each fiscal year thereafter, $2,012,500 (the “Capex Cap”); provided that, if for any fiscal year Capital Expenditures are less than such year’s Capex Cap (the difference being referred to herein as the “Capex Carry-Over Amount”), then the Capex Cap for the immediately succeeding year shall be increased by the Capex Carry-Over Amount; provided further, that the Capex Carry-Over Amount shall be deemed the last dollars spent toward Capital Expenditures in any fiscal year and, for the avoidance of doubt, the Capex Carry-Over Amount may not be carried over for more than one fiscal year; and provided, further, that Capital Expenditures shall be net of any allowances or rebates received from a landlord.

SECTION 6.11          Transactions with Affiliates. Enter into any transaction with any of its Affiliates unless such transaction (i) is approved by the Administrative Agent, (ii) is listed on Schedule 6.11, (iii) is solely between or among Credit Parties, (iv) is on terms no less favorable to the Credit Parties than could be obtained in an arm’s length third-party transaction or (v) is a co-financing arrangement that satisfies the requirements for a Co-Financed Item of Product with Odd Lot Entertainment, LLC, Shanghai Media Group, a Hony Investor or any other Approved Co-Financier.

SECTION 6.12          Business Activities. Engage in any business activities of any kind other than (i) the development, production, acquisition, financing, distribution or other exploitation of Pictures and Programs (to the extent permitted by Section 6.27), in each case subject to the limitations set forth in Section 6.24 of each of the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement and (ii) the development, production, acquisition and financing of Programs or Digital Product; provided that all Credit Party activity relating to Digital Product and Television Joint Ventures shall be conducted only by Credit Parties whose activities are limited to Digital Product and Television Joint Ventures and Investments which are subject to the TV JV/Digital Product Investments Basket and the Other Investments Basket.

SECTION 6.13          Fiscal Year End. Change its fiscal year end to other than September 30th.

SECTION 6.14          Bank Accounts. Unless permitted by the Administrative Agent, open or maintain any bank account other than (i) accounts maintained at the Senior Facility Agent or a lender under the Senior Facility Credit Agreement, and (ii) Production Accounts, in each case of clauses (i) and (ii) above, for which Account Control Agreements have been executed and delivered to the Administrative Agent (to the extent not waived by the Administrative Agent pursuant to Section 12.1(b)(ii)).

SECTION 6.15          ERISA. Engage in a non-exempt “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person”, as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any non-exempt “prohibited transaction”, with respect to any Plan or Multiemployer Plan; or permit any Plan to fail to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code), unless such failure shall have been waived in advance by the Internal Revenue Service; or terminate any Plan in a manner which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 303(k) of ERISA or Section 430(k) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which would be reasonably likely to result in a Material Adverse Effect.

SECTION 6.16          Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor Release or permit or suffer any Release as a result of any intentional act or omission on its part of Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case except where the same could not have a Material Adverse Effect.

SECTION 6.17          Use of Proceeds. (a) Use, or permit the use of, the proceeds of Loans other than for the purposes set forth in Section 5.16.

(b)            Request a Borrowing, or use (or procure that its Subsidiaries or its or their respective directors, officers, employees or agents use) the proceeds of any Borrowing, in each case (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.18          Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into in order to (i) effectively cap, collar or exchange interest rates (from floating to fixed rates) with respect to any interest-bearing liability or investment of a Credit Party or (ii) hedge foreign currency exposure in the ordinary course of business for the negative costs of Items of Product and anticipated receipts from Distributors.

SECTION 6.19          Amendments, Modifications and Terminations of Material Agreements.

(a)             Amend, alter, modify, terminate or waive, or permit any amendment, alteration, modification, termination or waiver of (i) the certificate of formation, limited liability company agreement (excluding the Borrower LLC Agreement) or articles or certificate of incorporation, by-laws or other analogous organizational or governance document of any Credit Party or the Parent in any manner that is adverse to any Secured Party or its respective rights under the Fundamental Documents, without the prior written consent of the Administrative Agent, (ii) the Borrower LLC Agreement, without the prior written consent of the Administrative Agent, (iii) the Senior Facility Credit Agreement or the Seer P&A Facility Credit Agreement, except as permitted under the Subordination Agreement, (iv) [Intentionally Omitted], or (v) any of the Significant Exploitation Agreements, any Revenue Participation Documentation, any other Distribution Agreement (or license agreement or sales agency agreement with a Licensing Intermediary) (if the amount payable to a Credit Party or to a Co-Financing Venture Entity thereunder is in excess of $500,000 individually or $1,000,000 in the aggregate for all such other Distribution Agreements under this clause (v)) or Co-Financing Agreement or Co-Financing Venture Agreement or any other material agreement to which any Credit Party or Co-Financing Venture Entity is a party, in each case under this clause (v), in any manner that (A) would materially increase the conditions to, delay the timing of or decrease the amount of any payments, contributions or loans to be made to the Credit Parties thereunder, (B) would materially decrease the conditions to, shorten the timing of or increase the amount of any payments, contributions or loans to be made by the Credit Parties thereunder, or (C) is otherwise materially adverse to any Secured Party or its respective rights under the Fundamental Documents, in each case of clauses (A), (B) and (C), without the prior written consent of the Administrative Agent.

(b)            To the extent a Credit Party controls a Co-Financing Venture Entity, permit such Co-Financing Venture Entity to engage in any activity not permitted by its operating agreement or other analogous governance document, or which is otherwise inconsistent with the terms and conditions for Approved Co-Financing Venture Transactions set forth on Schedule 1.3 hereto.

(c)             [Intentionally Omitted.].

(d)            The applicable Credit Party shall provide the Administrative Agent with a substantially final form of any such amendment, alteration, modification, waiver or agreement referred to in clauses (a) above prior to the execution thereof, and promptly following the execution of any such document, the Borrower shall provide the Administrative Agent with an executed copy thereof.

SECTION 6.20          No Negative Pledge. Enter into any agreement (i) prohibiting the creation or assumption of any Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) or any Person(s) refinancing the Facility upon the properties or assets of any Credit Party, whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured as a result of any Lien being granted to the Administrative Agent (for the benefit of the Secured Parties) or any Person(s) refinancing the Facility, in each case, except for the Fundamental Documents.

SECTION 6.21          Subsidiaries. Acquire or create any new direct or indirect Subsidiary except to the extent that the requirements of Section 5.18 have been met with respect to such Subsidiary.

SECTION 6.22          Anti-Layering. No Credit Party will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Facilities and senior in right of payment to this Facility. No such Indebtedness will be considered to be contractually subordinated or junior in right of payment to any Senior Facility by virtue of being unsecured or by virtue of being secured on a junior priority basis.

SECTION 6.23          Production Exposures (Program). Permit the aggregate Production Exposures for all Programs in active production to exceed at any one time the lesser of (a) 20% of the gross Budgeted Negative Costs of all of such Programs and (b) $10,000,000.

SECTION 6.24          [Intentionally Omitted].

SECTION 6.25          [Intentionally Omitted].

SECTION 6.26          Co-Financed Items of Product. Engage in any co-production or co-financing arrangement with respect to an Item of Product unless (i) it is an Approved Co-Financing Venture Transaction, (ii) it is a Revenue Participation that satisfies the requirements set forth in Section 5.25, or (iii) the following conditions have been and remain satisfied:

(a)             if the production of such Item of Product is not controlled by a Credit Party, then a Credit Party shall have customary approval rights (or shared approval rights) with respect to script, selection of the key elements for such Item of Product, and material amendments to the cash budget therefor;

(b)            unless otherwise agreed by the Administrative Agent, a Credit Party has ownership in a portion of the underlying copyrights relating to such Item of Product (and the related scenario, screenplay or script upon which such Item of Product is based) which corresponds (at a minimum) to its economic interest in such co-production or co-financing arrangement or is granted any distribution rights to such Item of Product, and which is sufficient to enable such Credit Party to grant a perfected security interest to the Administrative Agent (for the benefit of the Secured Parties) in the Credit Party’s share of the receivables or ultimates relating to such Item of Product included in the Borrowing Base under and as defined in the Senior Facility Credit Agreement that is senior to all other Liens (subject to the Liens under the Senior Loan Documents, the Liens described in clause (c) below and the Subordination Agreement);

(c)             unless otherwise agreed by the Administrative Agent, any Lien retained by the Approved Co-Financier in any rights relating to such Item of Product may be senior to the Lien of the Administrative Agent (for the benefit of the Secured Parties) to the extent of such Approved Co-Financier ’s contribution to the Direct Negative Cost of such Item of Product;

(d)            unless otherwise agreed by the Administrative Agent, the Approved Co-Financier shall not have a right to enforce any claim against any portion of the copyright or otherwise in relation to such Item of Product or the receivables related thereto that, in either case, is retained by the applicable Credit Party and included in the Borrowing Base under and as defined in the Senior Facility Credit Agreement, independent of the remedies to be pursued by the Administrative Agent (on behalf of the Secured Parties) and the Approved Co-Financier (subject to the Subordination Agreement); provided that the Interparty Agreement or Co-Financing Intercreditor Agreement will, to the extent required by the Administrative Agent, (x) prohibit any action by the Approved Co-Financier (including the exercise of any Liens) which would interfere with the distribution of such Item of Product pursuant to the applicable Distribution Agreements entered into by a Credit Party and the collection of amounts payable thereunder, (y) to the extent the applicable Credit Party is in charge of the collection of receivables related to such Co-Financed Item of Product, provide the Administrative Agent with the control of remedies against licensees of such Item of Product and the right to deduct the costs of enforcement of such remedies from amounts realized before making a distribution to the Approved Co-Financier of its share of such amounts payable, and (z) allow the Approved Co-Financier to pursue remedies only against the applicable Credit Parties (and only for money damages);

(e)             upon the request of the Administrative Agent, the applicable Credit Party shall provide to the Administrative Agent copies of chain of title documentation, security documentation, Laboratory Access Letters or Pledgeholder Agreements (as applicable), Notices of Assignment, Account Control Agreements and any other documentation reasonably necessary in the Administrative Agent’s discretion to perfect its first priority (subject only to Specified Permitted Encumbrances) security interest in the applicable Credit Party’s interest and rights in and to such Item of Product;

(f)             such Item of Product meets the parameters of a Co-Financed Item of Product; and

(g)            the Administrative Agent shall have received a fully executed Interparty Agreement or Co-Financing Intercreditor Agreement (whichever is requested by the Administrative Agent) with respect to such Item of Product.

Notwithstanding the foregoing or anything to the contrary contained herein, (i) in the case of a Revenue Participation, the Credit Parties’ economic interest in the applicable Item of Product shall not be greater than the Major Studio’s retained economic interest in such Item of Product and (ii) in the case of any other co-financing between the Credit Parties and a Major Studio, the Major Studio shall retain at least a 25% interest in the economic performance of such Item of Product.

SECTION 6.27          Item of Product Requirements.

(a)             Commence principal photography on any Item of Product or acquire an interest in any Item of Product or make any expenditure in respect of P&A Expenses for a Picture, unless each of the conditions precedent in Section 5.22 have been satisfied or waived in accordance with this Credit Agreement and the Subordination Agreement.

(b)            With respect to any Picture, enter into any Distribution Agreement (or permit a Licensing Intermediary to enter into any Distribution Agreement) with an Approved Domestic Distributor pursuant to which such Approved Domestic Distributor is entitled to retain a distribution fee greater than 13% of the gross receipts received by such Approved Domestic Distributor from its exploitation of the applicable Picture, unless (i) otherwise approved by the Senior Facility Agent prior to any borrowing under the Senior Facility Credit Agreement and the Seer P&A Facility Agent prior to any borrowing under the Seer P&A Facility Credit Agreement, in each case to fund P&A Expenses using the P&A Credit for such Picture, or (ii) no borrowing under the Senior Facility Credit Agreement or the Seer P&A Facility Credit Agreement, as applicable, is made to fund P&A Expenses using the P&A Credit for such Picture.

SECTION 6.28          No Adverse Selection. Produce, acquire, distribute or finance (or permit any of its Affiliates (except as set forth in the succeeding paragraph) or Subsidiaries to produce, finance, distribute or acquire) any Item of Product or interest therein, except in accordance with the following: All Items of Product (or interest therein) to be produced, acquired, distributed or financed, directly or indirectly, by the Borrower or any of its Subsidiaries or Affiliates (except as set forth in the succeeding paragraph) will be produced, acquired and distributed (as applicable) through a Credit Party and will be financed under the Senior Facility Credit Agreement and/or in the case of Pictures under the Seer P&A Facility Credit Agreement or with balance sheet cash of the Credit Parties; provided, that if (i) no Default or Event of Default is continuing, (ii) there is insufficient capacity under the overall Borrowing Base (under and as defined in the Senior Facility Credit Agreement) or the motion picture is not a Qualifying Picture, and (iii) the lenders under the Senior Facility Credit Agreement have been offered (but have not accepted within fifteen (15) Business Days after receipt of such offer) the opportunity to finance such Items of Product hereunder on the same or more favorable terms to the “Credit Parties” under and as defined therein, then the Borrower shall be entitled either (A) solely in the case of insufficient capacity, to finance such Item of Product with Loans under (and as defined in) the Senior Facility Credit Agreement, or (B) to form a Special Purpose Producer to obtain limited recourse financing from third party lenders or non-Credit Party affiliates of the Borrower, subject to the conditions and requirements set forth in the definition of “Special Purpose Producer” (and if such a Special Purpose Producer is formed, the Borrower shall cause it to comply with such conditions and requirements); provided further, that the outside financing of tax incentives and rebates shall also be permitted in accordance with Sections 6.1(o) and 6.2(q), so long as (i) the lenders under the Senior Facility Credit Agreement have been offered (but have not accepted within fifteen (15) Business Days of such offer) the opportunity to finance such incentive or rebate under the Senior Facility Credit Agreement on the same or more favorable terms to such lenders and the “Credit Parties” under and as defined therein, and (ii) in the case of financing from a non-Credit Party affiliate, such financing shall be on terms at least as favorable to the Special Purpose Producer as could be obtained in an arm’s length transaction with a non-affiliate in respect of tax credits, and (iii) such financing shall be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent.

Notwithstanding the foregoing, the outside entertainment businesses (i.e., independent of the Parent and its Subsidiaries) of the direct and indirect shareholders of the Parent, and the respective Affiliates of such shareholders (other than the Parent and its Subsidiaries), shall not be “Affiliates” subject to this Section 6.27 (other than in clause (ii) above with respect to financing provided by non-Credit Party Affiliates).

SECTION 6.29          No Election to be Treated as a Corporation. Make an election under Treasury Regulation Section 301.7701-3 (or any corresponding provision under state or local law, or any successor provision thereto) to be treated as a corporation for U.S. federal, state or local income or franchise tax purposes (other than Subsidiaries (1) which are required to be “C Corporations” in order to facilitate Soft Dollar Transactions; provided that such Subsidiaries do not have any assets other than (i) assets having nominal value or (ii) cash which, promptly following receipt thereof, is applied towards such Soft Dollar Transactions or toward production costs or (2) for which the Borrower has otherwise determined that it is necessary or desirable to form such Subsidiary as a corporation to facilitate permitted business activities of the Credit Parties).

SECTION 6.30          Holding Company. With respect to Parent (but not the Credit Parties), carry on any business, own any assets or incur any liabilities except for: (i) (a) the participation in tax, accounting and other administrative activities as the parent of the consolidated group of companies (including the Credit Parties) and provision of administrative services (excluding treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries; (b) ownership of (A) Equity Interests in the Borrower (but only if those Equity Interests are subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties), (B) Equity Interests in other Subsidiaries of Parent (including activities relating to the formation and capitalization of such subsidiaries), (C) cash and Cash Equivalents to be used for administrative purposes and (D) certain other nominal assets incidental to the business or activities described in this clause (b); (c) the maintenance of its corporate existence; (d) the execution and delivery of the Fundamental Documents and Senior Loan Documents to which it is a party and the performance of its obligations thereunder; (e) activities reasonably incidental to the businesses and activities described in the foregoing clauses (a) through (d), and (f) any other activities consented to by the Administrative Agent in writing in its sole discretion; and (ii) (a) any liabilities under the Fundamental Documents and Senior Loan Documents to which it is a party, (b) any non-recourse pledge of its Equity Interests in any other Subsidiary and (c) professional fees and administration costs incurred in the ordinary course of business as a holding company.

7.               EVENTS OF DEFAULT

SECTION 7.1             Events of Default. In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a)             any representation or warranty made by a Credit Party in this Credit Agreement or any other Fundamental Document to which it is a party or any statement or representation made by a Credit Party in any report, financial statement, certificate or other document furnished to the Administrative Agent or any Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;

(b)            default shall be made in the payment of principal of the Loans as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise;

(c)             default shall be made in the payment of interest on the Loans or other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for five (5) Business Days;

(d)            default shall be made by a Credit Party in the due observance or performance of any covenant, condition or agreement contained in Sections 5.1(a), (b) or (g), 5.2, 5.4 or Article 6;

(e)             [Intentionally Omitted];

(f)             default shall be made by a Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the earlier of (i) the applicable Credit Party receiving written notice thereof from the Administrative Agent or a Lender, and (ii) an Authorized Officer of the applicable Credit Party obtaining knowledge of such occurrence;

(g)            default shall be made with respect to any payment of any Senior Facility or any other Indebtedness of any Credit Party in excess of $1,150,000 in the aggregate at any one time outstanding when due, or in the performance of any other obligation incurred in connection with any Senior Facility or any such Indebtedness if the effect of such default is to accelerate the maturity of such Senior Facility or such Indebtedness, as applicable, or to permit the holder thereof to cause such Senior Facility or such Indebtedness, as applicable, to become due prior to its stated maturity, and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(h)            any Credit Party or Co-Financing Venture Entity shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any Credit Party or Co-Financing Venture Entity shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or any Credit Party or Co-Financing Venture Entity shall take any action to authorize, or in contemplation of, any of the foregoing;

(i)              any involuntary case, proceeding or other action against any Credit Party or Co-Financing Venture Entity shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it, or (ii) shall remain undismissed for a period of sixty (60) days;

(j)              final judgment(s) for the payment of money (to the extent not paid or fully covered by insurance) in excess of $575,000 in the aggregate shall be rendered against any Credit Party or Co-Financing Venture Entity, and within thirty (30) days from the entry of such judgment it shall not have been discharged or stayed pending appeal or which shall not have been discharged or bonded in full within thirty (30) days from the entry of a final order of affirmance on appeal;

(k)            this Credit Agreement, the Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement, any Pledgeholder Agreement, any Laboratory Access Letter, any UCC financing statements (or foreign equivalent), any Account Control Agreement, any security documentation executed by a Licensing Intermediary in favor of a Credit Party or any other security agreement securing the Obligations (each a “Security Document”) shall, for any reason with respect to the Collateral or Pledged Collateral in excess of $575,000 in the aggregate, not be or shall cease to be in full force and effect or shall be declared null and void or any of the Security Documents shall not give or shall cease to give the Administrative Agent the Liens, or cease to give the Administrative Agent the rights, powers and privileges purported to be created thereby in favor of the Administrative Agent (for the benefit of the Secured Parties), superior to and prior to the Liens and other rights of all third Persons (subject to Specified Permitted Encumbrances except in the case of Pledged Securities) and subject to no other Liens (other than Permitted Encumbrances), or the validity or enforceability of the Guarantees under Article 9 or the Liens granted, to be granted, or purported to be granted, by any of the Security Documents shall be contested by any Credit Party or its Affiliates;

(l)              [Intentionally Omitted];

(m)           a Change in Management shall occur;

(n)            a material default shall be made by a Credit Party or Co-Financing Venture Entity under, or a material payment default shall be made by a Distributor or sales agent or co-financier under, a Distribution Agreement, Co-Financing Agreement or Co-Financing Venture Agreement, after giving effect to any applicable cure periods thereunder, in each case unless the removal of any Borrowing Base credit (under and as defined in the Senior Facility Credit Agreement) supported by the obligations of any such Distributor or Approved Co-Financier or Approved Co-Financing Venture Counterparty, or by any such Distribution Agreement, Co-Financing Agreement or Co-Financing Venture Agreement, did not or would not result in the sum of the Credit Exposure (as defined in the Senior Facility Credit Agreement) exceeding the Borrowing Base (as reduced) (as defined in Senior Facility Credit Agreement);

(o)            (i) failure by any Credit Party or ERISA Affiliate to make any contributions required to be made to a Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of section 412 of the Code or section 302 of ERISA) shall occur with respect to any Plan (whether or not waived), (iii) the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) exceeds, in the aggregate, as of the last annual valuation date applicable thereto, the actuarial value of the assets of such Plans allocable to such benefits, (iv) any Credit Party or ERISA Affiliate shall have been notified by the sponsor of a

Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer Plan is in “reorganization” (within the meaning of ERISA) or is being terminated, (v) a Reportable Event with respect to a Plan shall have occurred, (vi) the withdrawal by any Credit Party or ERISA Affiliate from a Plan during a plan year in which it was a substantial employer (within the meaning of section 4001(a)(2) or 4062(e) of ERISA), (vii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, under section 4041(c) of ERISA, (viii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, a Plan by the PBGC, (ix) any other event or condition constituting grounds under section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (x) the imposition of a Lien pursuant to section 430(k) of the Code or section 303(k) of ERISA as to any Credit Party or ERISA Affiliate, in each case to the extent that any of the foregoing would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(p)            any Approved Completion Guarantor for an Uncompleted Item of Product for which value is included in the Borrowing Base (under and as defined in the Senior Facility Credit Agreement) shall have disaffirmed its obligations under its respective Approved Completion Bond and either (i) a replacement Approved Completion Bond for that Uncompleted Item of Product containing substantially the same terms and conditions to payment shall not have been executed within thirty (30) Business Days, or (ii) the removal of any Borrowing Base credit (under and as defined in the Senior Facility Credit Agreement) supported by such Approved Completion Bond did not or would not result in the sum of the Credit Exposure (as defined in the Senior Facility Credit Agreement) exceeding the Borrowing Base (as reduced) (as defined in the Senior Facility Credit Agreement);

(q)            any Approved Completion Bond for an Uncompleted Item of Product for which value is included in the Borrowing Base (under and as defined in the Senior Facility Credit Agreement) is void or voidable unless either (i) a replacement Approved Completion Bond containing substantially the same terms and conditions to payment shall have been executed within twenty (20) Business Days, or (ii) the removal of any Borrowing Base credit (under and as defined in the Senior Facility Credit Agreement) supported by such Approved Completion Bond did not or would not result in the sum of the Credit Exposure (as defined in the Senior Facility Credit Agreement) exceeding the Borrowing Base (as reduced) (as defined in the Senior Facility Credit Agreement); or

(r)             a Co-Financing Venture Entity or a Co-Financing Venture Transaction fails to comply with the requirements set forth in Schedule 1.3 and, with respect to a failure to comply with an affirmative and negative covenant incorporated by reference into Schedule 1.3, such failure remains unremedied following the expiration of the cure period (if any) set forth in this Section 7.1 for such covenant’s application to a Credit Party;

then, in every such event (other than an event specified in clause (h) or (i) above) and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and/or (ii) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in clause (h) or (i) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent or the Lenders pursuant to Applicable Law or otherwise. Furthermore, upon the occurrence and during the continuation of an Event of Default, at the request of the Administrative Agent, (i) each Credit Party shall cause all of the assets of each wholly-owned CFC to be distributed to a Credit Party and (ii) each Credit Party shall pledge 100% of its Equity Interests in each non-wholly-owned CFC.

If any Event of Default shall have occurred and be continuing, the Administrative Agent, without demand or performance or any other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may consent to the use by the Credit Party of any cash collateral arising in respect of the Collateral on terms as the Administrative Agent deems reasonable, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assignment of any credit risk.

8.               GRANT OF SECURITY INTEREST; REMEDIES

SECTION 8.1             Security Interests. The Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), and each Guarantor, as security for its obligations under Article 9, hereby grant, mortgage, pledge, assign, transfer, set over, convey and deliver to the Administrative Agent (for the benefit of the Secured Parties) a security interest in the Collateral.

SECTION 8.2             Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, a Credit Party may use its Collateral (including cash in each operating account and Production Account and proceeds of letters of credit in favor of the Credit Parties) in any lawful manner except as otherwise provided hereunder or thereunder;.

SECTION 8.3             Collection Accounts. The Credit Parties will maintain any collection and cash collateral accounts in each case as required under the Senior Loan Documents. Each Collection Account (under and as defined in the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement) and each Cash Collateral Account (under and as defined in the Senior Facility Credit Agreement and the Seer P&A Facility Credit Agreement) shall be under the control (within the meaning of Section 9-104 of the UCC) of the Administrative Agent

(subject to the terms of the Subordination Agreement); provided that, unless an Event of Default has occurred and is continuing, the Borrower shall apply the proceeds in such Collection Accounts and such Cash Collateral Accounts in accordance with the Subordination Agreement and, if any proceeds remain and are available to the Credit Parties after such application pursuant the Subordination Agreement, such remaining proceeds may be withdrawn by the Borrower and used for any expenditure not prohibited hereunder, subject only to the Administrative Agent’s right to withdraw and use such proceeds to make payments in accordance with any contractual commitments made by the Administrative Agent to third parties (such as guilds, Approved Co-Financiers and Approved Completion Guarantors) pursuant to any interparty or intercreditor agreements with respect to such proceeds.

SECTION 8.4             Credit Parties to Hold in Trust. Subject to the provisions of the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, each of the Credit Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of the Secured Parties), segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Secured Parties being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 8.7.

SECTION 8.5             Collections, etc. Subject to the provisions of the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its sole discretion, in its name (on behalf of the Secured Parties) or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party. The Administrative Agent will not be required to take any steps to preserve any rights against parties with prior claims on the Collateral. If any Credit Party fails to make any payment or take any action required hereunder, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Secured Parties) security interests in the Collateral and the value thereof, and, subject to the Subordination Agreement, the Administrative Agent is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to, or superior to, the security interest of the Administrative Agent (on behalf of the Secured Parties) in the Collateral (other than Specified Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.

SECTION 8.6             Possession, Sale of Collateral, etc. Subject to the provisions of the Subordination Agreement, upon the occurrence and during the continuance of an Event of

Default, the Administrative Agent (on behalf of the Secured Parties) may enter upon the premises of any Credit Party or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent may take such measures as it deems necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent shall decide, in one or more sales or parcels, at such prices as the Administrative Agent may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at a public or private sale, without demand of performance but with ten (10) days’ prior written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Administrative Agent or the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Administrative Agent (on behalf of the Secured Parties) or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 8, the Administrative Agent (on behalf of the Secured Parties) may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Administrative Agent and the Lenders by any Credit Party hereunder as a credit against the purchase price. The Administrative Agent (on behalf of the Secured Parties) shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent or the Lenders shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees that (i) it will indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Administrative Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent or the Lenders) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Collateral resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required or (y) any claims with respect to the Collateral asserted against an indemnified party by a Credit Party in which such Credit Party is the prevailing party (i.e., the party in whose favor an award is issued); and (ii) none of the Administrative Agent or any Lender shall have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence of such

Person, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required. Subject only to the lawful rights of third parties, any Laboratory which has possession of any of the Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Administrative Agent (on behalf of the Secured Parties) and, upon the occurrence and during the continuation of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by Applicable Law) to sell all or any portion of the Collateral upon the order and direction of the Administrative Agent (subject to the Subordination Agreement), and each Credit Party hereby waives any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Administrative Agent shall be entitled, if permitted by Applicable Law and the Subordination Agreement, to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as a court shall confer upon the receiver. Notwithstanding the foregoing and subject to the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Collateral in the possession of the Administrative Agent and the Lenders in the manner set forth in Section 8.7.

SECTION 8.7             Application of Proceeds after Event of Default. Subject to the provisions of the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or if directed by the Required Lenders shall, apply all income on the Collateral and all proceeds from any sale of the Collateral pursuant hereto, first toward payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement and the other Fundamental Documents, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and attorney’s fees and out-of-pocket expenses incurred by the Administrative Agent, and second to the payment in full of all other Obligations in accordance with Section 12.2; provided, however, that the Administrative Agent may in its discretion apply funds comprising the Collateral to pay the cost (i) of completing any Item of Product owned in whole or in part by any Credit Party in any stage of production, and (ii) of making delivery to the Distributors of such Item of Product. Any amounts remaining after such payment in full shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.

SECTION 8.8             Power of Attorney. Each Credit Party does hereby irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other Person or such Credit Party, upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, to (in each case subject to the provisions of the Subordination Agreement) receive, open and dispose of all mail addressed to any Credit Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Administrative Agent with full power and right to cause the mail of any such Credit Party to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and each Credit Party hereby ratifies and confirms all that the Administrative Agent or such other Person shall properly do by virtue hereof. In addition, each Credit Party does hereby further irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Administrative Agent, such other Person or any Credit Party, upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders (in each case subject to the provisions of the Subordination Agreement) (a) to enforce all of such Credit Party’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Administrative Agent (for the benefit of the Secured Parties) as contemplated hereby and under the other Fundamental Documents and to enter into such other agreements as may be necessary or appropriate in the judgment of the Administrative Agent to complete the production, distribution or exploitation of any Item of Product which is included in the Collateral, (b) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by any Credit Party, (c) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Fundamental Documents, and (d) to do any and all other acts necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. Each of the Credit Parties hereby ratifies and confirms in advance all that the Administrative Agent or its officers or designees as such attorney-in-fact shall properly do by virtue of this power of attorney.SECTION 8.9             Financing Statements; Direct Payments. Each Credit Party hereby authorizes the Administrative Agent to file UCC financing statements (or foreign equivalent) and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement and any other appropriate security documents or instruments and to give any notices necessary or desirable as determined by the Administrative Agent to perfect the Lien of the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, in all cases without the signature of any Credit Party, or to execute such items as attorney-in-fact for any Credit Party. In the event the Administrative Agent exercises such power of attorney, the Administrative Agent shall provide to the Borrower copies of any such documents or instruments executed by the Administrative Agent. Each Credit Party authorizes the Administrative Agent to use the description “all assets” or a similar description in any such UCC financing statement. Each Credit Party further authorizes the Administrative Agent, at the time that any Event of Default shall have occurred and be continuing, to notify any account debtor that all sums payable to such Credit Party relating to the Collateral shall be paid directly to the Administrative Agent.

SECTION 8.10          Termination and Release. The security interests granted under this Article 8 shall terminate (i) when all of the Obligations (other than Unasserted Contingent Obligations) shall have been fully and indefeasibly paid and performed and the Commitments shall have terminated and (ii) with respect to any Credit Party, if such Credit Party is designated as an Unrestricted Subsidiary in accordance with the terms of this Credit Agreement. Upon request by the Credit Parties (and at the sole cost and expense of the Credit Parties) after such termination, the Administrative Agent will promptly take all reasonable action and do all things reasonably necessary, including authorizing UCC termination statements and executing Pledgeholder Agreement and Laboratory Access Letter terminations, termination letters to account debtors, terminations of Account Control Agreements and copyright and trademark releases, to terminate the security interest (x) granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder or (y) granted by any Credit Party that is designated as an Unrestricted Subsidiary in accordance with the terms of this Credit Agreement after the Closing Date; provided that the Administrative Agent shall only be required to deliver such documents to the Borrower and shall have no obligation to file or record any such document.

SECTION 8.11          Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.

SECTION 8.12          Quiet Enjoyment. The Administrative Agent and the Lenders acknowledge and agree that the security interest hereunder of the Administrative Agent (on behalf of the Secured Parties) is subject to the rights of Quiet Enjoyment (as defined below) of the Distributors under Distribution Agreements, whether existing on the Closing Date or thereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean, in connection with the rights of a Distributor under a Distribution Agreement, the Administrative Agent’s and each other Secured Party’s agreement that their respective rights under this Credit Agreement and the other Fundamental Documents and in the Collateral are subject to the rights of such Distributor to distribute, exhibit and/or exploit the Items of Product licensed to it under such Distribution Agreement, and to receive prints or tapes and other delivery items or have access to preprint material or master tapes and other items to which such Distributor is entitled in connection therewith, and that even if a Secured Party shall become the owner of the Collateral in case of an Event of Default, such Secured Party’s ownership rights shall be subject to the rights of such Distributor under such agreement, subject to a reservation by the Administrative Agent (for the benefit of the Secured Parties) of any rights available to the applicable Credit Party if such Distributor is in default under the applicable Distribution Agreement. Neither the Administrative Agent nor any other Secured Party shall be responsible for any liability or obligation of any Credit Party, such Distributor or any Licensing Intermediary under the applicable Distribution Agreement. The Administrative Agent agrees that, upon the reasonable request of a Credit Party, it will provide written confirmation (pursuant to an Interparty Agreement, a Notice of Assignment or such other agreement in form and substance reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to Distributors under the Distribution Agreements.

SECTION 8.13          Continuation and Reinstatement. The security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Credit Party or otherwise.9.               GUARANTY OF GUARANTORS

SECTION 9.1             Guaranty.(a)             Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

(b)            Each Guarantor waives presentment to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise, (ii) any extension or renewal of any provision hereof or thereof, (iii) the failure of the Administrative Agent or the Lenders to obtain the consent of the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or any other agreement, (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent (on behalf of the Secured Parties) for the Obligations or any of them, (v) the failure of a Secured Party to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations, (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against any Credit Party, or any change in the corporate existence, structure, ownership or control of any Credit Party (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction), or (vii) the release or substitution of any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 13.6 and Section 13.12), to the extent permitted by Applicable Law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 or similar applicable law.

(c)             Each Guarantor further agrees that this Guaranty is a continuing guaranty, shall secure the Obligations and any ultimate balance thereof, notwithstanding that the Borrower or any other Persons may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any Guarantor, or to any other Person.

(d)            Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower, the other Guarantors and any other guarantors of the

Obligations and any circumstances affecting the Collateral (including the Pledged Securities) or the ability of the Borrower to perform under this Credit Agreement.

(e)             Each Guarantor’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Administrative Agent and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor with respect to the management and maintenance of the Obligations or any collateral security for the Obligations.

SECTION 9.2             No Impairment of Guaranty, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations (other than any Unasserted Contingent Obligations) are indefeasibly paid and performed in full and the Commitments have terminated.

SECTION 9.3             Continuation and Reinstatement, etc.

(a)             Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof, is rescinded or must otherwise be restored by the Administrative Agent or the Lenders upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Administrative Agent or the Lenders may have at law or in equity against the Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself and/or any of the other Secured Parties, forthwith pay or cause to be paid to the Administrative Agent (for the benefit of itself and/or the Secured Parties, as applicable), in cash an amount equal to the unpaid amount of such unpaid Obligations with interest thereon from the due date at a rate of interest equal to the rate specified in Section 2.7, and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantor or Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent (on behalf of the Secured Parties) with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.

(b)            All rights of each Guarantor against the Borrower, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent (for the benefit of the Secured Parties) or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the indefeasible payment in full of all the Obligations (other than any Unasserted Contingent Obligations) and the termination of the Commitments. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent (on behalf of the Secured Parties), segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 9.4             Limitation on Guaranteed Amount, etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account.

SECTION 9.5             Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.5 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.5 or otherwise under this Guaranty voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 9.5 shall remain in full force and effect until a discharge of its Guaranty hereunder.  Each Qualified ECP Guarantor intends that this Section 9.5 constitute, and this Section 9.5 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.            PLEDGE

SECTION 10.1          Pledge. The Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), and each other Pledgor, as security for its obligations hereunder, hereby grant, pledge, hypothecate, assign, transfer, set over, convey and deliver unto the Administrative Agent (for the benefit of the Secured Parties), a security interest in all Pledged Collateral now owned or hereafter acquired by them that is prior to all Liens other than the Liens in favor of the Senior Facility Agent and Seer P&A Facility Agent, as applicable, pursuant to the Senior Loan Documents. For the avoidance of doubt, for purposes of continuity of any pledge previously made under the Existing Subordinated Credit Agreement, the “Administrative Agent” shall also be deemed to include the Administrative Agent under the Existing Subordinated Credit Agreement for purposes of each grant, mortgage, pledge, assignment, transfer, set over, conveyance or delivery in the preceding sentence to the extent made by any Credit Party that was previously a “Credit Party” as defined under the Existing Subordinated Credit Agreement. Subject to the provisions of the Subordination Agreement, on or prior to the Closing Date, the Pledgors delivered or shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers (or any comparable documents for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents relating thereto as the Administrative Agent or its counsel shall reasonably request. Schedule 10.1 sets forth all of the Pledged Securities as of the Closing Date.

SECTION 10.2          Covenant. Each Pledgor covenants that as the owner of Equity Interests in each of its respective Subsidiaries it will not take any action to allow any additional Equity Interests of any of such Subsidiaries or any securities convertible or exchangeable into Equity Interests of such Subsidiaries to be issued, or grant any options or warrants, unless all of such interests are pledged to the Administrative Agent (for the benefit of the Secured Parties) as security for the Obligations and, if applicable, such Pledgor’s obligations under Article 9.

SECTION 10.3          Registration in Nominee Name; Denominations. Subject to the provisions of the Subordination Agreement, the Administrative Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (i) in its own name (on behalf of the Secured Parties) or in the name of its nominee, or (ii) in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. The Administrative Agent shall have the right to exchange the certificates representing any of the Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Credit Agreement.

SECTION 10.4          Voting Rights; Dividends; etc.

(a)             The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in Section 10.4(c).

(b)            All dividends or distributions of any kind whatsoever (other than cash dividends or cash distributions paid while no Event of Default is continuing) received by a Pledgor with respect to any Pledged Securities, whether declared on a regular periodic basis or resulting from a subdivision, combination, or reclassification of the outstanding capital stock or Equity Interests of the issuer or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall (subject to the provisions of the Subordination Agreement) immediately be delivered to the Administrative Agent to be held subject to the terms hereof. All dividends and distributions which are received by a Pledgor contrary to the provisions of this Section 10.4(b) shall be received in trust for the benefit of the Secured Parties, segregated from such Pledgor’s own assets, and shall be delivered to the Administrative Agent.

(c)             Subject to the provisions of the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default and notice (which may be delivered telephonically followed by written notice) to the applicable Pledgor from the Administrative Agent of the transfer of such rights to the Administrative Agent, all rights of such Pledgor (i) to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section 10.4, and (ii) to receive and retain cash dividends and cash distributions with respect to the Pledged Securities, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and cash distributions, until such time as the Event of Default has been cured or waived.

(d)            So long as no Event of Default shall have occurred and be continuing, any dividends or cash distributions received by a Credit Party in accordance with the terms hereof and of the Subordination Agreement may be used for any purpose permitted hereunder.

SECTION 10.5          Remedies Upon Default. If an Event of Default shall have occurred and be continuing, subject to the provisions of the Subordination Agreement, the Administrative Agent (on behalf of the Secured Parties), may sell the Pledged Securities, or any part thereof, at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Administrative Agent shall be authorized at any such sale (if the Administrative Agent deems it advisable to do so) to restrict to the fullest extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. The Administrative Agent shall give the Pledgors ten (10) days’ prior written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 10.5, the Administrative Agent (on behalf of the Secured Parties) may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Administrative Agent or any consenting Lender by any Credit Party as a credit against the purchase price; and the Administrative Agent, upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to any Pledgor or any third party (other than the Lenders). The Administrative Agent shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgors with respect thereto. Each Pledgor hereby agrees that (i) it will indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Administrative Agent pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Pledged Securities resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required or (y) any claims with respect to the Pledged Securities asserted against an indemnified party by a Pledgor in which such Pledgor is the prevailing party (i.e., the party in whose favor an award is issued); and (ii) none of the Administrative Agent or any Lender shall have any liability or obligation to any Pledgor arising out of any such claim except for acts of willful misconduct or gross negligence of such Person, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.

SECTION 10.6          Application of Proceeds of Sale and Cash. The proceeds of sale of the Pledged Securities sold pursuant to Section 10.5, subject to the provisions of the Subordination

Agreement, shall be applied by the Administrative Agent (on behalf of the Secured Parties) as follows:(i)              to the payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including, without limitation, all court costs and the fees and expenses of counsel for the Administrative Agent in connection therewith, and the payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement and the other Fundamental Documents, in realizing or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the attorney’s fees and expenses incurred by the Administrative Agent in connection therewith; and

(ii)            to the payment in full of the Obligations in accordance with Section 12.2;

provided, however, that the Administrative Agent may in its discretion apply funds comprising the proceeds of sale of the Pledged Securities to pay the cost (i) of completing any Item of Product owned in whole or in part by any Credit Party in any stage of production, if applicable and (ii) of making delivery to the Distributors of such Item of Product. Any amounts remaining after such payment in full shall be remitted to the appropriate Pledgor, or as a court of competent jurisdiction may otherwise direct.

SECTION 10.7          Securities Act, etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Under Applicable Law, in the absence of an agreement to the contrary, the Administrative Agent may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgors and/or the Credit Parties will not attempt to hold the Administrative Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Administrative Agent shall accept the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section 10.7 would apply if, for example, the Administrative Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Administrative Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.

SECTION 10.8          Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof, is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 10.9          Termination. The pledge referenced in this Article 10 shall terminate when all of the Obligations (other than Unasserted Contingent Obligations) shall have been fully and indefeasibly paid and performed and the Commitments shall have terminated. Upon request by the Pledgors (and at the sole cost and expense of the Pledgors) after such termination, the Administrative Agent will promptly reassign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be free and clear of any Liens arising by, under or through the Administrative Agent (other than those created at the instruction of the applicable Pledgor) but shall otherwise be without recourse upon or warranty by the Administrative Agent.

11.            [INTENTIONALLY OMITTED]

12.            THE ADMINISTRATIVE AGENT

SECTION 12.1          Administration by the Administrative Agent.(a)             The general administration of the Fundamental Documents and any other documents contemplated by the Fundamental Documents shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein, each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by the Fundamental Documents as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.

(b)            The Lenders hereby authorize the Administrative Agent (in its sole discretion):

(i)              in connection with the sale or other disposition of any asset included in the Collateral or the Pledged Collateral or the sale or other disposition of any Guarantor, in each case to the extent undertaken in accordance with the terms of this Credit Agreement, to release a Lien granted to the Administrative Agent (for the benefit of the Secured Parties) on such asset or Pledged Collateral and/or to release such Guarantor from its obligations hereunder;

(ii)            to determine that the cost to a Credit Party is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral (including any bank account) and that such Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(iii)          to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties);

(iv)          to confirm in writing the right of Quiet Enjoyment of Distributors pursuant to the terms of Section 8.12;

(v)            in connection with an Item of Product being produced by a Credit Party with respect to which (A) the principal photography is being done outside of the United States of America, and (B) the original Physical Materials will not be processed in a Laboratory, to approve arrangements with such Credit Party as shall be satisfactory to the Administrative Agent with respect to the temporary storage of the original negative film, the original sound track materials or other Physical Materials of such Item of Product in a production laboratory located in such other jurisdiction;

(vi)          to enter into and perform its obligations under the other Fundamental Documents;

(vii)        to enter into and perform its obligations under any Approved Completion Bond entered into in connection with a Picture, together with such additional documentation customarily entered into in connection therewith and in connection therewith, to approve the applicable Approved Completion Guarantor’s insurance support package and/or credit support to the extent contemplated by the definition of the term “Approved Completion Guarantor” herein;

(viii)      to enter into Interparty Agreements, Co-Financing Intercreditor Agreements, Co-Financing Venture Interparty Agreements, intercreditor agreements and/or subordination agreements on terms acceptable to the Administrative Agent with (A) unions and/or guilds with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of collective bargaining agreements, (B) any Distributor, licensor, Approved Co-Financier, Approved Co-Financing Venture Counterparty or Approved Completion Guarantor having any rights to any Item of Product, (C) Persons providing any services in connection with any Item of Product, (D) Persons providing tax benefit, production subsidies and/or similar arrangements for any Item of Product, (E) sales agents or third party Licensing Intermediaries which are permitted by the terms hereof to be involved in the distribution of any Item of Product or (F) the Senior Facility Agent, the Seer P&A Facility Agent; and

(ix)          to approve the terms and conditions of (A) any transaction permitted under Section 6.7 or 6.8 and (B) any Soft Dollar Transaction that does not comply with the covenants contained in Article 6, to the extent the Administrative Agent reasonably determines that such Soft Dollar Transaction will provide a positive net benefit towards the negative cost of the applicable Item of Product and is otherwise consistent with the risk profile of the Credit Parties contemplated under the terms hereof relating to the production of Items of Product, and in each of the foregoing cases of sub-clauses (A) and (B) above to take any action it deems appropriate to facilitate the completion of such transaction.

SECTION 12.2          Payments. Subject to the provisions of the Subordination Agreement, as among the Administrative Agent and the Lenders, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for herein, shall be applied first, to pay accrued but unpaid interest on the Loans ratably in accordance with the amount of outstanding Loans owed to each Lender, second, to pay the principal balance outstanding on the Loans (with amounts payable on the principal balance outstanding on any Loans in accordance with the amount of outstanding Loans owed to each Lender), third, to pay any other amounts then due to the Secured Parties under this Credit Agreement, and fourth, to pay any other outstanding Obligations. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree. Notwithstanding the foregoing, amounts received from any Credit Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 12.3          Sharing of Setoffs and Cash Collateral. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s Lien, setoff or counterclaim against any Credit Party (including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of Loans of any of the other Lenders (i) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders’ Loans shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment, and (ii) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Loan may exercise any and all rights of banker’s Lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as

if such Lender or Lenders held a Loan and was the original obligee thereon, in the amount of such participation. SECTION 12.4          Notice to the Lenders.

(a)             Upon receipt by the Administrative Agent from any Credit Party of any communication calling for an action on the part of the Lenders, or upon receipt by the Administrative Agent from any Credit Party of written notice of any Event of Default, the Administrative Agent will in turn promptly inform the Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.

(b)            At the request of any Lender, the Administrative Agent will make available to such Lender copies of any materials delivered to the Administrative Agent pursuant to Section 5.1.

SECTION 12.5          Liability of the Administrative Agent.

(a)             The Administrative Agent, when acting on behalf of any Secured Party, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its respective directors, officers, employees or agents and neither the Administrative Agent nor its directors, officers, employees or agents shall be liable to the other Secured Parties or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the other Secured Parties or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required. The Administrative Agent and its directors, officers, employees and agents shall in no event be liable to the other Secured Parties or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent nor any of its directors, officers, employees or agents shall be responsible to any of the Secured Parties for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Credit Agreement, any other Fundamental Document or any related agreement, document or order, or for freedom of any of the Collateral or any of the Pledged Collateral from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower, any other Credit Party of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.

(b)            None of the Administrative Agent (in its capacity as agent for the Lenders) or any of its directors, officers, employees or agents shall have any responsibility to the Borrower, any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith. No

Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower, any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.

(c)             The Administrative Agent (in its capacity as agent for the Lenders) shall be entitled to rely on any communication, instrument or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

SECTION 12.6          Reimbursement and Indemnification. (a) Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party, and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees and agents, on demand, ratably in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it or any of them in any way relating to or arising out of any of the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any of the Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party (except such as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required). To the extent indemnification payments made by the Lenders pursuant to this Section 12.6 are subsequently recovered by the Administrative Agent from a Credit Party, the Administrative Agent shall promptly refund such previously paid indemnity payments to the Lenders that paid them.

(b)            The provisions of Section 12.6(a) above are agreements among the Administrative Agent and the Lenders and are not for the benefit of any of the Credit Parties and may not be asserted by any of the Credit Parties as a defense to, or a limitation of, their respective Obligations under this Credit Agreement.

SECTION 12.7          Rights of Administrative Agent. The Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent of the Lenders under this Credit Agreement and the other Fundamental Documents.

SECTION 12.8          Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that neither the Administrative Agent nor any Lender shall bear any responsibility therefor.SECTION 12.9          Agreement of Required Lenders. Except as set forth in Section 13.10, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 13.10.

SECTION 12.10      Notice of Transfer. The Administrative Agent may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 13.3.

SECTION 12.11      Successor Administrative Agent. The Administrative Agent may resign at any time by giving fifteen (15) days’ prior written notice thereof to the Lenders and the Borrower, but, except as set forth below, such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto. Upon any such resignation, the retiring Administrative Agent shall consult with the Borrower and promptly appoint a successor agent from among the Lenders which successor agent shall be experienced and sophisticated in entertainment industry lending; provided, that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrower; provided, however, such approval by the Borrower shall not be required at any time when a Default or Event of Default shall have occurred and be continuing. If no successor agent shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, the Borrower may appoint a successor agent (which successor may be replaced by the Required Lenders; provided, that such replacement successor is an existing Lender or experienced and sophisticated in entertainment industry lending and, so long as no Default or Event of Default has occurred and is then continuing, reasonably acceptable to the Borrower (as evidenced in writing)), which shall be either a Lender or a commercial bank organized under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least $250,000,000 and shall be experienced and sophisticated in entertainment industry lending. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the date that is forty-five (45) days after the date of such notice. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent or the effectiveness of any resignation notice without the appointment of a successor agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

SECTION 12.12      [Intentionally Omitted].

SECTION 12.13      Other Agent Titles. Other than the title “Administrative Agent”, any title accorded to any Lender on the cover page hereof containing the word “Agent,” “Arranger” or “Bookrunner” is granted for recognition only and any such Lender granted such a title shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all such Lenders as such. Without limiting the foregoing, by virtue of such titles, if any, no such Lender shall have or be deemed to have any fiduciary relationship with any other Lender or the Credit Parties. Each other Lender acknowledges that it has not relied, and will not rely, on any Lender having any such title in deciding to enter into this Credit Agreement or in taking or not taking action hereunder. In the event of any claim against any such Lender in any capacity or purported capacity inferred from any such title, such Lender shall have the benefit of Section 13.5 to the same extent as the Administrative Agent.

SECTION 12.14      Credit Bidding. Subject to the Subordination Agreement, the Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders to credit bid all or any portion of the applicable Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the applicable Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the applicable Obligations owed to the applicable Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with applicable Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the applicable Secured Parties’ ratable interests in the applicable Obligations which were credit bid shall be deemed without any further action under this Credit Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required

Lenders or their permitted assignees under the terms of this Credit Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Credit Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 13.10 of this Credit Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the applicable Secured Parties, ratably on account of the relevant applicable Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (including as a result of another bid being higher or better, because the amount of applicable Obligations assigned to the acquisition vehicle exceeds the amount of applicable Obligations credit bid by the acquisition vehicle or otherwise), such applicable Obligations shall automatically be reassigned to the applicable Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such applicable Obligations shall automatically be cancelled, without the need for any applicable Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the applicable Obligations of each applicable Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each applicable Secured Party shall execute such documents and provide such information regarding the applicable Secured Party (and/or any designee of such Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

13.            MISCELLANEOUS

SECTION 13.1          Notices.

(a)             Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, portable document format (“PDF”), tagged image file format (“TIFF”) or other electronic format sent by electronic transmission, as follows:

(i)              if to any Credit Party, to STX Financing, LLC, Attention: Noah Fogelson, 3900 W. Alameda Ave., 32nd Fl., Burbank, CA 91505 (Facsimile No. (310) 244-0348; email: nfogelson@stxentertainment.com), with a copy to Latham & Watkins LLP, 10250 Constellation Boulevard #1100, Los Angeles, CA 90067, Attention: Nancy A. Bruington (Facsimile No. (424) 653-5501; email: nancy.bruington@lw.com);

(ii)            (A) if to the Administrative Agent or to Red Fish Blue Fish, LLC, to Red Fish Blue Fish, LLC, 101 South Reid Street, Suite 307 (Office 313), Sioux Falls, South Dakota 57103 Attention: Derek Arend (Facsimile No. (605) 221-

6232; email: darend@udqptc.com); (B) with copies to (x) 71 South Wacker Drive, Suite 4700, Chicago, Illinois 60606, Attention: Diversified Financial Management Corp. (Facsimile No. (312) 577-2619; email: entities@divfin.com); (y) Madison Wells Media, 2049 Century Park East, Suite 940, Los Angeles, California 90067, Attention: Clint Kisker (Facsimile No. (424) 777-0148; email: ckisker@madisonwellsmedia.com) and (z) Sidley Austin LLP, 1 South Dearborn Street, Chicago, Illinois 60603, Attention: Annie C. Wallis (Facsimile No. (312) 853-7036; email: awallis@sidley.com); and

(iii)          if to any other Lender, to it at its address, facsimile number or e-mail address set forth on the signature pages hereto.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Lenders, and each Credit Party may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)             Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to all of the other parties hereto. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

SECTION 13.2          Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any Credit Party, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans herein contemplated and the execution and delivery to the Administrative Agent of the Notes (if any) regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the applicable Credit Party hereunder.

SECTION 13.3          Successors and Assigns; Syndications; Loan Sales; Participations.

(a)             Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that no Credit Party may assign its rights or obligations hereunder without the prior written consent of the Administrative Agent and all of the Lenders, and all covenants, promises and agreements by or on behalf of any of the Credit Parties which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent and the Lenders; provided, further, that no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) and (c) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (g) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (k) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b)            Each of the Lenders may (but only with (x) the prior written consent of the Administrative Agent and (y) so long as no Default or Event of Default shall have occurred and be continuing, the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Borrower’s receipt of written notice thereof), assign all or a portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the same portion of all Loans at the time owing to it, the Notes held by it (if any) and its rights and obligations with regard to any Letters of Credit; provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum Commitment (or Loans, if applicable) amount equal to the lesser of $1,000,000 and the amount of such assigning Lender’s entire Commitment (or Loans, if applicable), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with the assigning Lender’s original Note (if any) and a processing and recordation fee of $3,500 to be paid to the Administrative Agent by the assigning Lender or the assignee and (iv) no such assignment shall be effective until and unless recorded in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five (5) Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof and thereof, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, any rights and remedies available to the Borrower for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrower due to any such breach. In the case of an Assignment and Assumption covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto except as provided in Sections 2.9(c), 2.10, 2.13, 13.4 and 13.5.

(c)             Notwithstanding any provision herein otherwise requiring the consent of the Borrower, each Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement without the consent of the Borrower, to (i) any Affiliate of such Lender, (ii) any Person, or Affiliate of a Person that manages such Lender (a “Related Fund”), (iii) any other Lender hereunder, (iv) any GPP Business Interest or (v) so long as the aggregate amount of Loans held by GPP Business Interests exceeds 50% of the outstanding principal amount of all Loans at such time and GPP Business Interests retains voting power in connection with its Loans (after giving effect to the assignment), BDT Capital Partners or any limited partner of its related investment funds. None of the foregoing assignments shall be subject to the requirement of Section 13.3(b) that the amount of the Commitment (or Loans, if applicable) of the assigning Lender subject to each assignment be in a minimum principal amount of the lesser of $1,000,000 and the amount of such assigning Lender’s entire Commitment (or Loans, if applicable), and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any. All assignments pursuant to this Section 13.3(c) shall be subject to all other requirements of this Section. Each of the Credit Parties and the Lenders, in each case on behalf of themselves and their affiliates, agree that the Administrative Agent (solely in its capacity as Administrative Agent, but not in its capacity as Lender) shall have no liability for any assignments made to an Ineligible Assignee.

(d)            By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that (x) it is the legal and beneficial owner of the interest being assigned thereby, (y) such interest is free and clear of any Lien, encumbrance or other adverse claim, and (z) it has full power and authority, and has taken all action necessary, to execute and deliver such Assignment and Assumption and to consummate the transactions contemplated thereby, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant thereto or any collateral thereunder, (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Fundamental Document, or the performance or observance by the Borrower, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) (or, if no such financial statements shall have theretofore been delivered, then a copy of the financial statements referred to in Section 3.5) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption and to purchase the interest being assigned thereby on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any Lender, (iv) such assignee agrees that it will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document, (v) such assignee appoints and authorizes the Administrative Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e)             The Administrative Agent (acting for this purpose on behalf of the Borrower in a non-fiduciary capacity) shall maintain at its address at which notices are to be given to it pursuant to Section 13.1 a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by any Credit Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)             Subject to the foregoing, upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee together with the assigning Lender’s original Note, if applicable, and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Assumption has been completed, is in the form of Exhibit K, and has been consented to in writing by the Administrative Agent and, to the extent applicable, the Borrower, (i) accept such Assignment and Assumption, and (ii) record the information contained therein in the Register. Within five (5) Business Days after receipt of any such notice, the Borrower shall, at its own expense, and if the assignee has so requested, execute and deliver to the Administrative Agent, in exchange for the surrendered Note (if any), a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and if the assigning Lender has retained a Commitment hereunder and so requests, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Any new Notes shall be in substantially the form of Exhibit A. In addition, the Credit Parties will promptly, at their own expense, execute such amendments to the Fundamental Documents to which each is a party and such additional documents, and take such other actions as the Administrative Agent or the assignee Lender may reasonably request in order to give such assignee Lender the full benefit of the Liens contemplated by the Fundamental Documents.

(g)            Each of the Lenders may, without the consent of any of the Credit Parties, the Administrative Agent or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and the Note (if any) held by it); provided, however, that (i) such Lender’s obligations under this Credit

Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed changes to interest rates, amount of Commitments, final maturity of any Loan, fees and releases of all or substantially all the Collateral (in each case, only as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.9, 2.10 and 2.13 (subject to the limitations of this Section 13.3(g)) but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement. No holder of a participating interest shall be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such holder and such holder agrees, for the benefit of the Borrower, to be subject to and comply with Section 2.10(e) and Section 2.13(g) as though it were a Lender (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 13.10(b) with respect to any participant. Each of the Credit Parties and the Lenders, in each case on behalf of themselves and their affiliates, agree that the Administrative Agent shall have no liability for any participations made to an Ineligible Assignee.

(h)            The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant to which such Lender has sold participating interests and the amount of each participant’s interest in such Lender’s rights and/or obligations under this Credit Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)              A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party furnished to the Administrative Agent or such Lender by or on behalf of the Borrower or another Credit Party (provided that such proposed assignee or participant agrees to hold such information confidential in accordance with Section 13.18).

(j)              Any assignment pursuant to Section 13.3(b) or (c) shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment without any other further action required.

(k)            The Credit Parties consent that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to secure obligations of such Lender, including any pledge or collateral assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender; provided, that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or creditor for such Lender as a party hereto until the provisions of this Section 13.3 regarding assignment are satisfied with respect to such pledge or security interest grant.

(l)              Notwithstanding anything to the contrary set forth herein, no assignment may be made pursuant to this Section 13.3 to an Ineligible Assignee.

SECTION 13.4          Expenses; Documentary Taxes. Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with, or growing out of, the performance of due diligence, the syndication of the Facility, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans, the Collateral, the Pledged Securities or any Fundamental Document, including, but not limited to, the reasonable and documented out-of-pocket costs and charges of accountants and audit or field examinations of the Administrative Agent, in connection with the administration of this Credit Agreement, the verification of financial data and the transactions contemplated hereby, and the reasonable and documented fees and disbursements of Sidley Austin LLP, counsel for the Administrative Agent, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel for the Administrative Agent, and one local counsel in each applicable jurisdiction that the Administrative Agent shall retain, and (ii) all out-of-pocket expenses incurred by the Administrative Agent in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Lenders or any participant in connection with this Credit Agreement, the Notes or the other Fundamental Documents, or as a result of any transaction, action or non-action arising from any of the foregoing, including, but not limited to, the fees and disbursements of any counsel for the Administrative Agent. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent and the Lenders from and hold them harmless against any documentary Taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes. The obligations of the Borrower under this Section 13.4 shall survive the termination of this Credit Agreement and the payment of the Loans.

SECTION 13.5          Indemnity. The Credit Parties agree to indemnify and hold harmless the Administrative Agent and the Lenders and their respective directors, officers, employees and agents (each an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any such Indemnified Party is a party thereto) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans hereunder or the consummation of the transactions contemplated in any Fundamental Document, including, without limitation, the fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding (i) any such claims, demands, losses, judgments, damages or liabilities of an Indemnified Party to the extent they are found to have been incurred by reason solely of the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required, (ii) litigation solely between a Credit Party or Credit Parties, on the one hand, and the Administrative Agent or the Lenders, on the other hand, in connection with this Credit Agreement or the other Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby if, after final non-appealable judgment, such Credit Party or Credit Parties is/are the prevailing party or parties in such litigation and (iii) litigation among the Lenders, or between any of the Indemnified Parties in connection with this Credit Agreement, the Fundamental Documents, or in any way relating to the transactions contemplated hereby or thereby that is not based on action or inaction of a Credit Party or one of its Affiliates). If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Credit Parties, such Indemnified Party shall promptly notify the Borrower in writing. The foregoing indemnity agreement includes any out-of-pocket costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Administrative Agent or the Lenders is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of Sidley Austin LLP, counsel to the Administrative Agent, and any reasonable out-of-pocket costs incurred by the Administrative Agent or the Lenders in appearing as a witness or deponent or in otherwise complying with legal process served upon them. The obligations of the Credit Parties under this Section 13.5 shall survive the termination of this Credit Agreement and the payment of the Loans, and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all of its Loans and Commitment hereunder.

If a Credit Party shall fail to do any act or thing which it has covenanted to do hereunder or under any other Fundamental Document, or any representation or warranty of a Credit Party shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum of 11.00% from the date advanced to the date of repayment.

This Section 13.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

SECTION 13.6          CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.

SECTION 13.7          WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION 13.7 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.SECTION 13.8          WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NONE OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF CREDITOR AND DEBTOR. EACH CREDIT PARTY ACKNOWLEDGES THAT NONE OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS ANY LIABILITY FOR ANY DAMAGES ARISING FROM THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY OTHER FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 13.9          No Waiver. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 13.10      Amendments, etc.

(a)             Except as otherwise expressly provided herein (including, without limitation, in Section 13.3(j)), no modification, amendment or waiver of any provision of this Credit Agreement, and no consent to any departure by a Credit Party herefrom, shall in any event be effective unless the same shall be in writing and signed by either the Administrative Agent and the Required Lenders (or such other Lenders as required in the proviso below), or the Administrative Agent with the consent of the Required Lenders (or such other Lenders as required in the proviso below), and acknowledged and agreed to by the Borrower and the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no such modification, amendment, waiver or consent shall, without the written consent of: (x) each affected Lender, (A) change the Commitment of such Lender or postpone the scheduled date of expiration thereof, (B) reduce the interest payable on such Lender’s Loans, (C) alter the principal amount of any Loan, (D) [Intentionally Omitted], or (E) delay the fixed scheduled maturity of any payment required to be made under this Credit Agreement or reduce the amount thereof; and (y) all Lenders, (A) amend or modify any provision of this Credit Agreement which provides for the unanimous consent or approval of the Lenders, (B) release any material amount of Collateral (except as contemplated herein) or any of the Pledged Securities (in each case, except as contemplated herein) or release any Guarantor or any Pledgor from its obligations hereunder (in each case, except as contemplated herein), (C) subordinate the Obligations hereunder to other Indebtedness or subordinate the Liens of the Administrative Agent in the Collateral except as expressly contemplated hereunder or as permitted by Section 12.1, (D) amend the definition of “Required Lenders” to decrease the percentage of Lenders referred to therein, (F) materially amend the definition of “Collateral” to delete assets therefrom, (G) change Sections 2.12, 12.2 or 12.3 in a manner that would alter the pro rata sharing of payments required thereby or (H) amend or modify this Section 13.10(a), and (ii) no such modification, amendment, waiver or consent shall amend Section 2.2 without the written consent of the Administrative Agent. No amendment, modification, waiver or consent may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent. No notice to or demand on any of the Credit Parties shall entitle such Credit Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of such Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.

(b)            If any Lender (i) requests compensation under Sections 2.7(b), 2.10 or 2.13, or (ii) does not consent to any waiver, consent or modification requested by the Borrower (but only where the consent of all the Lenders or each affected Lender is required for such waiver, consent or modification and the Borrower obtains approval for the waiver, consent or modification from Lenders holding at least seventy-five percent (75%) of the Total Commitments (or, if the Commitments have terminated, the outstanding principal amount of the Loans), then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all of its interests, rights and obligations under this Credit Agreement and the other Fundamental Documents to an assignee which shall assume such obligations and which accepts such assignment; provided, that (w) the Borrower shall have received the prior written consent of the Administrative Agent, in its sole discretion, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Sections 2.7(b) or 2.13, such assignment will result in a reduction in such compensation or payment on an ongoing basis and (z) in the case of any such assignment by a non-consenting Lender, the assignee consents to the proposed waiver, consent or modification. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 13.11      Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.12      SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. EACH PARTY HERETO (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE

GIVEN TO IT PURSUANT TO SECTION 13.1. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE OTHER PARTIES HERETO. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE CREDIT PARTY THEREIN DESCRIBED, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY, AT ITS OPTION, BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

SECTION 13.13      Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.SECTION 13.14      Execution in Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Credit Agreement by facsimile or by electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Credit Agreement. Any party delivering an executed counterpart of this Credit Agreement by facsimile or by electronic transmission shall also deliver a manually executed counterpart of this Credit Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Credit Agreement, and the parties hereby waive any right they may have to object to such treatment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 13.15      Subordination of Inter-company Indebtedness, Receivables and Advances.

(a)             Each Credit Party hereby agrees that any inter-company Indebtedness or other inter-company receivables or inter-company advances of any other Credit Party, directly or indirectly, in favor of such Credit Party of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of the Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made except (i) inter-company receivables and inter-company advances permitted pursuant to Article 6 may be repaid and inter-company Indebtedness permitted pursuant to Article 6 may be repaid, in each case so long as no Default or Event of Default shall have occurred and be continuing, and (ii) as specifically consented to by all the Lenders in writing, until the prior payment in full of all the Obligations (other than any Unasserted Contingent Obligations) and termination of the Commitments.

(b)            If any payment on any such Indebtedness shall be received by such Credit Party other than as permitted by Section 13.15(a) before payment in full of all Obligations (other than any Unasserted Contingent Obligations) and termination of the Commitments, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Administrative Agent (on behalf of the Secured Parties) all such sums to the extent necessary so that the Administrative Agent and the Lenders shall have been paid all Obligations owed or which may become owing.

SECTION 13.16      USA Patriot Act. Each Lender hereby notifies each of the Credit Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Person, which information includes the name and address of each such Person and other information that will allow such Lender to identify such Person in accordance with the USA Patriot Act.

SECTION 13.17      Entire Agreement. This Credit Agreement (including the Schedules and Exhibits hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto (other than any fee letter) prior to the execution of this Credit Agreement which relate to Loans to be made hereunder and the Letters of Credit to be issued hereunder shall be replaced by the terms of this Credit Agreement.

SECTION 13.18      Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by

Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) any information pertaining to this Credit Agreement routinely provided by arrangers to data service providers, including league table providers, in each case, that customarily serve the lending industry, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.18, or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party that is not actually known by the recipient to have breached a binding confidentiality agreement by having remitted such Information. For the purposes of this Section 13.18, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by such Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section 13.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The commitments under this Section 13.18 shall terminate two (2) years after the termination of the Facility or, if earlier, with respect to a particular Lender or other Secured Party, the date which is two (2) years from the date on which such Person ceases to be a party to this Credit Agreement or a swap provider to a Lender (including the Administrative Agent).

Each Lender is aware and acknowledges, and will advise its representatives that, the securities laws of certain jurisdictions, including the United States of America, prohibit any person who has received material, non-public information regarding the Parent, the Borrower or its Subsidiaries from purchasing or selling securities of the Parent, the Borrower or its Subsidiaries or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

SECTION 13.19      [Intentionally Omitted].

SECTION 13.20      Subordination Agreement. This Credit Agreement and the Obligations hereunder are subordinate to the Senior Facilities and the Obligations as defined thereunder in the manner and to the extent set forth in, and the provisions of this Credit Agreement are subject to the terms of, the Subordination Agreement. To the extent that there is any conflict between the terms of this Credit Agreement and the terms of the Subordination Agreement, the Subordination Agreement shall govern.

SECTION 13.21      Effect of Amendment and Restatement of the Existing Subordinated Credit Agreement.

(a)             On the Second Amendment and Restatement Effective Date, the Existing Subordinated Credit Agreement shall be amended, restated and superseded in its entirety by this

Credit Agreement. The parties hereto acknowledge and agree that (i) this Credit Agreement and the other documents entered into in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Subordinated Credit Agreement) under the Existing Subordinated Credit Agreement, as in effect prior to the Amendment and Restatement Effective Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) as indebtedness and obligations outstanding under this Credit Agreement.

(b)            [Reserved].

(c)             Each Fundamental Document (as defined in the Existing Subordinated Credit Agreement) shall continue to be in full force and effect and is hereby ratified and confirmed in all respects, except that, from and after the Second Amendment and Restatement Effective Date, each reference in any such Fundamental Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall be deemed to mean references to this amended and restated Credit Agreement. Each Credit Party hereby (i) reaffirms each of its commitments in any such Fundamental Document, (ii) reaffirms each guarantee, pledge and grant of a security interest made in favor of the Administrative Agent under or in connection with the Existing Subordinated Credit Agreement and any Fundamental Documents entered into in connection therewith and agrees that notwithstanding the amendment and restatement of the Credit Agreement such guarantees, pledges and grants in favor of the Administrative Agent shall continue in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first above written.

BORROWER:

STX FINANCING, LLC

By: /s/ Noah Fogelson

Name:____________________________

Title:_____________________________

PARENT, FOR PURPOSES OF SECTIONS 5.24, 6.27 AND 6.29 AND ARTICLE 10 HEREOF ONLY:

STX FILMWORKS, INC.

By: /s/ Noah Fogelson

Name:____________________________

Title:_____________________________

Signature Page to Second Amended and Restated Subordinated Credit, Security, Guaranty and Pledge Agreement

GUARANTORS:

STX FILMDEV, LLC

STX FILMDEV II, LLC

STX PLAN F, LLC

STX PRODUCTIONS, LLC

STX TV, INC.

STX LOUISIANA, LLC

FSO JONES, LLC

STX MUSIC, LLC

STX MUSIC PUBLISHING, LLC

STX RECORDINGS, LLC

MARS BOYS, LLC

WE ARE BESTIES, LLC

BAD MOMS LOUISIANA, LLC

STX INTERNATIONAL, INC.

STX TRUE LIFE, LLC

SURREAL, INC.

By: /s/ Noah Fogelson

Name:___________________________

Title:____________________________

STX ENTERTAINMENT UK, LTD.

By: /s/ Noah Fogelson

Name:____________________________

Title:_____________________________

Signature Page to Second Amended and Restated Subordinated Credit, Security, Guaranty and Pledge Agreement

LENDER:

RED FISH BLUE FISH, LLC, as Administrative Agent and Lender

By: /s/ Derek Arend_______________________

Name: Derek Arend

Title: President

Signature Page to Second Amended and Restated Subordinated Credit, Security, Guaranty and Pledge Agreement

SCHEDULE 1.1

Schedule of Commitments

Lender	Commitment
Red Fish Blue Fish, LLC	$35,210,000
Total:	$35,210,000